Exhibit 10

Form 8-K Exhibit Notice:

Schedules omitted in accordance with Item 601(b)(2) of Regulation S-K.

The Company will furnish supplementally a copy of such omitted schedule to the Securities and Exchange Commission (the “Commission”) upon the Commission’s request; provided, however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

OFFICE LEASE AGREEMENT

BY AND BETWEEN

SCD L2 SEAPORT SQUARE LLC,

a Delaware limited liability company

(as Landlord)

AND

PTC INC.,

a Massachusetts corporation

(as Tenant)

121 SEAPORT BOULEVARD

BOSTON, MASSACHUSETTS 02210

LEASE SUMMARY

The Building

(a) Building Name:	121 Seaport Boulevard

(b) Building Address:	121 Seaport Boulevard, Boston, MA 02210

(c) Condominium Name:	121 Seaport Boulevard Condominium

(d) Condominium Unit	Commercial/Garage Unit

The Premises

(a) Floor Locations:	Floors 9 – 17 of the Building

(b) Premises Rentable Area (subject to measurement in accordance with Section 1 of Rider 2 to this Lease):

Floor 9	27,380
Floor 10	27,460
Floor 11	27,536
Floor 12	27,608
Floor 13	27,674
Floor 14	27,736
Floor 15	27,792
Floor 16	27,841
Floor 17	27,884

Term

(a) Initial Term:	18 years, 6 months, plus any partial month at the beginning of the Lease Term.

(b) Lease Commencement Date:	January 1, 2019 (Anticipated)

(c) Rent Commencement Date:	July 1, 2020 (Anticipated)

(c) Extension Option:	Two (2) terms of five (5) years each

Tenant’s Initials	Landlord’s Initials

Base Rent

LEASE YEAR	ANNUAL BASE RENT
1	$10,952,084.00
2	$11,200,995.00
3	$11,449,906.00
4	$11,698,817.00
5	$11,947,728.00
6	$12,196,639.00
7	$12,445,550.00
8	$12,694,461.00
9	$12,943,372.00
10	$13,192,283.00
11	$13,441,194.00
12	$13,690,105.00
13	$13,939,016.00
14	$14,187,927.00
15	$14,436,838.00
16	$14,685,749.00
17	$14,934,660.00
18	$15,183,571.00
19	$15,432,482.00

Parking

0.7 parking passes for every 1,000 square feet of Premises Rentable Area (rounded to the nearest whole number) subject to adjustment pursuant to Section 24.1 below

Security

Letter of Credit in the initial amount equal to the Base Rent for the first Lease Year, subject to adjustment pursuant to Article XI.

Brokers

(a) Tenant’s Broker:	Cresa Boston

(b) Landlord’s Broker:	Newmark Knight Frank

Tenant’s Initials	Landlord’s Initials

Initial Addresses for Notices

Landlord:

SCD L2 Seaport Square LLC

c/o Skanska USA Commercial

Development Inc.

101 Seaport Boulevard, Suite 200

Boston, MA 02210

Attn: Charles Leatherbee

with a copy to:

Skanska USA Commercial

Development Inc.

1776 Wilson Boulevard, Suite 250

Arlington, VA 22209

Attn: Christopher Cardinale, Esq.

with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn: Skanska Responsible Attorney

Tenant:

Prior to the Lease Commencement Date:

PTC Inc.

140 Kendrick Street

Needham, Massachusetts 02494

Attn: Vice President, Corporate Real Estate; and

PTC Inc.

140 Kendrick Street

Needham, Massachusetts 02494

Attn: General Counsel

After the Lease Commencement Date:

PTC Inc.

121 Seaport Boulevard

Boston, Massachusetts 02210

Attn: Vice President, Corporate Real Estate; and

PTC Inc.

121 Seaport Boulevard

Boston, Massachusetts 02210

Attn: General Counsel

In each case with copies to:

Cresa

200 State Street

Boston, MA 02109

Attention: PTC Inc. Responsible Party; and

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110:

Attention: Michael T. Gass, Esq./ Paul C.

Laudano, Esq./Adam M. Zaiger, Esq.

Tenant’s Initials	Landlord’s Initials

RIDER 1 – ADDITIONAL DEFINITIONS
RIDER 2 – ADDITIONAL PROVISIONS

EXHIBIT A-1	–	Plan Showing Premises
EXHIBIT A-2	–	Plan Showing the Harbor Way Terrace
EXHIBIT A-3	–	Plan Showing Permitted Location of Roof Terrace
EXHIBIT A-4	–	Legal Description of the Land
EXHIBIT B	–	Work Agreement
EXHIBIT C	–	Rules and Regulations
EXHIBIT D-1	–	Certificate Affirming the Lease Commencement Date
EXHIBIT D-2	–	Certificate Affirming the Rent Commencement Date
EXHIBIT E	–	Operating Charges and Real Estate Taxes
EXHIBIT F	–	Green Building Guidelines
EXHIBIT G	–	Tenant Insurance Requirements
EXHIBIT H	–	Insurance Requirements for Contractors
EXHIBIT I	–	Janitorial Specifications
EXHIBIT J	–	HVAC Specifications
EXHIBIT K	–	Form of Letter of Credit

EXHIBIT L	–	Form of SNDA
EXHIBIT M-1	–	Lobby Sign Location
EXHIBIT M-2	–	Exterior Signage
EXHIBIT N	–	Form of Memorandum of Lease
EXHIBIT O-1	–	Exclusive Parking Spaces
EXHIBIT O-2	–	Parking Radius Plan
EXHIBIT P	–	Form of Board SNDA
EXHIBIT Q	–	Plan Showing Rooftop Installation Area

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this “Lease”) is dated as of the 7th day of September, 2017 (the “Effective Date”), by and between SCD L2 SEAPORT SQUARE LLC, a Delaware limited liability company (“Landlord”), and PTC Inc., a Massachusetts business corporation (“Tenant”).

ARTICLE I

KEY DEFINITIONS

1.1 Building: the 18-story building commonly known and numbered as 121 Seaport Boulevard being constructed by Landlord on the Property and containing approximately 490,000 square feet (subject to measurement in accordance with Section 1 of Rider 2 to this Lease) of gross floor area above grade and which Building will consist of the Commercial/Garage Unit, as herein defined, and the Retail Unit, as herein defined, each to be described in the Condominium Documents, as herein defined, together with the rights appurtenant to such units in the Condominium, as herein defined, and the common areas of the Condominium.

1.2 Premises: approximately 248,911 square feet of rentable area (subject to measurement in accordance with Section 1 of Rider 2 to this Lease) in the Commercial/Garage Unit consisting of the entire rentable area located on the 9th, 10th, 11th, 12th, 13th, 14th, 15th, 16th, and 17th floors of the Building, as more particularly described and depicted on Exhibit A-1.

1.3 Lease Term: the period beginning on the Lease Commencement Date and ending on the last day of the sixth (6th) month of the nineteenth (19th) Lease Year, subject to extension or earlier termination as expressly provided herein.

1.4 Lease Commencement Date: the earlier of (a) January 1, 2019 (subject to extension as provided in the Work Letter) or (b) the date that Tenant commences business operations in the Premises.

1.5 Rent Commencement Date: the earlier of (a) July 1, 2020 or (b) the date that is eighteen (18) months after the Lease Commencement Date.

1.6 Expiration Date: 11:59 p.m. (local time at the Building) on the last day of the Lease Term.

1.7 Lease Year: any twelve (12) month period during the Lease Term commencing as of the Lease Commencement Date, or as of any anniversary of the Lease Commencement Date, except that if the Lease Commencement Date does not occur on the first day of a calendar month, then (i) the first Lease Year shall further include the partial calendar month in which the first anniversary of the Lease Commencement Date occurs, and (ii) the remaining Lease Years shall be the successive twelve (12) month periods following the end of such first Lease Year. Notwithstanding anything to the contrary herein contained, Lease Year 19 shall end on the Expiration Date.

1.8 Tenant Construction Period: the period from and including the date on which the Premises achieves Ready for Buildout Condition (as defined in Exhibit B) and Landlord permits Tenant to enter upon the Premises for commencement of the Tenant Improvements, through and including the Lease Commencement Date.

1.9 Base Rent: an annual amount payable as follows:

Lease Year	Annual Rate per Rentable Square Foot of Premises	Monthly Installment	Annual Installment*
1	$44.00	$912,673.67	$10,952,084.00
2	$45.00	$933,416.25	$11,200,995.00
3	$46.00	$954,158.83	$11,449,906.00
4	$47.00	$974,901.42	$11,698,817.00
5	$48.00	$995,644.00	$11,947,728.00
6	$49.00	$1,016,386.58	$12,196,639.00
7	$50.00	$1,037,129.17	$12,445,550.00
8	$51.00	$1,057,871.75	$12,694,461.00
9	$52.00	$1,078,614.33	$12,943,372.00
10	$53.00	$1,099,356.92	$13,192,283.00
11	$54.00	$1,120,099.50	$13,441,194.00
12	$55.00	$1,140,842.08	$13,690,105.00
13	$56.00	$1,161,584.67	$13,939,016.00
14	$57.00	$1,182,327.25	$14,187,927.00
15	$58.00	$1,203,069.83	$14,436,838.00
16	$59.00	$1,223,812.42	$14,685,749.00
17	$60.00	$1,244,555.00	$14,934,660.00
18	$61.00	$1,265,297.58	$15,183,571.00
19	$62.00	$1,286,040.17	$15,432,482.00

*	Based on twelve (12) full calendar months

1.10 Security Deposit Amount: Ten Million Nine Hundred Fifty Two Thousand and Eighty Four Dollars($10,952,084.00), subject to adjustment pursuant to Article XI hereof

1.11 Broker(s): Newmark Knight Frank (“Landlord’s Broker”); and Cresa Boston (“Tenant’s Broker”).

1.12 Tenant Notice Address: As set forth in the Lease Summary annexed hereto.

1.13 Landlord Notice Address: SCD L2 Seaport Square LLC, c/o Skanska USA Commercial Development Inc., 101 Seaport Boulevard, Suite 200, Boston, MA 02210, Attention: Charles Leatherbee, with copy to Skanska USA Commercial Development Inc., 1776 Wilson Boulevard, Suite 250, Arlington, VA 22209, Attention: Christopher Cardinale, Esq., and a copy to Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, Attention: Skanska Responsible Attorney.

1.14 Landlord Payment Address: SCD L2 Seaport Square LLC, c/o Skanska USA Commercial Development Inc., 350 5th Avenue, 32nd Floor, New York, NY 10118.

1.15 Building Hours: 8:00 a.m. to 6:00 p.m. Monday through Friday (excluding Holidays) and 8:00 a.m. to 1:00 p.m. on Saturday (excluding Holidays).

1.16 Abatement Period: the period beginning on the Lease Commencement Date and ending on the Rent Commencement Date.

1.17 Commercial/Garage Unit Rentable Area: 400,337 rentable square feet, subject to confirmation as provided in Section 1 of Rider 2 to this Lease.

1.18 Tenant’s Proportionate Share: The Premises Rentable Area divided by the Commercial/Garage Unit Rentable Area.

1.19 Parking Allotment: 0.7 parking permits for each one thousand (1,000) square feet of Premises Rentable Area, rounded to the nearest whole number.

1.20 Holidays: all holidays recognized by the United States federal government.

1.21 Construction Allowance: The product of One Hundred Dollars ($100.00) and the number of square feet of Premises Rentable Area, based on the final measurement of the Premises as provided in Section 1 of Rider 2 to this Lease (currently anticipated to be Twenty Four Million Eight Hundred Ninety One Thousand and One Hundred Dollars ($24,891,100)).

1.22 Condominium: 121 Seaport Boulevard Condominium to be established by the Master Deed and governed by the Master Deed and the Declaration of Trust, which Condominium consists of two units – the Commercial/Garage Unit and the Retail Unit.

1.23 Master Deed: the Master Deed of the Condominium to be recorded with the Suffolk County Registry of Deeds (the “Registry of Deeds”) upon substantial completion of the Building, as the same may be amended or restated from time to time by written instrument recorded with the Registry of Deeds.

1.24 Declaration of Trust: the Declaration of Trust of 121 Seaport Boulevard Condominium Trust (including the By-Laws of the Condominium which form a part of said Declaration of Trust) to be recorded with the Suffolk County Registry of Deeds upon substantial completion of the Building, as the same may be amended and restated from time to time by written instrument recorded with the Registry of Deeds.

1.25 Seaport Square Declaration: the Declaration of Covenants, Restrictions, Development Standards and Easements for Seaport Square, Boston, Massachusetts dated as of December 22, 2011 and recorded with the Suffolk County Registry of Deeds in Book 48846, Page 1, as the same may be amended and restated from time to time by written instrument recorded with the Registry of Deeds.

ARTICLE II

PREMISES

2.1 Tenant leases the Premises from Landlord for the Lease Term and subject to and upon the conditions and covenants set forth in this Lease. The terms and conditions of this Lease shall be effective and binding on Landlord and Tenant from and after the Effective Date throughout the Lease Term and may survive the expiration or sooner termination of the Lease Term as expressly provided herein. Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees to use in common with Landlord and others lawfully entitled thereto: (i) the public and common areas of the Commercial/Garage Unit and the General Common Elements of the Condominium (as such term is defined in the Master Deed), to the extent required or desired by Tenant for access to the Building and the Premises or use and occupancy of the Premises for the uses permitted under this Lease, including, without limitation, common areas of the Property which shall be reasonably designated by Landlord and/or the Board, as the case may be, for the common use of unit owners, tenants and others, (collectively, the “Property Common Areas”). Except as may otherwise be expressly provided in this Lease, the lease of the Premises does not include the right to use the roof, mechanical rooms, electrical closets, shafts, stacks, pipes, conduits, wires, ducts and appurtenant fixtures, janitorial closets, telephone rooms, parking areas or non-common or non-public areas of any portion of the Building, whether or not located within the Premises (it being understood that Landlord’s use of and access to such items within the Premises shall be in accordance with the terms and provisions contained in Section 23.2), or the Amenities (as defined in Section 14.4), all of which are expressly excluded from the Premises and reserved to Landlord to the extent not otherwise expressly provided in this Lease, it being understood and agreed by the parties that Tenant shall have the non-exclusive right to use, in common with other tenants, occupants and users of the Commercial/Garage Unit, the plenums, risers, shafts, stacks, pipes, conduits, wires, ducts, fixtures electrical closets, janitorial closets and telephone rooms designated to serve the Premises (provided Tenant shall have such utilization in no greater proportion than Tenant’s Proportionate Share) in accordance with plans and specifications to be approved by Landlord in its reasonable discretion, but only (a) with Landlord’s prior consent, (b) by properly licensed and trained technicians, and (c) in accordance with Landlord’s reasonable and non-discriminatory rules, regulations and requirements in connection therewith as described in Article XVI hereof). Tenant agrees that it shall not engage in any action that is not permitted by this Lease that would result in a violation of the Seaport Square Declaration, TAPA or the Record Documents. Landlord represents and warrants to Tenant that on the Effective Date the Seaport Square Declaration and the Record Documents do not (i) prohibit use of the Premises for general office use and/or (ii) materially and adversely affect Tenant’s rights under this Lease. Landlord covenants that, while this Lease is in effect, Landlord will not consent to an amendment to the Seaport Square Declaration that would (i) prohibit use of the Premises for general office use and/or (ii) materially and adversely affect Tenant’s rights under this Lease.

ARTICLE III

TERM

3.1 The Lease Term shall commence on the Lease Commencement Date, and shall, unless sooner terminated in accordance with the terms and provisions contained in this Lease, continue for the period specified in Section 1.3. The Lease Term shall also include any properly exercised renewal or extension of the term of this Lease.

3.2 Promptly after the Lease Commencement Date is ascertained, Landlord and Tenant shall execute the certificate attached to this Lease as Exhibit D-1. Promptly after the Rent Commencement Date is ascertained, Landlord and Tenant shall execute the certificate confirming the Rent Commencement Date attached to this Lease as Exhibit D-2. Failure to execute any such certificate shall not affect the Lease Commencement Date, the Rent Commencement Date or the expiration of the Lease Term.

ARTICLE IV

RENT

4.1 Base Rent. Tenant shall pay the Base Rent in equal monthly installments in advance on the first day of each month during the Lease Term. If the Rent Commencement Date is not the first day of a month, then the Base Rent from the Rent Commencement Date until the first day of the following month shall be prorated on a per diem basis at the rate of one thirtieth (1/30th) of the monthly installment of the Base Rent payable during the month following the Rent Commencement Date, and Tenant shall pay such prorated installment of the Base Rent on the Rent Commencement Date. Base Rent for any partial calendar month upon the early termination of this Lease shall likewise be prorated.

4.2 Operating Charges and Real Estate Taxes. Tenant shall pay as additional rent Tenant’s Proportionate Share of Operating Charges and Tenant’s Proportionate Share of Real Estate Taxes (as both such terms are defined in Exhibit E) for each calendar year falling entirely or partly within the Lease Term, subject to and in accordance with the provisions set forth in Exhibit E attached hereto.

4.3 Payment Terms and Requirements. All sums payable by Tenant under this Lease shall be paid to Landlord in legal tender of the United States, without setoff, deduction or demand (unless otherwise expressly permitted by this Lease), at the Landlord Payment Address, or to such other party or such other address as Landlord may designate in writing to Tenant upon reasonable prior written notice. At Landlord’s option, exercisable by at least thirty (30) days’ prior written notice with proper wire transfer instructions, Tenant shall make all regularly-recurring Rent payments under this Lease by electronic transfer of funds to a banking institution in the United States of America. Landlord’s acceptance of Rent after it shall have become due and payable shall not excuse a delay upon any subsequent occasion or constitute a waiver of any of Landlord’s rights hereunder. All checks tendered to Landlord on Tenant’s behalf from anyone other than Tenant shall, unless Landlord has commercially reasonable grounds to reject such payment and provides written notice of such rejection to Tenant, be deemed payments for the account of Tenant. Acceptance by Landlord, in its discretion, of Rent from anyone other than Tenant shall not be deemed to operate as (1) an attornment to Landlord by the payor of such Rent and/or additional rent, (2) the consent of Landlord to an assignment of this Lease or subletting by Tenant of the Premises to such payor, (3) a modification of any of the provisions of this Lease, (4) an acknowledgement or agreement by Landlord that such payor has any right to possess or otherwise use or occupy the Premises, or (5) a waiver of Landlord’s right, based on commercially reasonable grounds, to refuse to accept future payments from anyone other than Tenant. If any sum payable by Tenant under this Lease is paid by check which is returned due to insufficient funds, stop payment order, or otherwise, then: (a) such event shall be treated as a failure to pay such sum when due (unless Tenant makes such payment by the applicable due date); and (b) in addition to all other rights and remedies of Landlord hereunder, Landlord shall be entitled (i) to impose a returned check charge equal to Fifty Dollars ($50.00) to cover Landlord’s administrative expenses and overhead for processing, and (ii) if such event occurs more than two times during any Lease Year, to require that all future payments be remitted by wire transfer or electronic funds transfer.

4.4 Abatement of Rent. Notwithstanding the foregoing, but subject to the terms and provisions contained in Section 19.2, the aggregate amount of Base Rent, Tenant’s Proportionate Share of Operating Charges and Tenant’s Proportionate Share of Real Estate Taxes shall be abated from the Lease Commencement Date until the Rent Commencement Date (the “Abatement Period”).

4.5 Offset to Abatement. Reference is made to the lease dated December 14, 1999 (as amended, the “Existing Lease”) by and between Tenant, as tenant, and BP 140 Kendrick Street Property LLC, as landlord (the “Existing Landlord”), in respect of premises containing approximately 321,000 rentable square feet in area (the “Existing Premises”) located at 140 Kendrick Street, Needham, Massachusetts. Tenant has provided Landlord with a true and complete copy of the Existing Lease and all amendments and modifications thereto.

Tenant hereby represents and warrants to Landlord that, as of the Effective Date:

(i) The Existing Lease represents the entire agreement between Tenant and the Existing Landlord with respect to the payment of rent and additional rent under the Existing Lease.

(ii) The Existing Lease is scheduled to expire on November 30, 2022.

In the event that, (i) for any reason (including, without limitation, any abatement of rent or the termination of the Existing Lease for any reason), the amount of fixed and additional rent payable by Tenant to the Existing Landlord (“Existing Lease Rent”) is reduced with respect to the Abatement Period, as hereinafter defined, or (ii) Tenant receives payments from any subtenant of the Existing Premises with respect to the Abatement Period or receives the benefit of payments of rent by any assignee or transferee of Tenant’s interest in the Existing Lease with respect to the Abatement Period (any amount reduced or received in accordance with (i) or (ii), being hereinafter referred to as a “Savings Amount”, and any event described in (i) or (ii), being hereinafter referred to as an “Existing Lease Reduction Event”), then Tenant shall pay to Landlord, as additional rent, an amount (the “Savings Payment”) equal to seventy five percent (75%) of the Net Reduction in Existing Lease Rent, as hereinafter defined, payable by Tenant pursuant to the Existing Lease with respect to the Abatement Period. Tenant shall pay to Landlord any amount of Savings Payments as follows: (i) in the case of an abatement of rent payable or a termination of the Existing Lease, on or before the date that each installment of rent would have become due under the Existing Lease but for such abatement of rent or termination; (ii) in the case of a sublease, fifteen (15) business days after each date that Tenant receives any installment of monthly sublease rent payment from a sublessee, (and, if there are any payment(s) received by Tenant under or in connection with the sublease other than a monthly payment which are attributable to occupancy of the Existing Premises, such payment(s) shall be included in the Savings Payment as if payable in equal monthly installments over the term of such sublease); and (iii) in the case of an assignment or Transfer, fifteen (15) business days after the date that each installment of rent is scheduled to become due pursuant to the Existing Lease (and, if there are any additional payment(s) received by Tenant by a Transferee or assignee on account of the Transfer or assignment which are attributable to occupancy of the Existing Premises, such payments shall be included in the Savings Payment as if paid in equal monthly installments over the period of time beginning on the date of such assignee’s occupancy of the Existing Premises and ending on the last day of the term of the Existing Lease). Tenant shall advise Landlord if Tenant becomes aware of any Existing Lease Reduction Event. After the occurrence of any Existing Lease Reduction Event, Tenant shall with reasonable promptness (and subject to reasonable restrictions imposed by applicable confidentiality requirements) provide copies of the agreements and documentation effecting such Existing Lease Reduction Event, reasonable evidence of any Mitigation Costs, and a reasonable accounting so that Landlord can confirm the actual amount of the reduction effected by such Existing Lease Reduction Event.

Definitions for the purposes hereof:

“Net Reduction in Existing Lease Rent” shall be defined as the amount (“Existing Lease Rent Savings”) by which the Savings Amount exceeds any Mitigation Costs incurred by Tenant with respect to any Existing Lease Reduction Event. Mitigation Costs incurred by Tenant shall be applied first against Existing Lease Rent Savings until Tenant is repaid for such Mitigation Costs in full before Tenant is obligated to pay any Saving Payment to Landlord.

“Mitigation Costs” means any and all costs incurred by Tenant, in good faith, in effecting an Existing Lease Reduction Event, including, for example and without limitation, a termination fee paid to the Existing Landlord as consideration for the Existing Landlord’s agreement to terminate the term of the Existing Lease prior to the last day of the Abatement Period, or any and all costs incurred by Tenant in effecting a Transfer with respect to the Existing Lease, e.g. brokerage, legal fees, free rent and other subtenant/assignee incentives, and construction and design costs in connection with such Transfer. It is agreed that, for purposes of calculating the Net Reduction in Existing Lease Rent, all Mitigation costs shall be deemed amortized over: (i) in the case of an abatement of rent payable under the Existing Lease, during the period of such abatement: (ii) in the case of a termination of the Existing Lease, from the effective date of such termination through November 30, 2022; (iii) in the case of a sublease, during the term thereof; and (iv) in the case of an assignment or Transfer, from the effective date the assignment or Transfer through November 30, 2022.

ARTICLE V

INTENTIONALLY OMITTED

ARTICLE VI

USE OF PREMISES

6.1 Permitted Use. Tenant shall use and occupy the Premises solely for general (non-medical and non-governmental) office purposes, and for lawful uses ancillary thereto which are compatible with first class office buildings in the Building’s submarket, and for no other use or purpose (collectively, the “Permitted Use”). Tenant shall not use or occupy the Premises for any unlawful purpose, or in any manner other than general office use and customary uses ancillary thereto that will violate the certificate of occupancy for the Premises or the Building, or that will constitute waste, nuisance or unreasonable annoyance to Landlord or any other tenant or user of the Building, or in any manner (other than general office use and customary uses ancillary thereto) that will increase the number of parking spaces required for the Building at its full occupancy as required by applicable Law (as defined below). Subject to compliance with applicable Laws, Landlord hereby agrees that the ancillary uses hereunder may include, but shall not be limited to, technology demonstrations, technology accelerator space, training, conferences, storage, research and development, as well as the Corporate Experience Center (as defined in Section 6.6).

6.2 Compliance with Laws. Tenant shall comply with all Laws concerning the use, occupancy and condition of the Premises (including the restrooms, access corridors and elevator lobbies on floors fully leased by Tenant, if any) and all Alterations, machinery, equipment, furnishings, fixtures and improvements therein, all of which shall be complied with in a timely manner at Tenant’s sole expense. If any such Law (i) requires an occupancy or use permit or license for the Premises or the operation of the business conducted therein, or (ii) requires Tenant’s employees to obtain licenses or permits to conduct business in the Premises, then Tenant shall obtain (prior to the date required under applicable Laws) and keep current such permits or licenses at Tenant’s expense and shall promptly deliver a copy thereof to Landlord. It is expressly understood that if any change in the use of the Premises by Tenant, or any Alterations to the Premises by Tenant, or any future Law requires a new or additional permit from, or approval by, any governmental agency having jurisdiction over the Building, such permit or approval shall be obtained by Tenant on its own behalf and at its sole expense but with Landlord’s commercially reasonable cooperation to the extent legally required. Notwithstanding the foregoing, Landlord at its expense (subject to reimbursement pursuant to Exhibit E, if and to the extent permitted thereby) shall comply with Laws (including, without limitation, the ADA, building and fire codes, and Environmental Laws) to the extent the same apply directly to the Building Structure and Systems as a whole, or any alterations, additions or improvements to the Building Structure, Systems, the Property Common Area, or other leasable space in the

Commercial/Garage Unit; provided, however, that to the extent any non-compliance is a result of Tenant’s particular use or occupancy of the Premises (as opposed to office use generally) or any negligence or willful misconduct of Tenant or any Agent, or if any improvements made by Landlord to comply with such Laws at Tenant’s request benefit solely the Premises (and not any other premises) and are atypical of those performed for similarly situated tenants, then such compliance shall be at Tenant’s cost. Without limiting the generality of any of the foregoing, Tenant, at its expense, shall install and maintain fire extinguishers and other fire protection devices as may be required with respect to Tenant’s use of the Premises from time to time by any agency having jurisdiction thereof and/or the underwriters insuring the Building, and be solely responsible for taking any and (except for Landlord’s express obligations set forth above) all measures which are required to comply with the ADA concerning the interior of Premises (including suite entry doors and related items), the business conducted therein, and the particular needs of its employees and invitees. Any Alterations made or constructed by or for Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with this Lease; provided, that Landlord’s consent to such Alterations shall not constitute either Landlord’s assumption, in whole or in part, of Tenant’s responsibility for compliance with the ADA, or representation or confirmation by Landlord that such Alterations comply with the provisions of the ADA. Use of the Premises is subject to all covenants, conditions and restrictions of record with the Registry of Deeds. Tenant shall not use any space in the Building or the Land for the sale of goods to the public at large or for the sale at auction of goods or property of any kind. Tenant shall not, except for its exterior signage rights under this Lease, conduct any operations, sales, promotions, advertising or special events in the Building or on the Land, except within the Premises and in compliance with the terms of this Lease.

6.3 Use Fees. Tenant shall pay before delinquency any business, rent or other taxes or fees that are now or hereafter levied, assessed or imposed upon Tenant’s use or occupancy of the Premises, the conduct of Tenant’s business at the Premises, or Tenant’s equipment, fixtures, furnishings, inventory or personal property. If any such tax or fee is enacted or altered so that such tax or fee is levied against Landlord or so that Landlord is responsible for collection or payment thereof, then Tenant shall pay as additional rent the amount of such tax or fee to Landlord, plus any delinquency fees or professional fees related thereto with respect to any late payment by Tenant of such additional rent, within thirty (30) days following Landlord’s written request therefor.

6.4 Hazardous Materials. Tenant shall not allow, cause or permit any Hazardous Materials to be generated, used, treated, released, stored or disposed of in or about the Building or the Land, provided that Tenant may use and store normal and reasonable quantities of standard cleaning and office materials (such as, without limitation, toner, 3D printing supplies) in the Premises so long as such materials are properly, safely and lawfully stored and used by Tenant and the quantity of same does not equal or exceed a “reportable quantity” as defined in 40 C.F.R. 302 and 305, as amended, or any applicable state or local law that requires reporting. At the expiration or earlier termination of this Lease, with respect to conditions relating to Hazardous Materials existing on account of Tenant’s use or occupancy of the Premises or any action or inaction of Tenant or any Agent respecting Hazardous Materials (it being understood that the term “inaction” as used in this Section shall not impose upon Tenant any obligation to remove Hazardous Materials existing in the Premises as of the Lease Commencement Date which were introduced into the Premises by anyone other than Tenant or any Agent, unless and to the extent such condition is knowingly aggravated as a result of Tenant’s use or occupancy of the Premises), Tenant shall surrender the Premises to Landlord free of Hazardous Materials that are in violation of Environmental Laws. Notwithstanding the termination or any other provision of this Lease, Tenant shall indemnify, defend (with counsel approved by Landlord) and hold Landlord and Landlord’s Representatives harmless from and against any and all Claims of any kind or nature, known or unknown, contingent or otherwise, which arise out of or are in any way related to the acts or omissions of Tenant or any Agent (including, but not limited to, reasonable attorneys’, consultant, laboratory and expert fees and any diminution in the value of the Building, damages for the loss or restriction on use of any space or amenity of the Building and damages arising from any adverse impact on marketing of space), whether before, during or after the Lease Term arising from or related to the generation, use, presence, transportation, storage, treatment, disposal, spill, release or discharge of Hazardous Materials by Tenant or any Agent in or about the Premises or the Building. Notwithstanding the termination or other provision of this Lease Landlord shall indemnify, defend (with counsel approved by Tenant) and hold Tenant and Tenant’s Representatives harmless from and against any and all Claims of any kind or nature which are arise out of or are in any way related to the acts or omissions of Landlord or any Landlord’s Representative (including but not limited to, reasonable attorneys’, consultant, laboratory and expert fees and damages for the loss or restriction on use of the Premises or any other space or amenity of the Building) arising from or related to the generation, use, presence, transportation, storage, treatment, disposal, spill, release or discharge or Hazardous Materials by Landlord or any Landlord’s Representative. Tenant shall: (i) give Landlord prompt verbal and follow-up written notice of any Environmental Default, or circumstance that could reasonably be expected to give rise to an Environmental Default, of which Tenant has actual knowledge, which Environmental Default (if arising) Tenant shall cure in accordance with all Environmental Laws and only after Tenant has obtained Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; and (ii) promptly deliver to Landlord copies of any material written notices or other items received by Tenant from or submitted by Tenant to any governmental or quasi-governmental agency respecting Hazardous Materials, or any claim instituted or threatened in writing against Tenant by any third party, concerning Hazardous Materials and the Premises, the occupancy or use thereof as it relates to Hazardous Materials, or the existence or potential existence of Hazardous Materials therein. To the extent required by applicable Environmental Laws, Tenant covenants to promptly investigate, clean up and otherwise remediate, at Tenant’s sole cost and expense, any spill, release or discharge of Hazardous Materials at or about the Premises, the Building and/or the Land to the extent caused by the acts or omissions of Tenant or Agents. Such investigation, clean up and remediation shall be performed in accordance with applicable Environmental Laws and to the reasonable satisfaction of Landlord and only after Tenant has obtained Landlord’s written consent, such consent not to be unreasonably withheld, conditioned or delayed. Upon any Environmental Default, in addition to all other rights available to Landlord under this Lease, at law or in equity, Landlord shall have the right but not the obligation to enter the Premises, to supervise and approve any actions taken by Tenant to address the Environmental Default, and, if Tenant fails to address same with reasonable promptness in accordance with this Lease, to take such actions as may be required by applicable Environmental Law to cure the Environmental Default. If any governmental agency shall require testing to ascertain whether an Environmental Default by Tenant is pending or threatened, then, subject to Tenant’s right to contest such requirement as provided herein, Tenant shall pay the costs therefor as additional rent within thirty (30) days following Landlord’s written invoice therefor, accompanied by commercially reasonable back-up documentation for such costs. Promptly upon Landlord’s written request, Tenant shall execute from time to time affidavits, representations and similar documents concerning Tenant’s knowledge and belief regarding the presence of Hazardous Materials at or in the Premises. Landlord shall have the right but not the obligation, at all reasonable times during the Lease Term, to inspect the Premises and conduct tests and investigations and take samples to determine whether Tenant is in compliance with the provisions of this Article, and to request lists of all Hazardous Materials used or stored at the Premises. In conducting any such tests, investigations or sampling, Landlord shall use diligent efforts to minimize any interference with Tenant’s use of or access to the Premises. The cost of any such inspections, tests and investigations shall be paid by Landlord at its sole cost and expense, except that the reasonable costs of such inspections, tests and investigations shall be borne by Tenant where the same disclose that Tenant is not in compliance with the requirements of this Lease respecting Hazardous Materials in all material respects. Landlord will provide Tenant with reasonable prior notice of any such inspection in advance thereof, other than in cases of emergency where Landlord shall endeavor to provide Tenant contemporaneous telephonic or e-mail notice. At any time during the Lease Term, Landlord may, after reasonable prior written notice to Tenant, perform an environmental site assessment or environmental audit of the Premises to assess with a reasonable degree of certainty the presence or absence of any Hazardous Materials in the Premises and the potential costs in connection with abatement, cleanup, or removal of any Hazardous Materials placed within or released from the Premises by Tenant or any Agent. Tenant will reasonably cooperate with Landlord and allow Landlord and Landlord’s Representatives reasonable access to any and all parts of the Premises and to the records of Tenant with respect to the Premises and Hazardous Materials for the purpose of performing such environmental site assessment or environmental audit. In conducting any such assessment or audit, Landlord shall use diligent efforts to minimize any interference with Tenant’s use of or access to the Premises. The cost of any such assessments or audits shall be paid by Landlord at its sole cost and expense, except Tenant shall pay the cost of any such assessment or audit which indicates that Hazardous Materials have been placed in or have been released from the Premises by Tenant or any Agent in violation of the terms of this Lease.

6.5 Telecommunications Equipment. All telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense of Tenant, including but not limited to cell enhancement/repeater distribution in the Premises. Unless Landlord otherwise requests or consents in writing, all of Tenant’s telecommunications equipment shall be and remain solely in the Premises and the telephone closet(s) (and any related ducts, shafts, risers and the like) designated by Landlord. Landlord shall have no responsibility for the maintenance of Tenant’s Telecomm Equipment. Landlord shall have the right, upon reasonable prior notice to Tenant (except in the event of an emergency), to interrupt or turn off telecommunications facilities as necessary in connection with repairs to the Building or installation of telecommunications equipment for other tenants, but in no circumstance shall Tenant’s telecommunications service be interrupted during Business Hours or unless Tenant has been provided with at least seventy-two (72) hours prior written notice thereof. In all cases, Landlord shall use commercially reasonable efforts to minimize the duration of any such interruption. Except as permitted by the terms of this Lease, Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones and related equipment for enhancement/repeater distribution in the Premises), including antennae and satellite receiver dishes, at the Premises or the Building, without Landlord’s prior written consent, which may be granted or withheld in Landlord’s reasonable discretion.

6.6 Corporate Experience Center. Landlord acknowledges that Tenant intends to use up to one (1) floor of the Premises as a facility for hosting Tenant’s customers and potential customers for the purpose of displaying its technology through hands-on, immersive demonstrations (such facility is referred to herein as the “Corporate Experience Center” or the “CXC”). The CXC shall comply with all applicable Laws and the other terms and conditions of this Lease, except Landlord shall, at Tenant’s expense reasonably cooperate with Tenant in connection with the design and construction of the CXC, subject to applicable Laws, and provided the CXC is consistent with the first class nature of the Building.

ARTICLE VII

ASSIGNMENT AND SUBLETTING

7.1 General Requirements. Tenant shall not assign, transfer or otherwise encumber (collectively, “assign”) this Lease or all or any of Tenant’s rights hereunder or interest herein, or sublet or permit anyone to use or occupy (collectively, “sublet”) the Premises or any part thereof, without obtaining the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s sole and absolute discretion (subject to the remainder of this Article VII). Notwithstanding any of the foregoing to the contrary, provided no Event of Default has occurred and is continuing, and subject to Landlord’s rights and Tenant’s obligations pursuant to Sections 7.3, 7.4 and 7.5 below, Landlord shall not unreasonably withhold, condition or delay its consent to any proposed subletting of the entire or any portion of the Premises or assignment of the Lease in its entirety. For purposes of the immediately preceding sentence, it shall be reasonable for Landlord to withhold its consent if, for example: (i) the proposed subtenant or assignee is engaged in a business, or the Premises will be used in a manner (other than general office use), that is inconsistent with the first class image of the Building, or would cause Landlord to be in violation of any covenant or restriction granted by Landlord on an arms-length basis contained in another lease or other agreement at the Building with an unaffiliated third party, except no such restriction shall prevent the use of the Premises for general office use with lawful accessory uses; or (ii) Landlord is not reasonably satisfied with the financial condition of the proposed subtenant or assignee, with due regard for the financial obligations of the proposed subtenant or assignee being undertaken pursuant to the proposed assignment or sublease, and the fact that Tenant will remain liable for all financial and other obligations under this Lease; or (iii) the proposed use of the Premises is not in compliance with Article VI or is not compatible with the other uses within, and the terms of other leases with respect to, the Building; or (iv) the initial Tenant does not remain fully liable as a primary obligor for the payment of all Rent and other charges payable by Tenant under this Lease and for the performance of all other obligations of Tenant under this Lease; or (v) the proposed subtenant or assignee is a governmental or quasi-governmental agency; or (vi) where their consent is required, the holders of Mortgages encumbering the Building or the Commercial/Garage Unit shall fail to consent (Landlord hereby agreeing to use commercially reasonable efforts to obtain such consent if Landlord otherwise approves such transaction); or (viii) the proposed subtenant or assignee is either (A) an existing tenant of the Building (or any parent, subsidiary or affiliate thereof), or (B) for a period of seventy-five (75) days following the submission of a written proposal for the lease of space (and thereafter if a mutual agreement such as a letter of intent is executed within such period), any other person or entity with which Landlord has been negotiating for the rental of space in the Building, provided that in either such case Landlord shall have other space available in the Building which could reasonably be expected to meet such person or entity’s space needs and time constraints. For the avoidance of doubt, the foregoing list of conditions is not intended to be an exhaustive list of the conditions under which Landlord may disapprove a proposed subletting or assignment hereunder, and rather it is a list of conditions that must all be satisfied in order for Landlord to be obligated not to unreasonably withhold, condition or delay its consent. No assignment or right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Landlord. Any attempted assignment, transfer, or other encumbrance of this Lease or all or any of Tenant’s rights hereunder or interest herein, any sublet or permission to use or occupy the Premises or any part thereof not in accordance with this Article VII, shall be void and of no force or effect. Any assignment or subletting, Landlord’s consent thereto, the listing or posting of any name other than Tenant’s, or Landlord’s collection or acceptance of rent from any assignee or subtenant shall not be construed either as waiving or releasing Tenant from any of its liabilities or obligations under this Lease as a principal and not as a guarantor or surety, or as relieving Tenant or any assignee or subtenant from the obligation of obtaining Landlord’s prior written consent to any subsequent assignment or subletting, where such consent is required hereunder. As security for this Lease, Tenant hereby assigns to Landlord the rent due from any assignee or subtenant of Tenant (but Landlord hereby grants Tenant a license to collect any such rent until an Event of Default). During any period that an Event of Default has occurred and remains uncured, Tenant hereby authorizes each such assignee or subtenant to pay said rent directly to Landlord upon receipt of written notice from Landlord, with a copy thereof to Tenant, specifying same. Landlord’s collection of such rent shall not be construed as an acceptance of such assignee or subtenant as a tenant. Any rent so paid by an assignee or subtenant to Landlord shall be credited to Tenant’s obligations under this Lease. Any mortgage, pledge, hypothecation or encumbrance (collectively “mortgage”) of this Lease or Tenant’s leasehold interest shall be considered an assignment of this Lease and subject to Landlord’s prior written consent to the extent provided in this Article VII. Tenant shall pay to Landlord all reasonable, out-of-pocket, third party expenses (including reasonable attorneys’ fees and accounting costs) incurred by Landlord in connection with Tenant’s request for Landlord to give its consent to any assignment, subletting, or mortgage, and Landlord’s receipt of such sum shall be a condition to Landlord providing such consent. Any sublease, assignment or mortgage shall, at Landlord’s option, be effected on forms reasonably approved by Landlord (such approval not to be unreasonably conditioned or delayed). Tenant shall deliver to Landlord a fully-executed copy of each agreement evidencing a sublease, assignment or mortgage, and Landlord’s consent thereto (where such consent is required by the terms of this Lease), on Landlord’s standard form consent document (subject to reasonable negotiation), within ten (10) business days after execution thereof.

(a) Operation of Law. Notwithstanding the foregoing or any other term or provision of this Lease to the contrary, the transfer of any stock or other direct or indirect ownership interest in Tenant, including, without limitation, a majority or controlling interest in Tenant, shall not constitute an assignment of the Lease so long as such transfer is for a legitimate business purpose and not for the purposes of avoiding the restrictions on transfer in the Lease.

(b) Permitted Transfers. Notwithstanding anything contained in this Article VII to the contrary, provided no Event of Default has occurred and is continuing, Tenant may, after ten (10) days prior written notice to Landlord (or, in the event Tenant is prevented from giving such notice due to the requirements of any Law or confidentiality agreement to which Tenant is bound, within five (5) days after Tenant is permitted to give such notice) but without Landlord’s prior written consent and without being subject to Landlord’s rights and Tenant’s obligations set forth in Sections 7.3, 7.4 and 7.5 below, assign this Lease, or sublet all or a portion of the Premises, to the following entities (each, a “Permitted Transferee”) without Landlord’s approval:

(i) to an entity which purchases substantially all of the interests in or assets of an operating division, group, or department of Tenant, or which purchases the majority of Tenant’s business as conducted in the Premises;

(ii) assign this Lease or sublet all or any part of the Premises to an entity or entities created by the division of Tenant into one or more separate corporations, partnerships, or other entities; and

(iii) assign this Lease or sublet all or any part of the Premises to an entity created in connection with the public offering of the stock of Tenant.

(c) Affiliate Transfers. Notwithstanding anything contained in this Article VII to the contrary, provided no Event of Default has occurred and is continuing, Tenant may, after ten (10) days’ prior written notice to Landlord (which notice shall contain a written certificate from Tenant, signed by an authorized representative of Tenant, containing a representation that the proposed assignee, transferee or subtenant is an Affiliate, as hereinafter defined) but without Landlord’s prior written consent and without being subject to Landlord’s rights and Tenant’s obligations set forth in Sections 7.3, 7.4 and 7.5 below, assign or transfer its entire interest in this Lease or sublease the entire or any portion of the Premises to any of the following (each, an “Affiliate”): (i) to a corporation or other business entity (herein sometimes referred to as a “successor corporation”) into or with which Tenant shall be merged or consolidated, or to which substantially all of the assets of Tenant may be transferred or sold, provided that such successor corporation shall have a tangible net worth and liquidity at least equal to the tangible net worth and liquidity of Tenant as of the date of such assignment or transfer or which is otherwise reasonably acceptable to Landlord taking into account, to the extent Tenant will continue in existence following the transfer or transaction, the fact that the original Tenant under this Lease is not being released, or (ii) to a corporation or other business entity (herein sometimes referred to as a “related corporation”) which shall, directly or indirectly, control, be controlled by or be under common control with Tenant, provided in either case that (1) in the case of an assignment of Tenant’s interest in this Lease, such Affiliate shall assume in writing all of the obligations and liabilities of Tenant under this Lease (without relieving Tenant therefrom) and (2) the proposed use of the Premises is in compliance with Article VI. In the event of any such assignment or subletting, Tenant shall remain fully liable as a primary obligor for the payment of all Rent, additional rent and other charges required hereunder and for the performance of all obligations to be performed by Tenant hereunder. For purposes of clause (ii) above, “control” shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity, or otherwise having the right (including, without limitation, by contract) to direct the business affairs of Tenant. Notwithstanding the foregoing, if Tenant structures one or more assignment or sublease transactions to an entity that meets the definition of an Affiliate as specified above for the purpose of circumventing the restrictions on subleases and assignments provided elsewhere in this Article VII and not for a legitimate business purpose, then such subtenant(s) or assignee(s) shall conclusively be deemed not to be an Affiliate and subject to all such restrictions. Notwithstanding any of the foregoing in the event Tenant is prevented from giving the ten (10) day prior notice required under this Section 7.1(c) due to the requirements of any Law or confidentiality agreement to which Tenant is bound, within five (5) days after Tenant is permitted to give such notice.

7.2 Request Notice. If at any time during the Lease Term Tenant desires to assign this Lease or sublet all or any part of the Premises, in each case other than to an Affiliate or Permitted Transferee, then in connection with Tenant’s request to Landlord for Landlord’s consent thereto, Tenant shall give notice to Landlord at least thirty (30) days prior to the date on which Tenant desires such assignment or sublease to become effective (“Tenant’s Request Notice”) containing: the identity of the proposed assignee, subtenant or other party and a general description of its business and the proposed use of the Premises; the basic business and economic terms of the proposed assignment, subletting or other transaction; the commencement date of the proposed assignment or subletting (the “Proposed Sublease or Assignment Commencement Date”); a description of the premises proposed to be sublet (the “Proposed Sublet Space”); the most recent financial statement or other evidence of financial responsibility of such proposed assignee, or subtenant (subject to Landlord’s execution and delivery of a commercially reasonable non-disclosure agreement); and a certification executed by Tenant stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction. No later than twenty-one (21) days after Landlord’s receipt of the Tenant’s Request Notice meeting the requirements set forth above, Landlord shall, in accordance with the terms of this Lease, provide Tenant written notice of its approval or disapproval of the proposed transaction.

7.3 Recapture. In the event that Tenant desires to effectuate either (i) a full assignment of this Lease or (ii) a sublease of all or a portion of the Premises for all or substantially all of the remainder of the Term, in each case other than to an Affiliate or Permitted Transferee, or if Tenant shall cease to conduct business in the Premises for a continuous period exceeding six (6) months (other than due to fire, casualty, eminent domain, force majeure event as described in Section 25.21 hereof, or due to Alterations by Tenant) (a “Cessation of Business”), Landlord shall have the right in its sole and absolute discretion to (A) in the case of an assignment or Cessation of Business, terminate this Lease with respect to the entire Premises (it being understood and agreed that Tenant’s Cessation of Business shall not be an Event of Default hereunder and that recapture of the Premises shall be Landlord’s sole and exclusive remedy in such event), or (B) in the case of a sublease, terminate this Lease with respect to the portion of the Premises proposed to be sublet (as applicable, the “Proposed Sublet Space”), by sending Tenant written notice of such termination within twenty-one (21) days after either (i) in the case of a proposed assignment or subletting for which Landlord is entitled to exercise termination rights hereunder, Landlord’s receipt of (x) Tenant’s Request Notice or (y) Tenant’s written notice describing the Proposed Sublet Space and a Proposed Sublease or Assignment Commencement Date (it being understood that no particular transaction or assignee/subtenant need be designated in such notice), or (ii) in the case of a Cessation of Business, immediately after the same occurs. If the Proposed Sublet Space does not constitute the entire Premises and Landlord exercises its option to terminate this Lease with respect to the Proposed Sublet Space, then (a) Tenant shall tender the Proposed Sublet Space to Landlord on the Proposed Sublease Commencement Date (or such later date within ninety (90) days following the Proposed Sublease Commencement Date upon which Tenant surrenders the Premises to Landlord), and such space shall thereafter be deleted from the Premises, and (b) as to that portion of the Premises which is not part of the Proposed Sublet Space, this Lease shall remain in full force and effect except that Rent and additional rent shall be reduced pro rata. In the event of a termination by Landlord due to a Cessation of Business, such termination shall take effect immediately. The cost of any Alterations required to permit the operation of the Proposed Sublet Space and to separate the Proposed Sublet Space from the balance of the Premises shall be paid by Tenant to Landlord as additional rent hereunder. In the case of an assignment or a cessation of Tenant’s business in the Premises, or if the Proposed Sublet Space constitutes the entire Premises and Landlord elects to terminate this Lease, then Tenant shall tender the Proposed Sublet Space to Landlord, and this Lease shall terminate, on the Proposed Sublease Commencement Date (or such later date within ninety (90) days following the Proposed Sublease Commencement Date upon which Tenant surrenders the Premises to Landlord). If Tenant’s Request Notice does not specify a particular Proposed Sublease Commencement Date, then the effective date of the termination shall be specified by Landlord in its notice of termination.

7.4 Profit Share. If any sublease or assignment (whether by operation of law or otherwise, including without limitation an assignment pursuant to the provisions of the Bankruptcy Code or any other Insolvency Law) provides that the subtenant or assignee thereunder is to pay any amount in excess of the sum of (a) the Rent and additional rent due under this Lease plus (b) the reasonable out-of-pocket expenses (inclusive of costs attributable to vacancy periods or “downtime”), which Tenant reasonably incurred in connection with the procurement of such sublease, assignment or other transfer (which expenses shall be amortized on a straight-line basis over the initial sublease term for the purposes hereof), then whether such net excess be in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or lease of Tenant’s fixtures, leasehold improvements, furniture and other personal property, or any other form of payment having the effect of a “disguised” rental payment (and if the subleased or assigned space does not constitute the entire Premises, the existence of such excess shall be determined on a pro-rata basis), Tenant shall pay to Landlord, along with the next monthly installment of Base Rent due, fifty percent (50%) of any such net excess or other premium applicable to the sublease or assignment, which amount shall be calculated and paid by Tenant to Landlord on a monthly basis as additional rent at the times and in the manner set forth in this Lease for the payment of Base Rent. No payments to Tenant shall be deemed to be “disguised” rental payments for purposes of the foregoing where Tenant receives an amount which does not exceed fair market value for furniture, fixtures or other items or services in question. Acceptance by Landlord of any payments due under this Section shall not be deemed to constitute approval by Landlord of any sublease or assignment, nor shall such acceptance waive any rights of Landlord hereunder. Landlord shall, upon reasonable prior written notice have the right to inspect and audit Tenant’s books and records relating to any sublease or assignment, but solely for the limited purpose of verifying the amounts which could reasonably be expected to be due hereunder, and subject to Landlord executing a commercially reasonable confidentiality agreement.

7.5 Attornment. Excluding the payment of Rent, all restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or other occupant or transferee with respect to the premises it occupies, and Tenant shall cause such person to comply with such restrictions and obligations. Any assignee shall be deemed to have assumed obligations as if such assignee had originally executed this Lease and at Landlord’s request shall execute promptly a document confirming such assumption. Each sublease is subject to the condition that if the Lease Term is terminated or Landlord succeeds to Tenant’s interest in the Premises by voluntary surrender or otherwise, the sublease shall terminate unless Landlord, at Landlord’s option, elects by written notice to the subtenant to have the subtenant be bound to Landlord for the balance of the term of such sublease and, in such event, such subtenant shall attorn to and recognize Landlord as its landlord under the then executory terms of such sublease, which attornment shall be on Landlord’s standard form.

7.6 Subletting During Abatement Period.

(a) Notwithstanding anything contained in this Lease to the contrary, but subject to paragraph (b) below, in the event that Tenant receives payments in the nature of rent from any subtenant of the Premises with respect to such subtenant’s occupancy of the Premises during the Abatement Period, net of the reasonable, out-of-pocket expenses which Tenant reasonably incurred in connection with procurement of such sublease, amortized on a straight-line basis over the initial term of such sublease (“Abatement Period Sublease Rent”), then Tenant shall pay to Landlord, as additional rent, an amount (each such amount, an “Abatement Period Sublease Payment”) equal to seventy five percent (75%) of the Abatement Period Sublease Rent. Tenant shall pay to Landlord any Abatement Period Sublease Payment within fifteen (15) business days after each date that Tenant receives any installment of Abatement Period Sublease Rent from a subtenant, (and, if there are any such payment(s) received by Tenant under or in connection with the sublease other than a monthly payment which are “disguised”, rental payments as described in Section 7.4 hereof, such payment(s) shall be included in the Abatement Period Sublease Payment as if payable in equal monthly installments over the term of such sublease). No payments to Tenant shall be deemed to be “disguised” Abatement Period Sublease Rent for purposes of the foregoing where Tenant receives an amount which does not exceed fair market value for furniture, fixtures or other items or services in question. Acceptance by Landlord of any Abatement Period Sublease Payment shall not be deemed to constitute approval by Landlord of any sublease, nor shall such acceptance waive any rights of Landlord hereunder. Landlord shall, upon reasonable prior written notice have the right to inspect and audit Tenant’s books and records relating to any sublease, but solely for the limited purpose of verifying the amounts which could reasonably be expected to be due hereunder, and subject to Landlord executing a commercially reasonable confidentiality agreement.

(b) So long as no Event of Default has occurred and is continuing under this Lease during the Abatement Period, no Abatement Period Sublease Payments shall be due with respect to the sublease of up to two (2) full floors of the Premises (aggregate of all subleases for the Premises with respect to the Abatement Period); provided, however, in the event that Tenant subleases more than two (2) floors of the Premises with respect to the Abatement Period, the foregoing shall be interpreted to maximize the Abatement Period Sublease Payments due to Landlord for any subleased space in excess of such excluded two (2) floors of subleased space.

7.7 Use of the Premises by Approved Users. Notwithstanding anything contained in this Lease to the contrary, Tenant shall be permitted from time to time to permit its clients, customers, vendors, partners or business associates (“Approved Users”) to temporarily occupy space within the Premises, provided that (a) Tenant does not separately demise such space and the Approved Users utilize, in common with Tenant, one common entryway to the Premises; (b) the Approved Users shall not occupy, in the aggregate, more than five percent (5%) of the Premises Rentable Area; (c) the Approved Users shall occupy space in the Premises only for the Permitted Use and for no other purpose; (d) all Approved Users shall have a bona fide business relationship with Tenant (distinct from their occupancy of the Premises) and shall occupy space in the Premises only so long as such business relationship continues; (e) Tenant receives no rent or other consideration from such Approved User; and (f) Tenant notifies Landlord, in writing, of the identity of any such Approved Users prior to occupancy of any portion of the Premises by such Approved Users. If any Approved Users occupy any portion of the Premises as described herein, it is agreed that (i) the Approved Users must not violate any provisions of this Lease, and a default by any Approved User may give rise to an Event of Default hereunder if not cured within any applicable notice or cure period; (ii) all notices required of Landlord under this Lease shall be forwarded only to Tenant in accordance with the terms of this Lease and in no event shall Landlord be required to send any notices to any Approved Users; (iii) in no event shall any use or occupancy of any portion of the Premises by any Approved User release or relieve Tenant from any of its obligations under this Lease; (iv) the Approved Users and their employees, contractors and invitees visiting or occupying space in the Premises shall be deemed Agents for all purposes under the Lease; and (v) in no event shall the occupancy of any portion of the Premises by Approved Users be deemed to create a landlord/tenant relationship between Landlord and any such Approved Users, and, in all instances, Tenant shall be considered the sole tenant under the Lease notwithstanding the occupancy of any portion of the Premises by one or more Approved Users.

ARTICLE VIII

MAINTENANCE AND REPAIRS

8.1 Tenant Maintenance Obligation. Tenant, at Tenant’s sole cost and expense, shall promptly make all repairs and replacements, and perform all maintenance in and to the Premises to keep the Premises in good operating condition and repair, in a clean, safe and tenantable condition, well-ventilated and moisture-controlled, and otherwise in accordance with all Laws and the requirements of this Lease. For purposes of this Section 8.1, the Premises shall be deemed to include the restrooms, access corridors, and elevator lobbies on floors fully leased by Tenant, if any. Tenant shall also maintain, repair and replace all fixtures, furnishings and equipment located in, or exclusively serving, the Premises in a clean, safe and sanitary condition, shall take good care thereof and make all required repairs and replacements thereto. Without limiting the generality of the foregoing, Tenant shall maintain throughout the Lease Term, at Tenant’s sole cost and expense, all Tenant Items and shall keep in force customary maintenance and service contracts for any supplemental HVAC system in the Premises, if any. Tenant shall give Landlord prompt written notice of any defects or damage to the structure of, or equipment or fixtures in, the Building or any part thereof, or any mold or moisture condition, of which Tenant has knowledge. Tenant shall suffer no waste or injury to any part of the Premises, and shall, at the expiration or earlier termination of the Lease Term, surrender the Premises in an order and condition equal to or better than that on the Lease Commencement Date, except for ordinary wear and tear and as otherwise provided in Article XIII or Article XVII. Tenant shall follow a reasonable program of regular maintenance and repair of the Premises and shall replace worn out items promptly when reasonably necessary. Except as otherwise provided in Article XVII, all injury, breakage and damage to the Premises and to any other part of the Building or the Land caused by any negligence or willful misconduct of any Agent or Tenant, shall be repaired by and at Tenant’s expense, except that if either an emergency condition exists or the Lease Term has expired or Tenant fails to commence and diligently prosecute to completion repair of any such injury, breakage or damage within a reasonable period (not to exceed thirty (30) days) following Tenant’s receipt of notice from Landlord, then Landlord shall have the right at Landlord’s option to make any such repair and to charge Tenant for all reasonable costs and expenses actually incurred by Landlord in connection therewith (except Landlord shall refrain from taking such action where Tenant’s repairs are in process and proceeding with reasonable diligence).

8.2 Landlord Maintenance Obligation. Except as otherwise provided in this Lease and subject to normal wear and tear, Landlord at its expense (subject to reimbursement pursuant to Exhibit E if and to the extent permitted thereby) shall keep the Building Structure and Systems, as well as the Amenities and all other Property Common Areas which have a material effect on Tenant’s use of or access to the Premises, or the provision of the services Landlord is obligated to provide pursuant to the terms of this Lease, clean and in good operating condition and repair and, promptly after becoming aware of any item needing repair or replacement, will make such repair or replacement thereto. Notwithstanding any of the foregoing to the contrary: (a) maintenance and repair of all Tenant Items shall be the sole responsibility of Tenant and shall be deemed not to be a part of the Building Structure and Systems; and (b) Tenant shall be responsible for the reasonable cost of any repairs whatsoever brought about by any negligence or willful misconduct of Tenant or any Agent.

ARTICLE IX

ALTERATIONS

9.1 Initial Improvements. Except for Landlord’s Work, the initial improvement of the Premises under this Lease shall be accomplished by Tenant or its designated contractor in accordance with Exhibit B and all other applicable provisions of this Lease (including, without limitation, Articles IX, XIII and XIX). Landlord is under no obligation to make any structural or other Alterations in or to the Premises or the Building except as may be otherwise expressly provided in this Lease, including Exhibit B. Alterations shall be deemed to include, without limitation, all trade fixtures.

9.2 Future Alterations. Tenant shall not make or permit anyone to make any Alterations in or to the Premises or the Building, without the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s sole and absolute discretion with respect to Structural Alterations and those Alterations which are not Structural Alterations which adversely affect the architectural character of the Building (including, without limitation, any Alteration which is directly adjacent to any exterior window), and which consent shall not be unreasonably withheld, conditioned or delayed with respect to all other Alterations. Notwithstanding the foregoing, Tenant shall have the right to make Cosmetic Changes within the Premises without requiring the consent of Landlord. Any Alterations made by Tenant shall be made: (a) in a good, workmanlike, first-class and reasonably prompt manner; (b) using new or comparable materials only (it being agreed that reclaimed or recycled products of a first class nature shall be permitted by the foregoing); (c) by a contractor reasonably approved in writing by Landlord (such approval not to be unreasonably withheld, conditioned or delayed), (d) on days and at times reasonably approved in writing by Landlord; (e) for Alterations requiring a building permit which are customarily overseen by an architect, under the supervision of an architect designated by Tenant and reasonably approved in writing by Landlord (such approval not to be unreasonably withheld, conditioned or delayed); (f) in substantial accordance with plans and specifications reasonably acceptable to Landlord, which plans and specifications shall be approved in writing by Landlord at Landlord’s standard charge (and with such acceptance by Landlord not to be unreasonably conditioned or delayed); (g) in accordance with all Laws and in compliance with the Master Deed, the Declaration of Trust and the Building rules and regulations described in Article XVI hereof and Landlord’s standard and reasonable operating procedures as adopted by Landlord from time to time by written notice to Tenant; (h) after having obtained any required consent of the holder of any Mortgage of whom Tenant has notice (which Landlord agrees to use commercially reasonable efforts to obtain where it has approved the Alterations in question); (i) after obtaining public liability, worker’s compensation and builder’s risk insurance policies (or the equivalent thereof) reasonably approved in writing by Landlord; (j) after having entered into a written agreement with any contractor, sub-contractor or sub-subcontractor whereby such entity shall be required to (1) indemnify and hold Landlord harmless from and against all Claims claimed against Landlord by any third party, directly or indirectly, based on, arising out of, or resulting from any negligence or willful misconduct by such contractor, sub-contractor or sub-subcontractor with respect to such entity’s work, and (2) obtain and maintain insurance as set forth in Exhibit H to this Lease, which policies shall cover every person who will perform any work with respect to such Alteration under or through such entity; and (k) with the obligation for Tenant to obtain and deliver to Landlord written, unconditional full or partial (as applicable) waivers of mechanics’ and materialmen’s liens against the Premises, the Commercial/Garage Unit and the Building within ten (10) business days after the applicable portion of the Alterations are completed; and (l) obtain such payment, performance lien bonds as Landlord shall reasonably require taking into consideration the financial condition of Tenant, except Landlord agrees that the originally named Tenant under this Lease and any Permitted Transferee or Affiliate of such originally named Tenant to which this Lease has been assigned will not be required to obtain any payment, performance or lien bonds or other security for the performance of Alterations to the Premises. If any lien (or a petition to establish such lien) is filed in connection with any Alteration made by or on behalf of Tenant, such lien (or petition) shall be discharged by Tenant within fourteen (14) days thereafter, at Tenant’s sole cost and expense, by the payment thereof or by the filing of a reasonably acceptable bond that complies with all applicable Laws. If Landlord gives its consent to the making of any Alteration, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises or the Building to any liens which may be filed in connection therewith. Tenant acknowledges that any Alterations are accomplished for Tenant’s account, Landlord having no obligation or responsibility in respect thereof except as otherwise expressly set forth in this Lease. Landlord’s approval of any plans and drawings (and changes thereto) regarding any Alterations or any contractor or subcontractor performing such Alterations shall not constitute Landlord’s representation that such approved plans, drawings, changes or Alterations comply with all Laws. Any deficiency in design or construction, although same had prior approval of Landlord, shall be solely the responsibility of Tenant. Certain Alterations involving structural, electrical, mechanical or plumbing work, the heating, ventilation and air conditioning system of the Premises or the Building, fire and life safety system, the roof of the Building or any other areas outside the Premises shall, at Landlord’s election, be performed by Landlord’s designated contractor or subcontractor at Tenant’s expense (provided the cost therefor is competitive and such contractor is able to perform the applicable work within a reasonable time). In connection with any Alteration, if Tenant does not contract with Landlord to make such Alteration, the supervision fee shall be one quarter of one percent (0.25%) of the total hard cost, other than furniture, fixtures and equipment. Except with respect to Cosmetic Alterations and other Alterations not requiring a building permit, promptly after the completion of such an Alteration, Tenant at its expense shall deliver to Landlord three (3) sets of accurate as-built (or record) drawings and CAD files showing such Alteration in place. Notwithstanding anything contained in this Lease to the contrary, the performance of any Alterations pursuant to the provisions of this Article IX or of any other provisions of this Lease or the Exhibits hereto shall not be done in a manner which would violate any union contracts affecting the Building, or by which Landlord is bound, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building. Tenant shall immediately stop the performance of any Alterations or other activity if Landlord notifies Tenant that continuing such Alteration or activity would violate any union contracts affecting the Building, or by which Landlord is bound, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building.

9.3 Removal and Restoration. If any Alterations that require Landlord’s consent are made without the prior written consent of Landlord, then, if Landlord does not consent thereto and either an emergency condition exists, or the Lease Term has expired, or Tenant fails to commence within ten (10) days and diligently prosecute to completion, removal and correction of such Alterations and restoration of the Premises and the Building to their condition immediately prior thereto within a reasonable period following Tenant’s receipt of notice from Landlord, Landlord shall have the right, at Tenant’s reasonable expense, to so remove and correct such Alterations and restore the Premises and the Building. All Alterations to the Building made by either party, and all Alterations to the Premises (including all trade fixtures) paid for by or on behalf of Landlord (including through a tenant improvement or construction allowance) shall immediately become the property of Landlord. All Alterations shall remain upon and be surrendered with the Premises as a part thereof at the expiration or earlier termination of the Lease Term; provided, however, that (a) Tenant shall remove, prior to the expiration or earlier termination of the Lease Term, all movable furniture, furnishings trade fixtures and equipment installed in the Premises solely at the expense of Tenant, and (b) Tenant shall remove at its expense all Alterations and other items (including any telecommunications, security, data, computer and similar equipment, cabling and wiring and all moveable furniture and trade fixtures) in the Premises or the Building which Landlord requests and designates in writing for removal, which removal obligation shall survive the expiration or sooner termination of the Lease. Landlord shall make such designation within seven (7) days after receipt of a written request by Tenant given with Tenant’s request for Landlord’s approval of such Alteration (or notice of such Alteration, for Alterations which do not require Landlord’s consent hereunder). Notwithstanding the foregoing, Tenant shall not be required to remove: (x) Alterations consisting of reasonably standard items that are typical or substantially similar to items installed by similar tenants in multi-tenanted, multi-story, first class office buildings (such as partitions, but not interior staircases, for example) (collectively, “Ordinary Office Improvements”); and (y) any other item of the Landlord’s Work or Alteration made by Landlord or Tenant in initially finishing and completing the Premises in accordance with Exhibit B, except as otherwise indicated by Landlord at the time of approval of any of Tenant’s plans. If any such removal causes damage or injury to the Premises or the Building, Tenant shall, in a good and workmanlike manner and in compliance with all applicable Laws, repair all such damage and injury to the Premises or the Building; provided, however, that if either an emergency condition exists, or the Lease Term has expired, or Tenant fails to commence within ten (10) days and repair the same within a reasonable period following Tenant’s receipt of notice from Landlord, Landlord shall have the right, at Tenant’s reasonable expense, to repair all damage and injury to the Premises or the Building caused by such removal as aforesaid. If such furniture, furnishings and equipment are not removed by Tenant prior to the expiration or earlier termination of the Lease Term, the same shall at Landlord’s option after giving Tenant seven (7) days’ prior notice be deemed abandoned or become the property of Landlord to be surrendered with the Premises as a part thereof; provided, however, that Landlord shall have the right at Tenant’s reasonable expense to remove from the Premises any or all such items or any other item or to require Tenant to do the same, except as otherwise provided in this Section. If Tenant fails to return the Premises to Landlord as required by this Section, then Tenant shall pay to Landlord all reasonable costs (including a reasonable construction management fee) actually incurred by Landlord in effectuating such return. The provisions of this paragraph shall survive the expiration or earlier termination of this Lease.

ARTICLE X

SIGNS

10.1 General. Except as provided in this Article X, Tenant shall not place, inscribe, paint, affix or otherwise display any sign, advertisement, picture, lettering or notice of any kind on any part of the exterior of the Building (including windows and doors), or on the interior of the Building if visible in any material respect from outside the Premises, without the prior written approval of Landlord, which may be granted or withheld in Landlord’s sole and absolute discretion. If any such item that has not been approved by Landlord is so displayed, then, if either an emergency condition exists or the Lease Term has expired or Tenant fails to remove such items within a reasonable period (not to exceed ten (10) days) following Tenant’s receipt of notice from Landlord, Landlord shall have the right to remove such item at Tenant’s reasonable expense. Landlord reserves the right to affix, install and display signs, advertisements and notices on any part of the exterior or interior of the Building; provided, however, that Landlord shall only affix, install or display signs on the interior of the Premises which pertain to the management or operation of the Building or are required by Law, and any such required signs shall be in a location reasonably satisfactory to Tenant, consistent with the applicable Law.

10.2 Building Directory. In the event that Landlord elects, in its sole discretion, to install a directory in the lobby of the Building, Landlord will list, at Landlord’s expense, the name of Tenant and any permitted subtenants and assignees in such directory based on Tenant’s Proportionate Share. Any such directory shall be maintained by Landlord , at Landlord’s expense.

10.3 Tenant Signage Rights.

(a) Lobby Sign. Tenant shall also have the non-exclusive right to have its name and logo on a sign in the lobby (the “Lobby Sign”) in one (1) of the two (2) locations shown on Exhibit M-1 attached hereto, as designated by Landlord in its sole discretion, subject to Tenant obtaining all permits and approvals required by Law, including without limitation, the approval of the City of Boston and the Boston Planning and Development Agency. Landlord shall approve the Lobby Sign (and any replacement thereof) prior to its installation, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, it shall not be unreasonable for Landlord to withhold its approval of a proposed Lobby Sign that (i) contains more than one color (i.e., is not monochromatic), (ii) is not compatible with the first-class appearance, quality and operation of the Building, or (iii) is not in compliance with Exhibit M-1. Landlord agrees that Landlord shall not permit any sign to be installed in the lobby by any other tenant of the Building, or on behalf of any other tenant of the Building, that has larger lettering or occupies a larger area than that permitted for Tenant’s Lobby Sign.

(b) Exterior Signage Rights. So long as Tenant (which, for the purposes of this Section 10.2 shall mean only Tenant originally named under this Lease or any Permitted Transferee or Affiliate to which this Lease has been assigned) is occupying all but two (2) of floors 9-17 in the Commercial/Garage Unit (the “Exterior Signage Threshold”), Tenant shall have the right, at Tenant’s sole cost and expense, to install one (1) sign on the Building’s exterior façade, in the approximate location shown on Exhibit M-2 attached hereto (“Tenant’s Exterior Signage”). Tenant’s Exterior Signage may include Tenant’s name and (to the extent permitted by Law) logo, and shall not be installed unless (i) prior to the installation of such Tenant’s Exterior Signage, Tenant shall submit to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, plans depicting Tenant’s Exterior Signage, (ii) Tenant’s Exterior Signage shall be of a type, style, size, color(s), design and method of fabrication approved by Landlord, not to be unreasonably withheld, conditioned or delayed, but Landlord agrees that, subject to applicable Laws, Tenant’s Exterior Signage may be internally illuminated, and (iii) Tenant’s Exterior Signage shall comply with all applicable Laws and zoning and site plan requirements of governmental authorities, including, but not limited to, Laws promulgated by the City of Boston and approvals required by the Boston Planning and Development Agency. Landlord shall reasonably cooperate with Tenant in order to obtain all requisite approvals for the Exterior Signage, including, without limitation, execution of any and all permit applications and the like; provided, however, that the foregoing shall not require Landlord to incur any cost (unless Tenant reimburses Landlord for the same) or liability in connection therewith.

ARTICLE XI

SECURITY DEPOSIT

11.1 Within thirty (30) days after the Effective Date of this Lease, Tenant shall deliver to Landlord, and Tenant shall maintain in effect at all times during the Lease Term an irrevocable letter of credit in the amount of Security Deposit Amount which shall be security for the performance by Tenant within any applicable notice or cure period of all of Tenant’s obligations, covenants, conditions and agreements under this Lease, substantially in the form annexed hereto as Exhibit K and otherwise reasonably satisfactory to Landlord and issued by a banking corporation reasonably satisfactory to Landlord it being agreed that Silicon Valley Bank is hereby approved for purposes of Tenant’s initial letter of credit hereunder. Any such letter of credit shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and shall (subject to any outside expiration date set forth therein) be automatically renewed from year to year unless the issuer thereof provides notice to Landlord of its intent not to renew the subject letter of credit at least forty-five (45) days prior to the expiration thereof. Tenant shall, throughout the term of this Lease, deliver to Landlord, in the event of the termination of or non-renewal of any such letter of credit, replacement letters of credit in lieu thereof (each such letter of credit and such extensions or replacements thereof, as the case may be, is herein called a “Letter of Credit”) no later than fifteen (15) days prior to the expiration date of the preceding Letter of Credit. Notwithstanding the foregoing, the Letter of Credit may contain a final expiration date which is prior to the scheduled expiration date of this Lease, and in such event Tenant shall deliver a replacement of or amendment to such Letter of Credit no later than fifteen (15) days prior to such final expiration date, and the final Letter of Credit delivered to Landlord pursuant to this Article 21 shall have a final expiration date occurring not earlier than sixty (60) days following the Expiration Date of this Lease. If Tenant shall fail to obtain any replacement of or amendment to a Letter of Credit within any of the applicable time limits set forth in this Article XI, such failure shall constitute an Event of Default and Landlord shall have the right (but not the obligation), at its option, to draw down the full amount of the existing Letter of Credit and retain the same as security hereunder, and notwithstanding such draw by Landlord, Landlord shall retain all other rights and remedies that are available to Landlord under this Lease.

11.2 If (i) an Event of Default occurs, (ii) the Letter of Credit is not replenished or replaced when required hereunder, (iii) a Bankruptcy Event has occurred, or (iv) the credit rating of the long-term debt of the issuer of the Letter of Credit (according to Moody’s, Standard & Poor’s or similar national rating agency reasonably identified by Landlord) is downgraded to a grade below the prevailing minimum standards for major leases by landlords of comparable office buildings in the Seaport District and Financial District of the City of Boston; or the issuer of the Letter of Credit enters into any supervisory agreement with any governmental authority; or the issuer of the Letter of Credit fails to meet any capital requirements imposed by applicable Laws (unless Tenant delivers to Landlord a replacement Letter of Credit complying with the terms of this Lease within fifteen (15) Business Days after demand therefor from Landlord), then, in any of such events, Landlord may, at its election, (but shall not be obligated to) draw down the entire Letter of Credit or any portion thereof and use, apply or retain (which in the case of retention, shall be deposited in an interest bearing money account that shall not be commingled with other assets of Landlord) the whole or any part thereof to the extent required for the payment of: (a) Rent and other additional rent or any other sum or expense which Tenant has failed to pay timely in accordance with requirements of this Lease, (b) any sum which Landlord may expend or may be required to expend by reason of an Event of Default, including, without limitation, any reletting costs or expenses (including, market leasing commission and reasonable attorneys’ fees relating to the reletting of all or any portion of the Premises and allocated for the term of such reletting), to the extent Landlord is permitted to recover the foregoing under this Lease, (c) any damages or deficiency actually incurred in the reletting of the Premises and to which Landlord is permitted to recover pursuant the terms of this Lease, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord, or (d) any damages awarded to Landlord in accordance with the terms and conditions of Article XIX hereof. To insure that Landlord may utilize the proceeds of the Letter of Credit in the manner, for the purpose, and to the extent provided in this Article XI, each Letter of Credit shall provide that the full amount or any portion thereof may be drawn down by Landlord upon the presentation to the issuing bank (or the advising bank, if applicable) of Landlord’s draft drawn on the issuing bank with an accompanying memoranda or statement of beneficiary certifying that it is entitled to make such draw. In no event shall the Letter of Credit require Landlord to submit evidence to the issuing (or advising) bank of the truth or accuracy of any such written statement (exclusive of any requirements of the issuing or advising bank that the beneficiary submit a signature verification document) and in no event shall the issuing bank or Tenant have the right to dispute the truth or accuracy of any such statement nor shall the issuing (or advising) bank have the right to review the applicable provisions of this Lease. In no event and under no circumstance shall the draw down on or use of any amounts under the Letter of Credit constitute a basis or defense to the exercise of any other of Landlord’s rights and remedies under this Lease or under any Law, including, without limitation, Landlord’s right to assert a claim against Tenant under Title 11 U.S.C. §502(b)(6) or any other provision of Title 11 of the United States Code.

11.3 If an Event of Default occurs and Landlord utilizes all or any part of the security represented by the Letter of Credit but does not terminate this Lease as provided in Article XIX hereof, Landlord may, in addition to exercising its rights as provided in Section 19.2 hereof, retain the unapplied and unused balance of the portion of the Letter of Credit drawn down by Landlord (herein called the “Cash Security”) as security for the faithful performance and observance by Tenant thereafter (within any applicable notice or cure periods) of the terms, provisions, and conditions of this Lease, and may use, apply, or retain the whole or any part of said Cash Security to the extent required for payment of Rent and other additional rent or any other sum or expense which Tenant has failed to pay timely in accordance with requirements of this Lease, or for any sum which Landlord may expend or be required to expend by reason of an Event of Default, to the extent Landlord is permitted to recover the foregoing under this Lease. In the event Landlord uses or applies any portion or all of the proceeds of the Letter of Credit or the Cash Security in accordance with Landlord’s rights under this Article XI, Tenant shall forthwith restore the amount so used or applied (at Landlord’s option exercisable by written notice to Tenant, either by the deposit with Landlord of cash or the provision of a replacement Letter of Credit) so that at all times the amount represented by the Letter of Credit and the Cash Security (if any) shall be not less than the Security Deposit Amount. If and to the extent Landlord retains any Cash Security, such Cash Security shall not be commingled with other assets of Landlord and shall be maintained in a segregated escrow account free from claims by Landlord’s creditors.

11.4 Provided no Event of Default then exists and Tenant has no outstanding monetary obligations to Landlord under this Lease, the Letter of Credit and the Cash Security (if any) shall be returned to Tenant within sixty (60) days after both (i) the expiration or early termination of this Lease and (ii) the delivery to Landlord of entire possession of the Premises. In the event of any sale, transfer or ground or master leasing of Landlord’s interest in the Commercial/Garage Unit whether or not in connection with a sale, transfer or ground or master leasing of the Land to a transferee or ground or master lessee, Landlord shall transfer the Letter of Credit and the Cash Security (if any) to the vendee, transferee or ground or master lessee, with contemporaneous written notice thereof to Tenant. The costs and expenses of the first such transfer in any five (5)

year period shall be paid by Tenant, but any and all costs charged to Tenant by the Letter of Credit issuer in connection with any subsequent transfer within such five (5) year period shall be reimbursed to Tenant by Landlord within thirty (30) days following Tenant’s written request therefor. Upon such transfer of the Letter of Credit and the Cash Security (if any), Landlord shall thereupon be released by Tenant from all liability for the return thereof, and Tenant shall look solely to the new landlord or transferee for the return of the same. The provisions of the preceding sentence shall apply to every subsequent sale, transfer or ground or master leasing of the Commercial/Garage Unit, and any successor of Landlord shall, upon a sale, transfer, ground or master leasing or other cessation of the interest of such successors in the Commercial/Garage Unit, whether in whole or in part, transfer the Letter of Credit and the Cash Security (if any) to any transferee or ground or master lessee of the Commercial/Garage Unit and shall thereupon be relieved of all liability with respect thereto. Tenant shall not assign or encumber or attempt to assign or encumber the security represented by the Letter of Credit, and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In any event, in the absence of evidence reasonably satisfactory to Landlord of an assignment of the right to receive the funds represented by the Letter of Credit, Landlord may return the Letter of Credit to the original Tenant regardless of one or more assignments of this Lease.

11.5 Neither the Letter of Credit, any proceeds therefrom or the Cash Security, if any, shall be deemed an advance rent deposit or an advance payment of any other kind, or a measure or limitation of Landlord’s damages or constitute a bar or defense to any of the Landlord’s other remedies under this Lease or at law or in equity upon an Event of Default.

11.6 As a material inducement to Landlord to enter into this Lease, Tenant hereby acknowledges and agrees that the Letter of Credit and the proceeds thereof (including, without limitation, any Cash Security created by the drawdown of all or any portion of the Letter of Credit) and the obligation to make available or pay to Landlord all or a portion thereof in satisfaction of any obligation of Tenant under this Lease, shall be deemed third-party obligations and not the obligation of Tenant hereunder and, accordingly, (a) shall not be subject to any limitation on damages contained in Section 502(b)(6) of Title 11 of the United States Code or any other limitation on damages that may apply under any Law in connection with a bankruptcy, insolvency or other similar proceeding by, against or on behalf of Tenant, (b) shall not diminish or be offset against any amounts that Landlord would be able to claim against Tenant pursuant to Title 11 U.S.C. §502(b)(6) as if no Letter of Credit existed, and (c) may be relied on by Landlord in the event of an assignment of this Lease that is not expressly in accordance with the terms of this Lease even if such assignment has been authorized and approved by a court exercising jurisdiction in connection with a bankruptcy, insolvency or other similar proceeding by, against or on behalf of Tenant.

11.7 The Landlord may pledge its right and interest in and to the Letter of Credit and any Cash Security to holder of any Mortgage of the Commercial/Garage Unit and, in order to perfect such pledge, have such Letter of Credit or Cash Security held in escrow by such mortgagee or grant such mortgagee a security interest therein or transfer the Letter of Credit or pay over the Cash Security to the name of such mortgagee so long as the mortgagee, as applicable, is expressly obligated pursuant to a written agreement with Tenant to comply with the terms, conditions and reduction rights of Tenant under this Article XI with respect to the

Letter of Credit or Cash Security. In connection with any such pledge or grant of security interest or transfer or payment by the Landlord to a mortgagee, Tenant covenants and agrees to reasonably cooperate upon request by the Landlord, and at no cost to Tenant (with Tenant’s reasonable costs incurred in connection therewith to be reimbursed by Landlord to Tenant within thirty (30) days following Tenant’s written request therefor), in order to permit the Landlord to implement the same on terms and conditions reasonably required by such mortgagee.

11.8 In addition to and without limiting the reduction provisions set forth above, in the event that the physical size of the Premises is increased or decreased during the Lease Term (including, without limitation pursuant to Article XXIX), the Security Deposit Amount shall be proportionately adjusted upward or downward, as applicable, to provide for a proportionately equivalent Security Deposit Amount based on the rentable square feet in the Premises following such adjustment. In connection with any such adjustment in the Premises, the parties shall enter into an agreement memorializing the resulting change in the Security Deposit Amount.

11.9 Provided that, as of each “Reduction Date” set forth below, (i) no Event of Default has occurred which has not been cured or waived in writing, (ii) no monetary Event of Default has occurred at any time during the preceding one (1) year period; (iii) Tenant has a credit rating equal to or greater than the Minimum Credit Grade (as hereinafter defined); and (iv) on or prior to the applicable Reduction Date, Tenant tenders to Landlord a replacement Letter of Credit or a certificate of amendment to the existing Letter of Credit, conforming in all respects to the requirements of this Article XI, in the amount of the applicable Letter of Credit Amount as of such Reduction Date (collectively, the “Reduction Conditions”), then the Security Deposit Amount shall be reduced in accordance with the following schedule:

Reduction Date	LC Amount
First (1st) anniversary of the Trigger Date	$10,039,410.33
Second (2nd) anniversary of the Trigger Date	$9,126,736.67
Third (3rd) anniversary of the Trigger Date	$8,214,063.00
Fourth (4th) anniversary of the Trigger Date	$7,301,389.33
Fifth (5th) anniversary of the Trigger Date	$6,388,715.67
Sixth (6th) anniversary of the Trigger Date	$5,476,042.00
Seventh (7th) anniversary of the Trigger Date	$4,563,368.33
Eight (8th) anniversary of the Trigger Date	$3,650,694.67
Ninth (9th) anniversary of the Trigger Date	$2,738,021.00

As used herein, the “Trigger Date” shall mean the first date following the expiration of the Abatement Period upon which Tenant shall have reached a credit rating of a grade equal to or greater than BBB (according Standard & Poor’s) or Baa3 (according to Moody’s) for a period of twelve (12) trailing months (the “Minimum Credit Grade”) and Tenant shall have given notice thereof to Landlord. In the event the Security Deposit Amount is reduced pursuant to the foregoing, and simultaneously with Tenant’s tender of the replacement or amended Letter of Credit to Landlord in the form required herein, Landlord shall exchange the Letter of Credit then held by Landlord for the replacement or amended Letter of Credit tendered by Tenant. If Tenant fails to tender to Landlord a replacement Letter of Credit or a certificate of amendment to the existing Letter of Credit on or prior to the Reduction Date, but Tenant subsequently delivers a replacement Letter of Credit or a certificate of amendment to the existing Letter of Credit to Landlord and as of the date of such delivery Tenant otherwise satisfies the Reduction Conditions, then any reductions that were suspended will re-commence as of the date of such delivery. Landlord agrees that it shall reasonably cooperate with the issuer of the Letter of Credit then held by Landlord in connection with the issuance of the replacement or amended Letter of Credit pursuant to this Section; provided, however, that the foregoing shall not require Landlord to incur any out-of-pocket cost (unless Tenant reimburses Landlord for the same) or liability in connection therewith.

ARTICLE XII

INSPECTION/ENTRY BY LANDLORD

12.1 Subject to and upon the terms and provisions contained in this Section 12.1, Tenant shall permit Landlord, Landlord’s Representatives, the Board, and the holder of any Mortgage, to enter the Premises at any time and from time to time, without charge therefor and without diminution of the rent payable by Tenant except as expressly provided in this Lease, in order to examine, inspect or protect the Premises and the Building, to make the repairs and replacements for which Landlord is responsible hereunder or which Landlord is otherwise permitted to make pursuant to the terms of this Lease, or to exhibit the same to brokers, prospective tenants (during the last twenty-four (24) months of the Lease Term, unless Tenant has exercised its option to extend as provided herein or the parties have agreed in writing to otherwise extend the Lease Term), lenders, purchasers and others. Except in the event of an emergency, Landlord shall give Tenant reasonable advance notice (which may be made by telephone or email) of any such entry and to permit Tenant to have a representative present at such time; and to minimize disruption to Tenant’s access to the Premises and use of the Premises for the purposes permitted hereunder in connection with any such entry (but same shall not prohibit Landlord from performing maintenance and repairs during Business Hours where reasonably possible while maintaining a first class office environment). Notwithstanding any of the foregoing, in no event shall this Section 12.1 entitle Landlord to access Tenant’s computers, confidential information or other data of any kind.

ARTICLE XIII

INSURANCE

13.1 Tenant shall not conduct or permit to be conducted any activity, or place or permit to be placed any equipment or other item in or about the Premises or the Building, which will in any way increase the rate of property insurance or other insurance on the Building. If any increase in the rate of property or other insurance is due to any activity, equipment or other item of Tenant, then (whether or not Landlord has consented to such activity, equipment or other item) Tenant shall pay as additional rent due hereunder the amount of such increase (and this shall be the Landlord’s sole remedy on account thereof provided no other Event of Default arises on account of such activity or equipment). The statement of any applicable insurance company or insurance rating organization (or other organization exercising similar functions in connection with the prevention of fire or the correction of hazardous conditions) that an increase is due to any such activity, equipment or other item shall be presumptive evidence thereof. Throughout the Lease Term, each of Tenant and Landlord shall obtain and maintain, at its respective sole cost and expense, insurance coverages of the type and in such amounts as set forth in Exhibit G attached hereto.

ARTICLE XIV

SERVICES, UTILITIES AND COMMON AREAS

14.1 Service and Utilities. Subject to Tenant’s performance of its obligations specified in this Lease which are necessary for Landlord to perform its obligations under this Section 14.1, from and after the Lease Commencement Date and, prior to such time to the extent reasonably necessary for Tenant’s installation of furniture, fixtures and equipment and other preparations for its occupancy of the Premises, Landlord will make available to the following services and utilities in accordance with applicable Law and such standards set forth herein or, if not specified, being maintained by similar first-class office buildings in Boston’s Seaport District: (a) Air-conditioning and heating during Building Hours based on the conditions set forth and substantially in accordance with the attached Exhibit J, (b) janitorial service after 5:30 p.m. on Monday through Friday (or, at Landlord’s option, Sunday through Thursday) only (excluding Holidays) in accordance with the standards equal or superior to those set forth in Exhibit I (such janitorial specifications being subject to adjustment from time to time if, in Landlord’s good faith judgment, modifications thereto would improve the delivery of such services to the Commercial/Garage Unit, but in no event shall such janitorial specifications be inconsistent with janitorial services typically provided to comparable first class office buildings in the Seaport District), (c) electric power from the utility provider to the point of connection to Tenant’s meters sufficient for customary lighting purposes, and normal office use up to 6 watts per usable square foot of the Premises at all times during the Lease Term exclusive of the electrical loads associated with the Building’s and the Premises’ HVAC systems and any other “house load” electrical usage, and access to 480 volt service to be used in connection with Corporate Experience Center at Tenant’s sole expense, (d) standard hot and cold water for in Building standard bathrooms, and chilled water in Building standard drinking fountain, if any; (any additional domestic water for Tenant usage in kitchenettes or additional Premises bathrooms will be available to Tenant for Tenant tap-in at core locations, at Tenant’s expense); (e) passenger elevator service (with at least two (2) elevator cabs in operation at all times, except in the event of an emergency), (f) freight elevator service; (g) landscaping and snow removal during the seasons they are required, (h) exterior window cleaning service; (i) twenty-four hour manned security personnel and security services and equipment consistent with such services provided by landlords of comparable first class office buildings in the Seaport District; and (j) distributed antenna system core area distribution cables, fibers, and ‘head end system’ allowing Tenant to connect with Tenant Premises distribution and antennas to allow use of the system. Tenant, by sixty (60) days’ prior written notice to Landlord shall have the right to assume janitorial services for the Premises, in which event Landlord shall have no further obligations under clause (b) above, and the Operating Charges shall be appropriately adjusted to exclude previously included charges applicable to such janitorial services associated with the Premises (but, for avoidance of doubt, Operating Charges shall continue to include janitorial service for the Property Common Areas). If Tenant requires air conditioning or heat beyond the Building Hours, then Landlord will furnish the same, provided Tenant gives Landlord advance notice of such requirement (by 2:00 p.m. of the same day for extra service needed Monday through Friday, and by 2:00 p.m. on Friday for extra service needed on Saturday or Sunday) Tenant shall pay for such extra service in accordance with Landlord’s then current schedule of costs and charges, which shall reflect Landlord’s cost of providing such service (including, without limitation, a reasonable activation fee) but without a profit increment. Other than air conditioning, all services provided by Landlord to Tenant are based upon an assumed maximum premises population (other than functions, events and the like of reasonable duration) of one person per one hundred twenty five (125) square feet of useable area, which limit Tenant shall in no event exceed without Landlord’s prior approval, such approval to be granted or withheld in Landlord’s sole discretion. Notwithstanding anything above to the contrary, Tenant shall have access to the Building twenty four (24) hours per day each day of the year (except in the event of an emergency and subject to Landlord’s reasonable security requirements promulgated by written notice to Tenant from time to time). Landlord shall provide a card key (or similar type of) access system to provide access to the Building and the Parking Facility (defined in Section 24.1) at times other than Building Hours. One (1) access card per each 125 square feet of rentable area in the Premises) shall be provided to Tenant at no cost to Tenant (except that Landlord may charge Tenant its standard fee for additional or replacement cards). Such access cards shall be issued by Landlord to Tenant the specific individuals that are designated by Tenant. All persons entering or exiting the Building at times other than the normal hours of operation of the Building shall, at Landlord’s discretion, be required to sign in and out.

14.2 Costs. The Premises shall be separately metered as part of the Tenant Work for electrical service for lights, plugs and the VAV boxes serving the Premises. Tenant shall have the right, appurtenant to the Premises to use Tenant’s Pro Rata Share of all wires, risers, conduits and other electrical equipment and facilities located in the Building and serving the Commercial/Garage Unit to provide electrical service to the Premises. During the Term, Tenant shall procure and pay, when due, all charges for electricity, telephone, cable and telecommunications services supplied to the Premises directly to the applicable service provider. Tenant acknowledges and agrees that Landlord and Tenant will be subject to certain mandatory informational and other reporting requirements imposed by the City of Boston pursuant to the Building Energy Reporting and Disclosure Ordinance, as the same may be amended from time to time (the “Energy Reporting Ordinance”) with respect to Tenant’s space use attributes and energy use in the Premises and, in connection therewith. Landlord and Tenant shall reasonably cooperate with each other in satisfying their respective obligations under the Energy Reporting Ordinance and Tenant shall provide Landlord with copies of Tenant’s utility bills and other reasonably requested related information for the prior calendar year not later than February 28th of each calendar year during the Term, and such obligation shall survive the expiration or earlier termination of the Term of this Lease with respect to the final Lease Year of the Term. Except to the extent that disclosure is required by Laws, Landlord shall use commercially reasonable efforts to keep utility usage information received from Tenant confidential and shall not disclose such information to any person or entity other than affiliates of Landlord and their agents and employees (and such disclosure shall be subject to reasonable confidentiality requirements).

14.3 Excess Usage. Tenant shall reimburse Landlord for the actual cost without markup of any excess water, sewer and chiller usage in the Premises. Excess usage shall mean the excess of the estimated usage in the Premises (per square foot of rentable area) during any three (3) month billing period over the average usage (per square foot of rentable area) during the same period for the entire Commercial/Garage Unit, as reasonably calculated by Landlord in good faith and with commercially reasonable documentation thereof provided to Tenant promptly upon Tenant’s written requests from time-to-time.

14.4 Amenities. Subject to Tenant’s obligations specified in the Lease, during the entire Term, Landlord shall provide the following amenities (“Amenities”) to Tenant and its employees at no additional cost (other than through recovery through Operating Charges as set forth in and subject to the terms of Exhibit E attached hereto) except as otherwise provided herein, all in a manner consistent with the first-class nature of the Building:

(a) Fitness Facility: Landlord shall maintain an unstaffed fitness facility containing at least 2,500 square feet, located in the Building which contains locker facilities, showers, restrooms, and high-quality exercise equipment with towel service (the “Fitness Facility”). Tenant’s employees who are assigned to work at the Premises (whether permanently or on a temporary basis), shall have the non-exclusive right, in common with the employees of other Building tenants, to utilize the Fitness Facility from 5:00 a.m. to 11:00 p.m. Monday through Friday (excluding Holidays) and from 8:00 a.m. to 1:00 p.m. on Saturday (excluding Holidays), and during such other hours as Landlord shall designate in its sole discretion. Use of the Fitness Facility will be limited to tenants of the Building and their employees, on a non-exclusive basis. Tenant and its employees shall use the Fitness Facility at their own risk and will provide such reasonable certifications of waiver of liability as Landlord may reasonably request from time to time. Without limiting the generality of the foregoing, each user of the Fitness Facility shall be required to execute and deliver a waiver of liability in a form to be provided by Landlord and reasonably acceptable to Tenant. Landlord shall reasonably consider any request by Tenant to modify or replace the exercise equipment located in the Fitness Facility, provided the foregoing shall not impose any affirmative obligation on Landlord to comply with any such request. Notwithstanding anything in this Lease to the contrary, as part of Operating Charges, Landlord shall have the right at any time, in its sole and absolute discretion, to staff the Fitness Facility (or not) and contract or terminate any party hired in connection therewith. Tenant shall have the right, at Tenant’s sole cost and expense and subject to the reasonable, non-discriminatory rules and regulations established by Landlord for the Fitness Facility, in common with others, to have one or more personal trainers and/or instructors operate in the Fitness Facility to provide fitness services and training to Tenant’s employees at reasonable times that do not conflict with previously scheduled fitness classes offered by the Fitness Facility.

(b) Conference Facility and Harbor Way Terrace:

(i) Landlord shall maintain a tenant-only conference center in the Building (a “Conference Facility”) with high-quality equipment and furniture. Tenant shall have the non-exclusive right to use such Conference Facility in common with other tenants of the Building on a first come, first-served basis. Tenant shall schedule Tenant’s use of the Conference Facility with Landlord’s property manager in advance of Tenant’s use of the Conference Facility in accordance with reasonable rules and regulations established by Landlord. In the event of scheduling conflicts or high periods of usage, Landlord shall have the right to determine availability in its reasonable discretion. If Tenant requests set-up and cleaning, or technology assistance with respect to its use of the Conference Facility, Tenant shall be billed on a reasonable basis for those services. Landlord shall determine the location, size, design, features, utility and all other aspects of the Conference Facility, if any, in its sole discretion.

(ii) Subject to applicable Laws, the Building will include an outdoor terrace on the northeast side of the third level of the Building as shown and labeled on Exhibit A-2 (the “Harbor Way Terrace”). The Harbor Way Terrace shall be a Property Common Area available for use by Tenant in common with other office tenants of the Building and in connection with Tenant’s use of the Conference Facility, without payment of any Base Rent. If Tenant requests set-up and cleaning with respect to its use of the Harbor Way Terrace, Tenant shall be billed on a reasonable basis for those services. Tenant and Tenant’s employees shall have no right to use the Harbor Way Terrace except as provided herein. The Harbor Way Terrace is a non-smoking area. Tenant shall use the Harbor Way Terrace at its own risk and Landlord shall not be liable to Tenant or any of its invitees for injuries received while using the Harbor Way Terrace and adjacent areas except if same are due to the gross negligence or willful misconduct of Landlord and/or Landlord’s Representatives.

(c) Roof Terrace: Subject to applicable Laws, Landlord hereby consents to Tenant’s construction of a terrace on the north portion of the roof above the 17th floor of the Building including an access corridor along the west side of the roof leading from the emergency egress stairway to the terrace, all in the areas shown on Exhibit A-3 attached hereto (collectively, the “Roof Terrace”). Tenant shall have the non-exclusive right to use the emergency egress stairs in the Building (the “Emergency Egress Stairs”) for the purpose of access between the 17th floor of the Premises and the Roof Terrace, provided that (a) such use shall be permitted by, and at all times be in accordance with, all applicable Laws; (b) Tenant shall comply with Landlord’s reasonable rules and regulations adopted from time to time with respect thereto; and (c) Tenant shall, at its sole cost and expense, and in a manner reasonably satisfactory to Landlord and in compliance with applicable Laws, coordinate Tenant’s security system with the Building life safety systems and the Building’s key card access system installed on all doors between the Emergency Egress Stairs and the 17th floor of the Premises. Subject to applicable Laws, with Landlord’s prior consent, which consent may be granted or withheld in Landlord’s reasonable discretion, Tenant shall have the right to make Cosmetic Changes to the portions of the Emergency Egress Stairs serving the Roof Terrace as well as to the access corridor located along the east side of the roof. Tenant’s construction of the Roof Terrace shall be subject to the requirements for any Alterations made by Tenant set forth in this Lease (including, without limitation, Section 9.2); provided, however, that notwithstanding anything contained in this Lease to the contrary, Tenant shall use Skanska USA Building, Inc. as the contractor for the Roof Terrace and any cosmetic changes to the Emergency Egress Stairs and/or access corridors. The Roof Terrace shall be constructed in accordance with plans and specifications approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed; provided it shall not be unreasonable for Landlord to withhold its approval of any plans and specifications for the Roof Terrace which Landlord determines in its sole and absolute discretion are inconsistent with the architectural character of the Building or are not compatible with the first-class appearance, quality and operation of the Building. The

Roof Terrace will be available for the exclusive use of Tenant and Tenant’s employees and invitees, except in the event of emergency requiring such access to be restricted or limited. Landlord shall be responsible for the repair and maintenance of the Roof Terrace as provided in Section 8.2, the cost of which shall be reimbursed to Landlord by Tenant and shall not be part of Operating Charges (except to the extent such costs are attributable to Landlord’s obligations under this Lease with respect to the repair and maintenance of the Building Structure and Systems), provided that Tenant shall be responsible for the maintenance, repair and replacement of any furnishings, equipment or other personally placed on the Roof Terrace by Tenant, its Agents and vendors, or its employees. Except in the event of an emergency, Landlord shall give Tenant at least twenty four (24) hours’ advance notice (which may be made by telephone or email) prior to Landlord making any such repair and maintenance of the Roof Terrace. Tenant shall be responsible for obtaining and maintaining any and all licenses, permits, consents or approvals that may be required by applicable Laws in connection with Tenant’s use of Roof Terrace. Tenant may use the Roof Terrace for outdoor seating, social events and other uses ancillary to Tenant’s use of the Premises, including the service of food and beverages, and shall have the right to install tables, chairs and other furniture to facilitate outdoor seating and use of the Roof Terrace. The Roof Terrace is a non-smoking area. Tenant shall use the Roof Terrace and Emergency Egress Stairs at its own risk and Landlord shall not be liable to Tenant or any of its invitees for injuries received while using the Roof Terrace, Emergency Egress Stairs, access corridors and adjacent areas except if same are due to the gross negligence or willful misconduct of Landlord and/or Landlord’s Representatives. All of the provisions of this Lease shall apply to the installation, use and maintenance of the Roof Terrace, including all provisions relating to compliance with Law, insurance, and indemnity, except that the Roof Terrace is not included in the Premises for the purposes of calculating Tenant’s Proportionate Share and Tenant shall not be required to pay any Base Rent to Landlord in connection with Tenant’s use of the Roof Terrace or the Emergency Egress Stairs. Tenant shall not be required to remove the Alterations comprising the Roof Terrace at the expiration or earlier termination of the Term, except as specified by Landlord at this time the Alterations comprising the Roof Terrace are approved by Landlord.

(d) Bike Storage: Landlord shall provide and maintain a secured bicycle storage facility in the Parking Facility (the “Bike Storage Facility”). Tenant shall be entitled to utilize Tenant’s Proportionate Share of such Bike Storage Facility. Tenant and its employees shall use the Bike Storage Facility at its own risk and will provide such reasonable certifications of waiver of liability as Landlord may reasonably request from time to time. Without limiting the generality of the foregoing, each user of the Bike Storage Facility shall be required to execute and deliver a waiver of liability in a form to be provided by Landlord and reasonably acceptable to Tenant (provided that no such waiver shall apply to the gross negligence or willful misconduct of Landlord and/or Landlord’s Representatives).

Use of the Fitness Facility, the Conference Facility (if any), the Harbor Way Terrace, the Roof Terrace and the Bike Storage Facility shall, in addition to the foregoing provisions of Sections 14.4, be in accordance with all applicable provisions of this Lease (including, without limitation, the insurance and indemnity provisions) and subject to such reasonable rules and regulations as Landlord may reasonably promulgate and uniformly enforce with respect thereto from time to time. Landlord shall maintain (making repairs and replacements when reasonably necessary) all Amenities throughout the Lease Term (as may be extended) in first-class condition and repair, and in accordance with any specific requirements contained herein. Subject to the foregoing, Landlord shall have the right at any time, in its sole but reasonable discretion, to: (1) reasonably modify (but not to the extent of essentially depriving Tenant of their benefit) the hours of operation of any of the foregoing Amenities, consistent with the first-class standard for the Amenities contemplated hereby; (2) modify the size, type, capacity or configuration of the foregoing Amenities, all while keeping the Amenities in accordance with the requirements of this Lease, and provided the Amenities are not materially diminished or put in less than a first-class condition; (3) relocate any of the foregoing Amenities to another portion of the Building (which location with respect to the Harbor Way Terrace and the Roof Terrace only shall be reasonably comparable to its prior location); or (4) perform any other reasonable act with respect to the foregoing Amenities, consistent with the first class nature thereof and Tenant’s rights to use the Amenities as provided herein. In the event that Landlord makes any modification with respect to the foregoing Amenities pursuant to the immediately preceding sentence, then costs of such modification shall be included within Operating Charges, except to the extent such costs should be reasonably characterized as capital expenditures and excluded pursuant to the definition of Operating Charges, or as otherwise provided in Exhibit E.

14.5 Interruption of Services.

(a) Landlord reserves the right to curtail, suspend, interrupt and/or stop the supply of water, sewer, electrical current, janitorial, and other services, and to curtail, suspend, interrupt and/or stop use of entrances, lobbies and/or elevators serving access to the Building, or other portions of the Property, without thereby incurring any liability to Tenant, when necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements in the judgment of Landlord reasonably exercised desirable or necessary, or when prevented from supplying such services or use due to any act or neglect of Tenant or Tenant’s agents employees, contractors or invitees or any person claiming by, through or under Tenant or by any force majeure event. Except as otherwise set forth in Section 14.5(b) below, no diminution or abatement of rent or other compensation, nor any direct, indirect or consequential damages shall or will be claimed by Tenant as a result of, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of, any such interruption, curtailment, suspension or stoppage in the furnishing of the foregoing services or use, irrespective of the cause thereof. Except as otherwise expressly provided in this Lease, the failure or omission on the part of Landlord to furnish any of the foregoing services or use as provided in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of Rent, nor to render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease. Notwithstanding anything herein to the contrary, in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof and, except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

(b) Notwithstanding the provisions of Section 14.5(a) above, if (i) an interruption or curtailment, suspension or stoppage of an Essential Service (as said term is hereinafter defined) shall occur, except if any of the same is due to any act or neglect of Tenant or any Agent, or is an event which is covered by the provisions of Article XVII or Article XVIII of this Lease (any such interruption of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) as a result of such Service Interruption, the Premises becomes untenantable so that for the Abatement Eligibility Period (as hereinafter defined) Tenant is unable to and does not in fact conduct its business in the affected portion of the Premises during the entirety of the Abatement Eligibility Period by reason of such untenantability, then there shall be an abatement of one day’s Rent and additional rent for each day during which such Service Interruption continues after the Abatement Eligibility Period until such date that the Premises or the affected portion thereof shall be rendered tenantable (or such earlier date, if any, as Tenant shall reoccupy the Premises or the affected portion thereof for the conduct of its business); provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Rent and additional rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises. For the purposes hereof, the “Abatement Eligibility Period” shall be defined as thirty (30) consecutive business days after Landlord’s receipt of written notice from Tenant of the Service Interruption causing untenantability in the Premises, unless such Service Interruption is within the reasonable control of Landlord to remedy (and Landlord is not impeded by reason of any force majeure event) or such Service Interruption was caused by Landlord’s willful misconduct, in which case the Abatement Eligibility Period shall be five (5) consecutive Business Days after Landlord’s receipt of such notice. For purposes hereof, the term “Essential Services” shall mean the following services in accordance with Landlord’s obligations under this Lease: passenger elevator service, water and sewer service, HVAC, electricity and telecommunications services. The remedies set forth in this Section 14.5(b) shall be Tenant’s sole remedy on account of a Service Interruption and this Section 14.5(b) shall not apply in the event of untenantability caused by fire or other casualty or taking (which shall be subject to the terms and conditions of Article XVII or Article XVIII below, as applicable). A Service Interruption will not be deemed to have occurred if Tenant introduces into the Premises personnel or equipment which overloads the capacity of the Building systems or in any other way interferes with any building system’s ability to perform its proper functions, including, without limitation, Tenant’s design, layout or occupancy level of the Premises in a manner which inhibits the HVAC system’s ability to perform properly in the manner designed.

ARTICLE XV

LIABILITY OF LANDLORD; INDEMNIFICATION

15.1 Claims. Landlord and Landlord’s Representatives shall not be liable to Tenant, any Agent or any other person or entity for any damage, injury, loss or claim based on or arising out of any cause whatsoever (except as otherwise provided in this Section), including without limitation the following: repair to any portion of the Premises or the Building; interruption in the use of the Premises or the Building or any equipment therein; any accident or damage resulting from any use or operation (by Landlord, Tenant or any other person or entity) of elevators or heating, cooling, electrical, sewage or plumbing equipment or apparatus; termination of this Lease by reason of damage to the Premises or the Building; any fire, robbery, theft, vandalism, mysterious disappearance or any other casualty; actions of any other tenant of the Building or of any other person or entity; failure or inability to furnish any service specified in this Lease; and leakage in any part of the Premises or the Building from water, rain, ice or snow that may leak into, or flow from, any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Premises or the Building. If any condition exists which may be the basis of a claim of constructive eviction, then Tenant shall give Landlord written notice thereof and a reasonable opportunity to correct such condition, and in the interim, provided Landlord has commenced a cure within such reasonable period of time (not to exceed fifteen (15) days) and is diligently pursuing such cure to completion, Tenant shall not claim that it has been constructively evicted or is entitled to a rent abatement (other than as expressly provided for in this Lease). Except as provided in this Lease, any property placed by Tenant or any Agent in or about the Premises or the Building shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible therefor. For purposes of this Article, the term “Building” shall be deemed to include the Land. Notwithstanding the foregoing provisions of this Section, Landlord shall not be released from liability to Tenant for any physical injury to any natural person or damage to property caused by the negligence or willful misconduct of Landlord or Landlord’s Representatives, except Landlord’s liability for damage to property shall be subject to the waivers of subrogation set forth in this Lease; provided, however, that neither Landlord nor any of Landlord’s Representatives (nor any past, present or future board member, partner, trustee, director, member, officer, employee, agent, representative or advisor of any of them) shall under any circumstances be liable for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business) in connection with or relating to this Lease.

15.2 (a) Tenant Indemnification of Landlord. Except to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s Representatives (or any past, present or future board member, partner, trustee, director, member, officer, employee, agent, representative or advisor of any of them), Tenant shall reimburse Landlord and Landlord’s Representatives (as additional rent), and shall indemnify, defend upon request and hold them harmless from and against all Claims suffered by or claimed against them, directly or indirectly, by any third party and based on or arising out of, in whole or in part, from: (a) use and occupancy of the Premises or any of the Amenities or other common areas of the Condominium by Tenant or its Agents or the business conducted therein, (b) any negligent or willful act or omission of Tenant or any Agent on or about the Premises or the Condominium, (c) any breach of Tenant’s obligations under this Lease, including failure to comply with Laws or surrender the Premises upon the expiration or earlier termination of the Lease Term, or (d) any entry by Tenant or any Agent upon the Land prior to the Lease Commencement Date; provided, however, that neither Tenant nor any of its Agents (nor any past, present or future board member, partner, trustee, director, member, officer, employee, agent, representative or advisor of any of them) shall under any circumstances be liable to Landlord or to any of Landlord’s Representatives or other parties indemnified hereunder for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business). In no event shall Tenant have any liability to Landlord for interruption or loss to Landlord’s business or (except as provided in Article XXII hereof) any indirect or consequential damages, or for any liability covered by any insurance policy carried (or required by this Lease to be carried) by Landlord or such person for which Landlord is fully paid (except that Tenant shall reimburse Landlord for any deductible actually paid by Landlord with respect to the same).

(b) Landlord Indemnification of Tenant. Except to the extent caused by the negligence or willful misconduct of Tenant or an Agent of Tenant, Landlord shall reimburse Tenant and shall indemnify and hold Tenant harmless from and against all Claims suffered or claimed against Tenant as a result of: (i) Landlord’s or any Landlord’s Representative’s use or control of the common areas of the Condominium and the Building Structure and Systems; (b) grossly negligent act or omission or willful misconduct of Landlord or any Landlord’s

Representative on or about the Premises or the Condominium, or (c) any breach of Landlord’s obligations under this Lease. In no event, however, shall Landlord have any liability to Tenant for interruption or loss to Tenant’s business or any indirect or consequential damages or for any liability covered by any insurance policy carried (or required by this Lease to be carried) by Tenant or such person.

15.3 Transfer. No landlord hereunder shall be liable for any obligation or liability based on or arising out of any event or condition occurring during the period that such landlord was not the owner of the Commercial/Garage Unit or a landlord’s interest therein (other than to the extent such event or condition continues following such time as such landlord becomes owner of the Commercial/Garage Unit or a landlord’s interest therein). Within five (5) days after request, Tenant shall attorn to any transferee landlord and execute, acknowledge and deliver any commercially reasonable document, consistent with the terms of this Lease, submitted to Tenant confirming such attornment, and provided such transferee assumes the obligations of Landlord hereunder which accrue from and after the date of the transfer.

15.4 No Setoff. The obligations of Tenant under this Lease are separate and independent covenants and agreements, such that all such obligations of Tenant, including, without limitation the obligation to pay Rent and any other additional rent and other sums due hereunder, shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated, suspended or abated pursuant to an express provision of this Lease. Such waiver and acknowledgements by Tenant are a material inducement to Landlord entering into this Lease. To the extent of any conflicts or inconsistencies between the terms and provisions of this Section 15.4 and the terms and provisions of the remainder of this Lease, the terms and provisions of this Section 15.4 shall control. Except as expressly provided in this Lease, Tenant shall not have the right to set off or deduct any amount allegedly owed to Tenant pursuant to any claim against Landlord from any rent or other sum payable to Landlord and Tenant’s sole remedy for recovering upon such claim shall be to institute an independent action against Landlord, which action shall not be consolidated with any action of Landlord; provided, however, that the foregoing shall not prohibit Tenant from asserting a compulsory counterclaim in any proceeding instituted by Landlord against the Tenant that is required to be brought by applicable statute or any Law and could reasonably expected to be deemed forever waived if not asserted by Tenant in such action.

15.5 Limitation of Liability. If Tenant or any Agent is awarded a money judgment against Landlord, then recourse for satisfaction of such judgment shall be limited to execution against Landlord’s estate and interest in the Commercial/Garage Unit which shall be deemed to include (subject to rights of any Mortgagees) proceeds actually received by Landlord from any sale of the Commercial/Garage Unit (net of all reasonable and customary expenses of sale), insurance or condemnation proceeds, and rental income from the Commercial/Garage Unit (net of all reasonable and customary expenses) to the extent all of the foregoing are held in an account for Landlord and have not been applied or distributed by Landlord in the ordinary course of business (i.e., not as a fraud against creditors). No other asset of Landlord, and no asset of any of Landlord’s Representatives (or any past, present or future director, board member, partner, director, member, officer, trustee, employee, agent, representative or advisor of any of them (each, an “officer”)) or any other person or entity, shall be available to satisfy or be subject to any such judgment. No such Landlord’s Representative, officer or other person or entity shall be held to have personal liability for satisfaction of any claim or judgment whatsoever under this Lease. Likewise, in the event that Landlord or any Landlord’s Representative is awarded a money judgment against Tenant or any Tenant’s Agent, recourse for satisfaction of such judgment shall be limited to the assets of Tenant, and no asset of any Tenant’s Agent (or any past, present or future officer (as defined above) of Tenant or any Tenant’s Agent) or any other person or entity, shall be available to satisfy or be subject to any such judgment; and no such Tenant’s Agent, officer or other person or entity shall be held to have personal liability for satisfaction of any claim or judgment by Landlord whatsoever under this Lease. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Landlord might otherwise have to obtain injunctive relief (or to take any other action against Tenant or any Agent or their respective successors in interest not involving the personal liability of Tenant or any Agent and which is not otherwise inconsistent with the recourse limitations set forth in the prior sentence).

ARTICLE XVI

RULES

16.1 Tenant and Agents shall at all times abide by and observe the rules and regulations specified in Exhibit C and the rules and regulations for the Condominium set forth in the Condominium Documents. Tenant and Agents shall also abide by and observe any other reasonable rule that Landlord or the Board may reasonably promulgate from time to time for the operation and maintenance of the Building and the Condominium, provided that written notice thereof is given. No such rules and regulations as described in this Section 16.1 shall materially and adversely affect Tenant’s rights to use and access the Premises for the use of the Premises as permitted by this Lease, exercise any of Tenant’s other rights under this Lease, materially impair any of the services Landlord is obligated to provide hereunder, or be inconsistent with prudent management practices of first-class office buildings in the vicinity of the Building. All rules shall be binding upon Tenant and enforceable by Landlord, subject to and in accordance with the terms and provisions of this Lease, as if they were contained herein. Nothing contained in this Lease shall be construed as imposing upon Landlord any duty or obligation to enforce such rules, or the terms, conditions or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for the violation of such rules by any other tenant or its employees, agents, assignees, subtenants, invitees or licensees. Landlord shall use reasonable efforts not to enforce any rule or regulation in a manner which unreasonably discriminates among similarly situated tenants.

ARTICLE XVII

DAMAGE OR DESTRUCTION

17.1 General; Landlord’s Termination Right. If the Premises or the Building are totally or partially damaged or destroyed thereby rendering the Premises totally or partially inaccessible or unusable, then, Landlord shall, within forty five (45) days after Landlord is first able to gain access to the Building and the Premises following the occurrence of the damage or destruction described in Section 17.1, provide a written notice to Tenant (the “Repair Estimate

Notice”) including (a) an estimated date upon which the repair or restoration required of Landlord will be substantially completed (taking into account the time needed for effecting a satisfactory settlement with any insurance company involved, removal of debris, preparation of plans and issuance of all required governmental permits) (the “Estimated Repair Completion Date”), and (b) commercially reasonable back-up documentation (i.e., report or certification issued by a reputable and duly licensed insurance claims adjuster, architect or engineer, as applicable). Unless this Lease is terminated by Landlord or Tenant as hereinafter provided, then Landlord shall diligently repair and restore (A) the Premises and the Landlord’s Work, but excluding any other Alterations or any other contents of the Premises, including, without limitation, Tenant’s trade fixtures, decorations, furnishings, equipment or personal property, and (B) the Building, including, without limitation, all Property Common Areas and the Amenities), in each case to substantially the same condition they were in prior to such damage or destruction; provided, however, that if the Estimated Repair Completion Date set forth in the Repair Estimate Notice exceeds one (1) year after the date Landlord’s repairs are expected to commence, then Landlord shall have the right to terminate this Lease by giving written notice of termination within forty-five (45) days after the occurrence of such damage or destruction. If this Lease is not terminated as a result of such damage or destruction, then until such repair and restoration of the Premises are substantially complete, Tenant shall be required to pay rent only for the portion of the Premises that is usable for the Permitted Use while such repair and restoration are being made; provided, however, that (x) if such damage or destruction was caused by the willful misconduct of Tenant or any employee of Tenant, then Tenant shall not be entitled to any such rent reduction . After receipt of its insurance proceeds, Landlord shall proceed with and bear the expenses of such repair and restoration of the Premises and the Building it is required to perform hereunder; provided, however, that (a) if such damage or destruction was caused by the negligence or willful misconduct of Tenant or any Agent, then Tenant shall pay Landlord’s deductible and the amount by which such expenses exceed such deductible and the insurance proceeds, if any, actually received by Landlord on account of such damage or destruction (or, if Landlord fails to maintain the insurance required by Section 13.3, that Landlord would have received to the extent Landlord maintained such insurance required by Section 13.3), and (b) Landlord shall not be required to repair or restore any Tenant Items (except to the extent Landlord receives proceeds therefor from Tenant’s insurance), any Alterations or any other contents of the Premises (including, without limitation, Tenant’s trade fixtures, decorations, furnishings, equipment or personal property). Notwithstanding anything herein to the contrary, provided that Landlord contemporaneously terminates the leases of all other tenants in the Commercial/Garage Unit, Landlord shall have the right to terminate this Lease if (1) insurance proceeds plus deductibles are insufficient to pay all or substantially all of the cost of such repair and restoration (so long as Landlord maintains the insurance required by Section 13.3), (2) the holder of any Mortgage fails or refuses to make any material portion of such insurance proceeds available for such repair and restoration, (3) zoning or other applicable Laws or regulations do not permit such repair and restoration of the Building to substantially the same condition as existing prior to the fire or other casualty, or (4) the damage to the Commercial/Garage Unit exceeds thirty-five percent (35%) of the replacement value of the Commercial/Garage Unit.

17.2 Tenant Termination Rights. Tenant shall have the right to terminate this Lease by providing written notice to Landlord (which date of such termination shall be not more than thirty (30) days after the date of Tenant’s notice to Landlord):

(a) within thirty (30) days after Tenant’s receipt of the Repair Estimate Notice (time being of the essence with respect to such notice) if the Estimated Repair Completion Date set forth in the Repair Estimate Notice exceeds one (1) year after the date Landlord’s repairs are expected to commence, or in the event Landlord fails to timely deliver the Repair Estimate Notice and such failure continues for more than five (5) days following Tenant’s written notice to Landlord of such failure;

(b) In the event of any fire or casualty during the last two (2) years of the initial Term, or during the last year of an Extension Period (as hereinafter defined), and (i) the same renders more than one-third of the Premises unusable or inaccessible for general office use and the same cannot reasonably be expected to be ready for re-occupancy for such use within one-half of the remaining Lease Term or Extension Period, and (ii) Tenant shall not have validly exercised a remaining Extension Option (as hereinafter defined) for the next Extension Period prior to the occurrence of such fire or casualty; or

(c) If, for any reason, the restoration for which Landlord is obligated to perform hereunder shall not be substantially completed (i.e., complete, other than minor items of a punch list nature that do not prevent or materially interfere with general office use of the Premises in compliance with applicable Laws), within three (3) months of the Estimated Repair Completion Date (which period may be extended for up to an additional thirty (30) days due to force majeure occurring following the date Landlord delivers the applicable Repair Estimate Notice).

Notwithstanding any of the foregoing to the contrary, Tenant shall not have the right to terminate this Lease if the willful misconduct of Tenant or any employee of Tenant caused the fire or other casualty.

17.3 Apportionment of Rents. If this Lease is terminated pursuant to this Article, then rent shall be apportioned (based on the portion of the Premises which is usable or used after such damage or destruction) and paid to the earlier of the date of termination or the date Tenant completely vacates and abandons the Premises on account of such damage and Landlord shall be entitled to any insurance proceeds received by Tenant that are attributable to Tenant Improvements and other improvements insured or required to be insured by Tenant that would remain in the Premises at the end of the Lease Term.

ARTICLE XVIII

CONDEMNATION

18.1 General. If one-third or more of the rentable area of the Premises, or the use or occupancy thereof, shall be permanently taken or condemned, or rendered not reasonably accessible, by any governmental or quasi-governmental authority for any public or quasi-public use or purpose or sold under threat of such a taking or condemnation (collectively, “condemned”), then this Lease shall terminate on the day prior to the date title thereto vests in such authority; provided, however, that this Lease shall not terminate if all or any part of the Premises, or the use or occupancy thereof, are condemned for a period of one (1) year or less, and during such period, the Rent shall not abate and Tenant shall have the right to seek an award or damages for any such temporary condemnation, and any award made to Tenant by reason of such temporary condemnation shall belong entirely to Tenant (and Landlord shall reasonably cooperate with Tenant and shall execute such documents and instruments as Tenant may reasonably require in order to prosecute and collect any such award). If less than one-third of the rentable area of the Premises or occupancy thereof is condemned or rendered not reasonably accessible, then this Lease shall, except as otherwise hereafter provided, continue in full force and effect as to the part of the Premises not so condemned or rendered not reasonably accessible, except that as of the date title vests in such authority (or upon such earlier date upon which Tenant in all material respects surrenders the Premises to Landlord on account of such condemnation) Tenant shall not be required to pay Rent or any other amounts due hereunder with respect to the part of the Premises so condemned. Landlord shall notify Tenant in writing (a “Landlord Condemnation Notice”) of any condemnation of any portion of the Building or the Land promptly, but in no event more than forty-five (45) days, after Landlord receives notice thereof. Each Landlord Condemnation Notice shall set forth an estimated time when any repairs or restorations Landlord intends to make in connection therewith are expected to be completed. Within thirty (30) days after Tenant’s receipt of a Landlord Condemnation Notice, Tenant shall have the right to terminate this Lease with respect to the remainder of the Premises not so condemned as of the date title vests in such authority if such condemnation renders said remainder of the Premises not reasonably accessible or not reasonably usable for the Permitted Use (with due regard for the fact that a condemnation which renders a substantial portion of the Premises not reasonably accessible or reasonably usable for the Permitted Use may render the entire Premises not reasonably usable for the Permitted Use ). Notwithstanding anything herein to the contrary, provided that Landlord contemporaneously terminates the leases of all other tenants in the Commercial/Garage Unit, if twenty-five percent (25%) or more of the rentable area of the Commercial/Garage Unit (excluding the Parking Facility) is permanently condemned and not available for use for general office purposes, then whether or not any portion of the Premises is condemned, Landlord shall have the right to terminate this Lease as of the date title vests in such authority. If this Lease is terminated pursuant to this Article (whether by Landlord or Tenant), all Rent and such other amounts shall be apportioned as of such date, or such earlier date upon which Tenant in all material respects surrenders the Premises to Landlord on account of such condemnation.

18.2 Tenant Rights. All awards, damages and other compensation paid on account of such condemnation shall belong to Landlord, and Tenant assigns to Landlord all rights to such awards, damages and compensation. Tenant shall not make any claim against Landlord or such authority for any portion of such award, damages or compensation attributable to damage to the Premises, value of the unexpired portion of the Lease Term, loss of profits or goodwill, leasehold improvements or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the authority for relocation expenses and for the value of furnishings, equipment and trade fixtures installed in the Premises at Tenant’s expense and which Tenant is entitled pursuant to this Lease to remove at the expiration or earlier termination of the Lease Term, provided that such claim shall in no way diminish the award, damages or compensation payable to or recoverable by Landlord in connection with such condemnation.

ARTICLE XIX

DEFAULT

19.1 Event of Default. Each of the following shall constitute an “Event of Default”: (a) Tenant’s failure to make when due any payment of the Rent, additional rent or other sum, which failure shall continue for a period of five (5) days after receipt of notice of such failure; (b) Tenant’s failure to perform or observe any covenant or condition of this Lease not otherwise specifically described in this Section 19.1, which failure shall continue for a period of thirty (30) days after notice of such failure, provided that, where a cure cannot reasonably be effectuated within such time, Tenant shall have such additional time as may be reasonably necessary under the circumstances so long as Tenant has commenced a cure within fifteen (15) days of such failure and is proceeding diligently to complete such cure as soon as reasonably practicable; (c) an Event of Bankruptcy; (d) Tenant’s dissolution or liquidation; (e) any Environmental Default; or (f) any sublease, assignment or mortgage not permitted by Article VII.

19.2 General. If there shall be an Event of Default, then the provisions of this Section shall apply. Landlord shall have the right, at its sole option, to terminate this Lease. In addition, with or without terminating this Lease, Landlord may, subject to compliance with applicable Law, re-enter, terminate Tenant’s right of possession and take possession of the Premises. The provisions of this Article shall operate as a notice to quit, and Tenant hereby waives any other notice to quit or notice of Landlord’s intention to re-enter the Premises or terminate this Lease following an Event of Default. If necessary, Landlord may proceed to recover possession of the Premises under applicable Laws, or by such other proceedings, including re-entry and possession, as may be applicable. If Landlord elects to terminate this Lease and/or elects to terminate Tenant’s right of possession, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, however, to Tenant’s liability for all Rent, additional rent and other sums specified herein. Whether or not this Lease and/or Tenant’s right of possession is terminated, Landlord shall have the right, at its sole option, to grant or withhold any consent or approval pursuant to this Lease in its sole and absolute discretion. If an Event of Default has occurred and is continuing and Tenant has vacated the Premises, and if Landlord has terminated this Lease as a result of such Event of Default, then Landlord shall thereafter use reasonable efforts to re-let the Premises to the extent provided by applicable Law; provided, however, that Tenant understands and agrees that Landlord’s main priority will be the leasing of other space in the Commercial/Garage Unit and in other buildings in the vicinity controlled by Landlord or any affiliate of Landlord (not then leased by Landlord or such affiliate), and the reletting of the Premises will be of lower priority, and Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant. In no event shall Landlord be required to re-let the Premises: (i) before leasing similar vacant space in the Commercial/Garage Unit; or (ii) for a rental less than the then-current fair market rental value for office space in the Commercial/Garage Unit; (iii) to any tenant that does not meet Landlord’s then-current criteria for direct leases of a comparable amount of space; or (iv) under any terms that would require Landlord to incur any expenses greater than those which Landlord could reasonably be expected to expend in reletting the Premises consistent with then-current market conditions. Tenant hereby expressly waives, for itself and all persons claiming by, through or under it, any right of redemption, re-entry or restoration of the operation of this Lease under any present or future Law, including without limitation any such right which Tenant would otherwise have in case Tenant shall be dispossessed for any cause, or in case Landlord shall obtain possession of the Premises as herein provided. Landlord may relet the Premises or any part thereof, alone or together with other premises, for such term(s) (which may extend beyond the date on which the Lease Term would have expired but for an Event of Default) and on such terms and conditions

(which may include any concessions or allowances granted by Landlord) as Landlord, in its sole but reasonable discretion, may determine, but Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relet all or any portion of the Premises or to collect any rent due upon such reletting. Whether or not this Lease is terminated or any suit is instituted, Tenant shall be liable for any Rent and other additional rent or any other sum or expense which Tenant has failed to pay timely in accordance with requirements of this Lease. Upon the occurrence of an Event of Bankruptcy or in the event that Landlord terminates this Lease due to an Event of Default, Landlord shall be entitled to recover a portion of the amount of Base Rent and Tenant’s Proportionate Share of Operating Charges and Real Estate Taxes abated pursuant to Section 4.4 hereof, net of any Savings Payments or Abatement Period Sublease Payments actually made to Landlord (the “Abatement Amount”). Such portion shall equal the Abatement Amount multiplied by a fraction, the numerator of which is the number of months remaining in the initial Term as of the date the Event of Default occurs and the denominator of which is two hundred four (204). In addition, Landlord shall be entitled to recover all costs, fees and expenses (including, but not limited to, attorneys’ fees and costs, brokerage fees, expenses incurred in placing the Premises in first class rentable condition, advertising expenses, and any concessions or allowances granted by Landlord) incurred by Landlord in pursuit of its remedies hereunder and/or in recovering possession of the Premises and renting the Premises to others from time to time, provided, however, that such costs and expenses shall be equitably pro-rated in the event Landlord re-lets the Premises for longer than what would have been the unexpired Term. Tenant shall also be liable for additional damages which at Landlord’s election shall, to the extent permitted by applicable Law, be either: (a) an amount equal to the Rent and other additional rent due or which would have become due from the date of Tenant’s default through the remainder of the Lease Term, less the amount of rental, if any, which Landlord receives during such period from others to whom the Premises may be rented (other than any additional rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), which amount shall be computed and payable in monthly installments, in advance, on the first day of each calendar month following Tenant’s default and continuing until the date on which the Lease Term would have expired but for such Event of Default, it being understood that separate suits may be brought from time to time to collect any such damages for any month(s) (and any such separate suit shall not in any manner prejudice the right of Landlord to collect any damages for any subsequent month(s)), or Landlord may defer initiating any such suit until after the expiration of the Lease Term (in which event such deferral shall not be construed as a waiver of Landlord’s rights as set forth herein and Landlord’s cause of action shall be deemed not to have accrued until the expiration of the Lease Term); or (b) as liquidated, final damages, an amount equal to the difference between (i) all Rent, additional rent and other sums due or which would be due and payable under this Lease as of the date of Tenant’s default through the end of the scheduled Lease Term, and (ii) the fair market value rental of the Premises over the same period (net of all expenses (including reasonable attorneys’ fees) and all vacancy periods reasonably projected by Landlord to be incurred in connection with the reletting of the Premises), which difference shall be discounted to present value at a rate equal to one (1) whole percentage point above the discount rate in effect on the date of payment at the Federal Reserve Bank nearest the Building, and which resulting amount shall be payable to Landlord in a lump sum within ten (10) days following written demand, it being understood that upon payment of such liquidated and agreed final damages, Tenant shall be released from further liability under this Lease with respect to the period after the date of such payment, and that Landlord may bring suit to collect any such damages at any time after an Event of Default shall have occurred. For purposes hereof, if Landlord elects to require Tenant to pay damages in accordance with this Paragraph clause (b) above, the total rent shall be computed by assuming the Operating Charges and Real Estate Taxes to be the same as were payable for the twelve (12) calendar months (or if less than twelve (12) calendar months have been elapsed since the Effective Date, the partial year) immediately preceding such termination of re-entry and with an annual rate of increase of two (2) percent (2%). Tenant shall pay all expenses (including reasonable attorneys’ fees) incurred by Landlord in connection with or as a result of any Event of Default whether or not a suit is instituted. Nothing herein shall be construed to affect or prejudice Landlord’s right to prove, and claim in full, unpaid rent accrued prior to termination of this Lease. If Landlord is entitled, or Tenant is required, pursuant to any provision hereof to take any action upon the termination of the Lease Term, then Landlord shall be entitled, and Tenant shall be required, to take such action also upon the termination of Tenant’s right of possession.

19.3 Rights and Remedies Cumulative. All rights and remedies of Landlord set forth in this Lease are cumulative and in addition to all other rights and remedies available to Landlord at law or in equity, including those available as a result of any anticipatory breach of this Lease (including, without limitation, the right of injunction and the right to invoke any remedy allowed at law or in equity as if reentry, summary proceedings and other remedies were not provided for herein), provided, however, that in no event shall Landlord be entitled to recover the same damage on only one occasion and shall not be entitled to damages hereunder which are duplicative. The exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay or failure by Landlord or Tenant to exercise or enforce any of its respective rights or remedies or the other party’s obligations (except to the extent a time period is specified in this Lease therefor) shall constitute a waiver of any such or subsequent rights, remedies or obligations. Neither party shall be deemed to have waived any default by the other party unless such waiver expressly is set forth in a written instrument signed by the party against whom such waiver is asserted. If Landlord or Tenant waives in writing any default by the other, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver.

19.4 No Waiver. If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, then the same shall not constitute a subsequent waiver of the same or of any other covenant, condition or agreement set forth herein, nor of any of Landlord’s rights hereunder. Neither the payment by Tenant of a lesser amount than the monthly installment of Rent and other additional rent or any other sum or expense due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of rent or other sums payable hereunder shall be deemed an accord and satisfaction. Landlord may accept the same without prejudice to Landlord’s right to recover the balance of such rent or other sums or to pursue any other remedy. If an Event of Default exists and is continuing, then notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

19.5 Default Rate. If Tenant fails to make any payment to any third party or to do any act herein required to be made or done by Tenant, then Landlord may, after written notice to Tenant and continued failure by Tenant to make any such required payment within five (5) days, but shall not be required to, make such payment or do such act. However, notwithstanding the foregoing, with respect failures by Tenant to make those repairs required of Tenant hereunder, Landlord shall refrain from making such repairs on Tenant’s behalf except in accordance with Section 8.1 hereof. The taking of such action by Landlord shall not be considered a cure of such default by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such default. If Landlord elects to make such payment or do such act, then all reasonable expenses actually incurred by Landlord, plus interest thereon at a rate (the “Default Rate”) equal to lesser of (i) the rate per annum which is five (5) whole percentage points higher than the Prime Rate from the date incurred by Landlord, or (ii) the maximum rate then allowed by applicable Law, to the date of payment thereof by Tenant, which shall constitute additional rent due hereunder.

19.6 Late Charges. If Tenant fails to make any payment of Rent, additional rent or any other sum on or before the date such payment is due and payable (subject to any grace period), then Landlord shall have the right to impose upon Tenant in writing a late charge of five percent (5%) of the amount of such payment. In addition, such payment and such late fee shall bear interest at the Default Rate from the date such payment or such late fee, respectively, became due to the date of payment thereof by Tenant. Such late charge and interest shall constitute additional rent due hereunder without any notice or demand. Notwithstanding anything contained in this Section 19.5 to the contrary, no late fee shall be due on the first instance of Tenant’s late payment of a regularly recurring installment in any period of twelve (12) successive months.

19.7 Waiver and Subordination of Security Lien. Landlord hereby subordinates any all lien rights it may now have or hereafter acquire, by Law or otherwise, in Tenant’s existing or hereafter acquired personal property, inventory, furniture, furnishings, fixtures, equipment, licenses, permits and all other tangible and intangible property, assets and accounts, and all additions, modifications, products and proceeds thereof to any lien or security interest granted by Tenant in or to any or of its personal property or equipment as security for indebtedness of any kind or nature, and (b) Landlord shall under no circumstances ever have and hereby waives any lien or security interest in any personal property belonging to Tenant’s employees or other Agents, or in the work product, documents, plans, medical records, or other printed materials belonging to Tenant or in Tenant’s possession or control. Within seven (7) business days after request from time to time, Landlord shall execute, acknowledge and deliver to Landlord such agreements, documents and interests as Tenant may require to confirm such subordination and waiver, and to permit Tenant’s lenders to access the Premises for purposes of removal of any such items in which Tenant may grant a lien, security interest or other right to re-possess the same. Nothing contained herein shall be deemed to be a grant to Landlord by Tenant of a security interest in and to any property of Tenant (or any Tenant’s Agent) of any kind or nature.

19.8 Joint and Several Liability. If more than one natural person or entity shall constitute Tenant, then the liability of each such person or entity shall be joint and several. If Tenant is a general partnership or other entity the partners or members of which are subject to personal liability pursuant to applicable Law, then the liability of each such partner or member shall be joint and several. No waiver, release or modification of the obligations of any such person or entity shall affect the obligations of any other such person or entity.

ARTICLE XX

BANKRUPTCY

20.1 Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available pursuant to Article XIX; provided, however, that while a case (the “Case”) in which Tenant is the subject debtor under the Bankruptcy Code is pending, Landlord’s right to terminate this Lease and/or exercise other remedies shall be subject, to the extent required by the Bankruptcy Code, to any rights of Tenant or its trustee in bankruptcy (collectively, “Trustee”) to assume or assume and assign this Lease pursuant to the Bankruptcy Code. After the commencement of a Case: (i) Trustee shall perform all post-petition obligations of Tenant under this Lease; and (ii) if Landlord is entitled to damages (including, without limitation, unpaid rent) pursuant to the terms of this Lease, then all such damages shall be entitled to administrative expense priority pursuant to the Bankruptcy Code. Any person or entity to which this Lease is assigned pursuant to the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of assignment, and any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assumption. Trustee shall not have the right to assume or assume and assign this Lease unless Trustee promptly (a) cures all defaults under this Lease, (b) compensates Landlord for damages incurred as a result of such defaults, (c) provides adequate assurance of future performance on the part of Trustee as debtor in possession or Trustee’s assignee, and (d) complies with all other requirements of the Bankruptcy Code. If Trustee desires to assume and assign this Lease to any person who shall have made a bona fide offer, then Trustee shall give Landlord written notice of such proposed assignment (which notice shall set forth the name and address of such person, all of the terms and conditions of such offer, and the adequate assurance to be provided Landlord to assure such person’s future performance under this Lease) no later than fifteen (15) days after receipt by Trustee of such offer, but in no event later than thirty (30) days prior to the date Trustee shall make application to the appropriate court for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Trustee given at any time prior to the effective date of such proposed assignment, to accept (or to cause Landlord’s designee to accept) an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease. If Trustee fails to assume or assume and assign this Lease in accordance with the requirements of the Bankruptcy Code within sixty (60) days after the initiation of the Case (or such other period as may be provided by the Bankruptcy Code or allowed by the United States Bankruptcy Court for same), then Trustee shall be deemed to have rejected this Lease. If this Lease is rejected or deemed rejected, then Landlord shall have all rights and remedies available to it pursuant to Article XIX, subject to compliance with the Bankruptcy Code.

In the event Tenant is no longer a publicly traded company on a nationally recognized stock exchange, at any time upon not less than ten (10) days’ prior written notice (but not more than once during any twelve (12) month period unless such request is made in connection with a pending sale of the Commercial/Garage Unit to a bona fide purchaser), Tenant shall submit such information concerning the financial condition of Tenant as Landlord may reasonably request, but in no event shall this provision obligate Tenant to provide more information than what Tenant would have made available to the public in the event it remained a publicly traded company on a nationally recognized stock exchange. Tenant warrants that all such information shall be correct and complete in all material respects. Such information shall be subject to Section 25.29, provided that it may be disclosed to a bona fide purchaser in connection with a pending sale of the Commercial/Garage Unit who is bound by obligations of confidentiality no less restrictive than the obligations in this Lease.

ARTICLE XXI

SUBORDINATION

21.1 General. Subject to the provisions of Section 21.2 below, this Lease is and shall be subject and subordinate to the lien, provisions, operation and effect of all Mortgages, to all funds and indebtedness intended to be secured thereby, and to all renewals, extensions, modifications, recastings or refinancings thereof. Said subordination and the provisions of this Section shall be self-operative and no further instrument of subordination shall be required to effect such subordination. The holder of any Mortgage to which this Lease is subordinate shall have the right (subject to any required approval of the holders of any superior Mortgage) at any time to declare this Lease to be superior to the lien, provisions, operation and effect of such Mortgage, such right to be exercised by (i) written notice to Tenant, and (ii) recordation of an instrument of subordination of such Mortgage to this Lease with the applicable public land records.

21.2 Non-Disturbance. As of the date of this Lease, there is no Mortgage currently encumbering the Building or the Land. Provided that no Event of Default has occurred and is then continuing, Landlord shall, as a condition to Tenant’s subordination of this Lease to any future Mortgage, obtain a subordination, non-disturbance and attornment agreement (“SNDA”) from the holder of such Mortgage encumbering the Commercial/Garage Unit in the future during the Lease Term or any part thereof, which SNDA shall provide substantially the same protections to Tenant as are set forth in the form attached hereto as Exhibit L as modified in commercially reasonable manner to be applicable to the current status of Landlord’s and Tenant’s respective obligations under this Lease at the time that such SNDA is entered into.

ARTICLE XXII

HOLDING OVER

22.1 Tenant acknowledges that it is extremely important that Landlord have substantial advance notice in the event Tenant will not vacate the Premises upon expiration of the Lease Term, and acknowledges that if Tenant fails to surrender the Premises or any portion thereof at the expiration or earlier termination of the Lease Term, then it will be presumed that the value to Tenant of remaining in possession, and the loss that will be suffered by Landlord as a result thereof, far exceed the Rent and additional rent that would have been payable had the Lease Term continued during such holdover period. Therefore, if Tenant (or anyone claiming through Tenant) does not immediately surrender full possession of the Premises or any portion thereof upon the expiration or earlier termination of the Lease Term in the condition required by this

Lease, then the holdover fee payable by Tenant hereunder for each month or partial month of such holdover shall equal the greater of (i) the fair market rent for the entire Premises, or (ii) one hundred fifty percent (150%) of the Base Rent, Tenant’s Proportionate Share of Operating Charges and Tenant’s Proportionate Share of Real Estate Taxes, other additional rent and other sums that would have been payable pursuant to the provisions of this Lease if the Lease Term had continued during such holdover period (collectively, “Holdover Rent”). Such Holdover Rent shall be computed by Landlord and paid by Tenant on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Premises has been vacated and full possession thereof surrendered by Tenant to Landlord in the condition required under this Lease. Notwithstanding any other provision of this Lease, Landlord’s acceptance of such holdover fee shall not in any manner adversely affect Landlord’s other rights and remedies, including Landlord’s right to evict Tenant and to recover all damages, provided that Landlord’s sole and exclusive remedy on account of Tenant’s holdover in the Premises for a period of not greater than sixty (60) days shall be Holdover Rent. Any such holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy from month-to-month. In no event shall any holdover be deemed a permitted extension or renewal of the Lease Term, and nothing contained herein shall be construed to constitute Landlord’s consent to any holdover or to give Tenant any right with respect thereto. For purposes hereof, Tenant shall be deemed to have surrendered the Premises notwithstanding Tenant’s failure to comply with Tenant’s removal obligations set forth in this Lease, if and only to the extent that such failure is the result of Tenant’s failure to remove one or more items of a non-material nature in the aggregate that do not adversely interfere in any material respect with the surrender of possession of the entire Premises to Landlord or the entry, work activities, or use of the Premises by Landlord or the next tenant thereof. Any such item(s) shall be deemed abandoned and subject to removal by Landlord at Tenant’s expense in accordance with the terms hereof.

ARTICLE XXIII

COVENANTS OF LANDLORD

23.1 Quiet Enjoyment. Landlord covenants that it has the right to enter into this Lease, and that so long as no Event of Default exists and is continuing, then, subject to the provisions of this Lease, Tenant shall during the Lease Term peaceably and quietly occupy and enjoy the full possession of the Premises and enjoyment of all its rights under this Lease (i.e., quiet enjoyment) without hindrance or objection by any persons lawfully claiming under Landlord. The foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied, except for Landlord’s written agreements expressly set forth in his Lease.

23.2 Reservation of Rights. Subject to other applicable terms and provisions expressly provided in this Lease, Landlord reserves the following rights: (a) to change the street address and name of the Building provided that Tenant’s access to the Premises is not permanently, materially and adversely affected and access to the Building is not permanently, materially and adversely affected; (b) to change the arrangement and location of entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of, and make additions to, the Building provided that Tenant’s access to the Premises is not permanently, materially and adversely affected and Landlord’s continues to provide all services and Amenities in accordance with its obligations hereunder; (c) to reasonably, and without material interference with Tenant’s equipment and facilities, erect, use and maintain pipes, wires, structural supports, ducts and conduits in and through the portion of the plenum areas of the Premises not being utilized by Tenant; (d) to grant to anyone the exclusive right to conduct any particular business in the Building not inconsistent with the Permitted Use; (e) to exclusively use and/or lease the roof areas not available for Tenant’s use as provided in this Lease, the sidewalks and other exterior areas; (f) to resubdivide the Land or to combine the Land with other lands for collective use as a first-class mixed-use facility, provided there shall be no increase in the Operating Charges or Real Estate Taxes for which Tenant is responsible hereunder in connection therewith; (g) to temporarily relocate any parking areas designated for Tenant’s use, provided the same are within the Parking Facility (or, in the event the Parking Facility unavailable due to fire, casualty, repairs or the like, elsewhere on the Land); (h) if Tenant irrevocably, and with written notice thereof to Landlord, surrenders the Premises prior to the expiration of the Lease Term, to make Alterations to or otherwise prepare the Premises for reoccupancy without relieving Tenant of its obligation to pay all Rent, additional rent and other sums due under this Lease through such expiration; (i) to construct improvements (including kiosks) on the Land and in the Property Common Areas which are consistent with the first class nature of the Building; (j) to prohibit smoking in the entire Building or portions thereof (including the Premises); and (k) if any excavation or other substructure work shall be made or authorized to be made upon land adjacent to the Building or the Land, to enter the Premises for the purpose of doing such work as is required to preserve the walls of the Building and to preserve the land from injury or damage and to support such walls and land by proper foundations. Subject to the other applicable terms and provisions expressly provided in this Lease, Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance of Tenant’s business or use or occupancy of the Premises and Tenant shall have no claim against Landlord in connection therewith. With respect to (b), (c), (e), (g), (i) and (k) above, Landlord shall use reasonable efforts to minimize interference with Tenant’s normal business operations in the Premises (subject, however, in all cases to governmental requirements, emergencies and/or temporary maintenance and repair activities).

23.3 No Interference. Notwithstanding anything contained in this Lease to the contrary, Landlord may at any time, but subject to the terms hereof, elect to alter, rehabilitate, renovate or otherwise improve all or any portion of the Building, the Premises or property of which the Premises are a part so long as (i) such construction does not materially and unreasonably interfere with Tenant’s access to and use of the Premises for the Permitted Use, or (ii) Landlord continues to provide all services and Amenities it is obligated to provide pursuant to this Lease (subject to the rights of Landlord hereunder, including without limitation, Section 14.5). Without limiting the generality of the foregoing, Tenant acknowledges that Landlord may, subject to the terms of this Lease, undertake major renovations (including work with respect to the exterior façade, elevators, windows and columns and the construction of additional floors). In connection with any such work, Landlord may erect scaffoldings, sidewalk bridges, and other appurtenances, and certain windows in the Premises may be temporarily blocked due to the addition of building amenities. Subject to its rights hereunder, Tenant agrees not to interfere with such work, and that such alterations shall not constitute an actual or constructive eviction, in whole or in part, and rent shall not abate while such work is being undertaken reason of loss or interruption of the business of the Tenant or otherwise, nor shall Tenant have any claims against Landlord by reason of such work, all except as provided in Section 23.4 below.

ARTICLE XXIV

PARKING

24.1 During the Lease Term, Landlord agrees to make available (or cause a professional and reputable Parking Facility operator (the “Operator”) to make available) to Tenant and its employees and business invitees monthly parking permits for the unreserved parking of passenger automobiles in the parking garage located on the subterranean levels of the Commercial/Garage Unit (the “Parking Facility”) in an amount equal to the Parking Allotment, which shall include twenty (20) parking spaces for Tenant’s exclusive use in the locations shown on Exhibit O-1 attached hereto (such spaces, the “Exclusive Parking Spaces”). Fifteen (15) Exclusive Parking Spaces shall be located in an “executive” parking area with direct elevator service to the Premises. Except as hereinbefore provided, the permits shall be for non-exclusive, unassigned, unreserved parking spaces, and the charge for such permits shall be the prevailing rate charged from time to time by Landlord or the Operator, which rate shall be based on the fair market rate for monthly tenant parking in underground parking garages serving first class office buildings (including in mixed use developments) of comparable type and quality existing from time to time within the area shown on Exhibit O-2 attached hereto and incorporated herein (which comparable monthly tenant parking rates shall include, without limitation, the parking garages at 101 Seaport Boulevard, One Marina Park Drive, 100 Northern Avenue and Atlantic Wharf), plus all taxes or other governmental surcharges. Such charges shall be paid monthly in advance to the Operator. Except as otherwise provided herein, contracts for parking permits shall be with the Operator and shall contain the same terms as are usually contained in contracts with other customers of the Operator. Notwithstanding the foregoing, Landlord does not guarantee the availability of any such monthly parking permits to Tenant during the second (2nd) or any subsequent month of the Lease Term if and to the extent that Tenant does not purchase any such monthly parking permits during the first (1st) month and each subsequent month of the Lease Term; provided, however, Landlord and/or Operator shall use commercially reasonable efforts to provide Tenant with its full Parking Allotment as soon as reasonably practicable thereafter; provided, further, that nothing contained herein shall require Landlord to terminate any parking permit then assigned to any other tenant of the Building or any other person or entity. Except with respect to the Exclusive Parking Spaces, Tenant shall not use the Parking Facility for the servicing or storage of vehicles for a period longer than two (2) weeks. Tenant shall not assign, sublet or transfer any of its rights hereunder, except in connection with its business office use of the Premises and/or any assignment or sublease permitted pursuant to Article VII hereof where parking is provided for in the sublease or assignment. Landlord reserves the right to institute a valet parking system or to otherwise change the parking system, provided the resulting system is consistent with first class office buildings in downtown Boston. Tenant and its employees shall observe reasonable safety precautions in the use of the Parking Facility and shall at all times abide by all non-discriminatory and reasonable rules and regulations promulgated in writing from time to time by the Operator governing the use of the Parking Facility. If Landlord, in its sole and absolute discretion, grants to any other tenant of the Building the exclusive right to use any particular parking spaces, then neither Tenant nor its employees or visitors shall use such spaces. The Parking Facility will be staffed on Monday through Friday (excluding Holidays) during Building Hours; however, automobiles may enter and exit the Parking Facility at any time subject to commercially reasonable access and security requirements. Landlord reserves the right to temporarily close the physical entrance to the Parking Facility during periods of unusually inclement weather or for alterations, improvements or repairs, provided, however, that at all times when the Parking Facility entrance is closed, monthly permit holders shall be afforded access by means of a magnetic card or other reasonable procedure provided by Landlord or the Operator. If all or any portion of the Parking Facility shall be damaged or rendered unusable by fire or other casualty or any taking pursuant to eminent domain proceeding (or deed in lieu thereof), and as a result thereof Landlord or the Parking Facility Operator is unable despite using reasonable efforts to do so to make available to Tenant the parking provided for herein, then the number of cars which Tenant shall be entitled to park hereunder (i.e., the Parking Allotment) shall be proportionately reduced so that the number of cars which Tenant may park in the Parking Facility after the casualty or condemnation in question shall bear the same ratio to the total number of cars which can be parked in the Parking Facility at such time as the number of cars Tenant had the right to park in the Parking Facility prior to such casualty or condemnation bore to the aggregate number of cars which could be parked therein at that time. Except to the extent caused by the willful misconduct of Landlord, the Operator, or any of their respective agents, employees or contractors, Landlord does not assume any responsibility, and shall not be held liable, for any damage or loss to any automobile or personal property in or about the Parking Facility, or for any injury sustained by any person in or about the Parking Facility. Landlord shall not be liable to Tenant and this Lease shall not be affected if any parking rights hereunder are impaired by any Law imposed after the Effective Date. Landlord reserves the right to determine whether the parking facilities are becoming crowded and to allocate and assign parking spaces among Tenant and the other tenants, provided that the Parking Allotment will not be reduced thereby and that Tenant shall have its preferential rights to exclusive use spaces as set forth herein.

24.2 Notwithstanding Tenant’s parking rights under this Lease, in accordance with the TAPA. Tenant shall exercise reasonable efforts to (i) promote and encourage employees of Tenant and other occupants of the Premises to rideshare or carpool, and (ii) promote and encourage employees to use public transportation to commute to the Premises; provided that if at any time the TAPA no longer obligates Landlord to include either of the foregoing provisions in this Lease, then Tenant shall have no further obligation to comply with the same. Tenant shall reasonably cooperate with Landlord (at no cost to Tenant) in programs and other activities initiated by Landlord to comply with Landlord’s obligations under the TAPA.

24.3 Tenant acknowledges that the Parking Facility is subject to the provisions of the South Boston Parking Freeze Regulations and to one or more Parking Freeze Permits issued thereunder by the City of Boston Air Pollution Control Commission, which regulations and permits require that 20% of the total parking supply in the Parking Facility be set aside for Off-Peak use, and not be available weekdays between 7:30 a.m. and 9:30 a.m. Landlord agrees that the administration of such requirement shall not restrict access to Parking Facility by the holders of monthly parking permits with respect to the Exclusive Parking Spaces between 7:30 a.m. and 9:30 a.m.

ARTICLE XXV

GENERAL PROVISIONS

25.1 No Representations. Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representation or promise with respect to the Premises or any portion of the Building except as herein expressly set forth, and no right, privilege, easement or license is being acquired by Tenant except as expressly set forth in the Lease.

25.2 Relationship. Nothing contained in this Lease shall be construed as creating any relationship between Landlord and Tenant other than that of landlord and tenant, and no other estate shall pass out of Landlord. Tenant shall not use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the Premises, use the name of the Building as Tenant’s business address after Tenant vacates the Premises, or do or permit to be done anything in connection with Tenant’s business or advertising which in the reasonable judgment of Landlord could reasonably be expected to confuse or mislead the public as to any apparent connection or relationship between Landlord, the Building and Tenant.

25.3 Brokers. Landlord and Tenant each warrants to the other that in connection with this Lease it has not employed or dealt with any broker, agent or finder, other than the Brokers. Landlord acknowledges that, provided the Brokers are each licensed in the jurisdiction in which the Building is to be located, Landlord shall pay the Brokers pursuant to separate agreements between Landlord and each of such Brokers; or, if applicable, Landlord shall pay Landlord’s Broker, a commission pursuant to the terms of a separate agreement between Landlord’s Broker and Landlord, and Landlord’s Broker shall pay Tenant’s Broker (as the local co-broker and consultant) its sub-commission, out of Landlord’s Broker’s commission from Landlord, pursuant to a separate agreement between Landlord’s Broker and Tenant’s Broker. Tenant shall indemnify and hold Landlord harmless from and against any claim for brokerage or other commissions, or for a lien under any applicable broker’s lien law, asserted by any broker, agent or finder employed by Tenant or with whom Tenant has dealt in connection with this Lease or the Building, other than the Brokers. Landlord shall indemnify and hold Tenant harmless from and against any claim for brokerage or other commissions asserted by any broker, agent or finder employed by Landlord or with whom Landlord has dealt in connection with this Lease, other than the Brokers. Tenant’s and Landlord’s indemnities set forth in this Section shall survive the expiration or earlier termination of the Lease Term.

25.4 Estoppel Certificate. At any time and from time to time, upon not less than ten (10) days’ prior written request, each of Landlord or Tenant shall execute, acknowledge and deliver to the other for such requesting party’s business purposes, a written statement certifying, to the extent true: (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications); (b) the dates to which the rent and any other charges have been paid; (c) to such party’s knowledge, whether or not the other party is in default in the performance of any obligation, and if so, specifying the nature of such default; (d) the address to which notices are to be sent; (e) that this Lease is, subject to the terms hereof, subject and subordinate to all Mortgages encumbering the Commercial/Garage Unit or the Land; (f) that Tenant has accepted the Premises and that all work thereto has, to the best of Tenant’s knowledge, been completed (or if such work has not been completed, specifying the incomplete work); and (g) such other matters as such party may reasonably request. Any such statement may be relied upon by the party requesting same, any prospective purchaser of the Commercial/Garage Unit or the Land, any holder or prospective holder of a Mortgage or any other person or entity. Tenant acknowledges that time is of the essence to the delivery of such statements and that Tenant’s failure to deliver timely such statements may cause substantial damages resulting from, for example, delays in obtaining financing.

25.5 TRIAL BY JURY WAIVER. LANDLORD, TENANT, ALL GUARANTORS AND ALL GENERAL PARTNERS, EACH WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE. TENANT CONSENTS TO SERVICE OF PROCESS AND ANY PLEADING RELATING TO ANY SUCH ACTION AT THE PREMISES; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BE CONSTRUED AS REQUIRING SUCH SERVICE AT THE PREMISES. TENANT WAIVES ANY RIGHT TO RAISE ANY NON-COMPULSORY COUNTERCLAIM IN ANY SUMMARY OR EXPEDITED ACTION OR PROCEEDING INSTITUTED BY LANDLORD. LANDLORD, TENANT, ALL GUARANTORS AND ALL GENERAL PARTNERS EACH WAIVES ANY OBJECTION TO THE VENUE OF ANY ACTION FILED IN ANY COURT SITUATED IN THE JURISDICTION IN WHICH THE BUILDING IS LOCATED, AND WAIVES ANY RIGHT, CLAIM OR POWER, UNDER THE DOCTRINE OF FORUM NON CONVENIENS OR OTHERWISE, TO TRANSFER ANY SUCH ACTION TO ANY OTHER COURT.

25.6 Notices. All notices or other communications required under this Lease shall (even where written notice is not expressly required hereby) be in writing and shall be deemed duly given and received when delivered in person (with receipt therefor), on the next business day after deposit with a recognized overnight delivery service with a copy by email, to the following addresses: (a) if to Landlord, at the Landlord Notice Address specified in Article I, with copies as indicated, and (b) if to Tenant, at the Tenant Notice Address specified in Article I, with copies as indicated. Either party may change its address for the giving of notices by written notice given in accordance with this Section. If Landlord or the holder of any Mortgage notifies Tenant in writing that a copy of any notice to Landlord shall be sent to such holder at a specified address, then Tenant shall send (in the manner specified in this Section and at the same time such notice is sent to Landlord) a copy of each such notice to such holder, but no failure by Tenant to deliver such notice shall, as between Landlord and Tenant, affect the validity of any notice duly sent to Landlord pursuant to the terms hereof. Any such holder shall have thirty (30) days after receipt of such notice to cure any Landlord default before Tenant may exercise any remedy (provided that in the case of a Landlord default arising from an act or omission which cannot be reasonably remedied within said thirty (30) day period, then the holder of any Mortgage shall have as long as reasonably necessary to remedy such act or omission provided that (i) such holder commences such remedy and notifies Tenant within said thirty (30) day period of holder’s intention to remedy, and (ii) such holder pursues completion of such remedy with due diligence following such giving of notice and following the time when holder should have become entitled under the Mortgage to remedy the same). Any cure of Landlord’s default by such holder shall be treated as performance by Landlord.

25.7 Severability. Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, then such provision shall be deemed to be replaced by the valid and enforceable provision most substantively similar to such invalid or unenforceable provision, and the remainder of this Lease and the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby. Nothing contained in this Lease shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate allowed by law.

25.8 Pronouns. Feminine, masculine or neuter pronouns shall be substituted for those of another form, and the plural or singular shall be substituted for the other number, in any place in which the context may require such substitution.

25.9 Successors and Assigns. The provisions of this Lease shall be binding upon and inure to the benefit of the parties and each of their respective representatives, successors and assigns, subject to the provisions herein restricting assignment or subletting by Tenant.

25.10 Merger. This Lease contains and embodies the entire agreement of the parties hereto and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties, understandings, suggestions and discussions, whether written or oral, between the parties hereto. Any representation, inducement, warranty, understanding or agreement that is not expressly set forth in this Lease shall be of no force or effect. Without limiting the generality of the foregoing, Tenant acknowledges that Tenant has made an independent investigation of the potential for success at the Building and Landlord has not represented, implied or suggested that Tenant would be given an exclusive use for the operation of the business to be conducted in the Premises or that Landlord would not lease space in the Building to a competing or other tenant. This Lease may be modified or changed in any manner only by an instrument signed by both parties. This Lease includes and incorporates all Exhibits attached hereto. Tenant shall, at Landlord’s request, promptly execute any requisite document, certificate or instrument that is reasonably necessary or desirable to clarify or carry out the force and effect of any terms or conditions of, or obligations of Tenant under, this Lease, provided that for other than purely ministerial documents, Landlord shall reimburse Tenant for any reasonable third party legal fees and disbursements it actually incurs in connection therewith.

25.11 Jurisdiction. This Lease shall be governed by the Laws of the jurisdiction in which the Building is located, without regard to the application of choice of law principles. There shall be no presumption that this Lease be construed more strictly against the party who itself or through its agent prepared it (it being agreed that all parties hereto have participated in the preparation of this Lease and that each party had the opportunity to consult legal counsel before the execution of this Lease). No custom or practice which may evolve between the parties in the administration of the terms of this Lease shall be construed to waive Landlord’s right to insist on Tenant’s strict performance of the terms of this Lease.

25.12 Headings. Headings and subheadings are used for convenience and shall not be considered when construing this Lease.

25.13 Effectiveness. The submission of an unsigned copy of this document to Tenant shall not constitute an offer or option to lease the Premises. This Lease shall become effective and binding only upon execution and delivery by both Landlord and Tenant. This Lease shall be effective as of the Effective Date which shall be inserted by Landlord on the first page of this Lease upon its full execution and delivery by Landlord and Tenant.

25.14 Time of the Essence. Time is of the essence with respect to each of Tenant’s and Landlord’s rights and obligations hereunder.

25.15 Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together constitute one and the same document. Faxed signatures shall have the same binding effect as original signatures.

25.16 Recordation. Landlord and Tenant agree not to record this Lease; provided, however, simultaneously upon the execution and delivery of this Lease, Landlord and Tenant shall execute, acknowledge and deliver a memorandum of this Lease in form appropriate for recording or registration and otherwise in the form of Exhibit N attached hereto. Tenant, at Tenant’s cost and expense, shall have the right to record same. In no event shall such memorandum of Lease be deemed to change or otherwise affect any of the terms, covenants and conditions of this Lease.

25.17 Intentionally Omitted.

25.18 Measurement. The rentable area in the Building and the Premises shall be determined in accordance with Section 1 of Rider 2 to this Lease and from time to time thereafter by the Building’s architect following any material physical change to the Building (with prompt written notice thereof to Tenant). All such measurements shall be in accordance with the 1996 BOMA (ANSI Z65.1-1996 calculation methodology with accompanying guidelines, as modified to reflect the condominium form of ownership.

25.19 Additional Rent. Except as otherwise provided in this Lease, any additional rent or other sum owed by Tenant to Landlord hereunder, and any cost, expense, damage or liability incurred by Landlord for which Tenant is liable hereunder, shall be considered additional rent payable pursuant to this Lease to be paid by Tenant no later than thirty (30) days after the date Landlord notifies Tenant of the amount thereof.

25.20 Survival. Tenant’s and Landlord’s liabilities and obligations with respect to the period prior to the expiration or earlier termination of the Lease Term shall survive such expiration or earlier termination.

25.21 Force Majeure. If Landlord or Tenant is in any way delayed or prevented from performing any obligation (except, with respect to Tenant, its obligations to pay rent and other sums due under this Lease, any obligation to give notice with respect to extensions, expansions or otherwise, and any holdover) due to fire, act of God, governmental act or failure to act, strike, labor dispute, inability to procure materials, or any cause beyond Landlord’s or Tenant’s (as applicable) reasonable control (whether similar or dissimilar to the foregoing events), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention. No force majeure event shall delay or excuse the timely payment of all items of Rent by Tenant. Financial disability or hardship shall never constitute a force majeure event.

25.22 Review. Landlord’s review, approval and consent powers (including the right to review plans and specifications) are for its benefit only. Such review, approval or consent (or conditions imposed in connection therewith) shall be deemed not to constitute a representation concerning legality, safety or any other matter and in no way confers adequacy of design to satisfy Tenant’s performance, technical or legal objectives as stipulated by code or other regulatory obligation.

25.23 Deletions. The deletion of any printed, typed or other portion of this Lease shall not evidence the parties’ intention to contradict such deleted portion. Such deleted portion shall be deemed not to have been inserted in this Lease.

25.24 Keys. At the expiration or earlier termination of the Lease Term, Tenant shall deliver to Landlord all keys and security cards to the Building and the Premises, whether such keys were furnished by Landlord or otherwise procured by Tenant, and shall inform Landlord of the combination of each lock, safe and vault, if any, in the Premises.

25.25 Authority and OFAC. Tenant and the person executing and delivering this Lease on Tenant’s behalf each represents and warrants that such person is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the Laws of the state of its organization and the Laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease, and that all action required to authorize Tenant and such person to enter into this Lease has been duly taken. Each of Landlord and Tenant, each as to itself, hereby represents its compliance with all applicable anti-money laundering Laws, including, without limitation, the USA Patriot Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including, without limitation, Executive Order 13224 (“Executive Order”). Each of Landlord and Tenant further represents (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department’s Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business. As of the Effective Date, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

25.26 Light and Air. Any elimination or shutting off of light, air, or view, or any noise in connection with any construction or related activities permitted by this Lease, shall in no way entitle Tenant to terminate this Lease other than expressly provided herein or, except as expressly provided herein, impose any liability on Landlord.

25.27 Prevailing Party. In the event Landlord or Tenant is required or elects to take legal action against the other party to enforce the provisions of this Lease, then the prevailing party in such action shall be entitled to collect from the other party its costs and expenses incurred in connection with the legal action (including, without limitation, reasonable attorneys’ fees and court costs). Notwithstanding the foregoing, if Landlord shall take any legal action for collection of rent or file any eviction proceedings (whether summary or otherwise) for the non-payment of rent, and Tenant shall make payment of such rent prior to the rendering of any judgment, the Landlord shall be entitled to collect and Tenant shall pay as additional rent all filing fees and other costs in connection therewith (including reasonable attorneys’ fees). In addition, whenever any Event of Default causes Landlord to engage an attorney, architect, engineer or other professional and/or incur any other costs or expenses, Tenant agrees that it shall pay and/or reimburse Landlord for such reasonable costs or expenses within ten (10) days after being billed therefor as additional rent. Tenant hereby acknowledges and agrees that Landlord may as a condition to the effectiveness of its approval or consent to any request by Tenant which is beyond the expertise of Landlord, require that Tenant reimburse Landlord for the amount of any reasonable, third party attorneys’, architects’ and/or engineers’ fees and other reasonable costs and expenses actually incurred by or on behalf of Landlord in acting upon or in any manner relating to such request, but that Tenant shall be and remain obligated to reimburse Landlord as aforesaid whether or not Landlord requires such reimbursement from Tenant as a condition to the effectiveness of any approval or consent and whether or not Landlord shall have granted or thereafter grant such approval or consent.

25.28 No Third Party Beneficiary. This Lease (including all exhibits hereto) is for the sole benefit of Landlord and Tenant, and no third party shall be deemed a third party beneficiary of this Lease (including all exhibits hereto) or any covenants or conditions contained herein without the express written consent of Landlord and Tenant.

25.29 Confidentiality. Landlord and Tenant shall keep this Lease, and the terms and conditions thereof and of any dispute thereunder strictly confidential and shall not disclose same to any person or entity other than a Permitted Person on a reasonable need to know basis, provided that Tenant may disclose this Lease, the terms and conditions hereof and any dispute hereunder in connection with Tenant’s public disclosure requirements. Prior to disclosing same to any Permitted Person, Landlord or Tenant (as applicable) shall instruct such Permitted Person to abide by this confidentiality provision.

25.30 Seaport Square Declaration Required Disclosure. The Seaport Square Declaration requires the following disclosure to be included in this Lease: “The Seaport Square Project is a multi-phase, mixed-use project being developed in the Seaport District of Boston. Development of the Seaport Square Project may occur in phases over a period of time. The Seaport Square Project will involve a variety of uses, including without limitation residential, office, hotel, research and development, cultural, educational, retail, and restaurant uses. As a result of the Seaport Square Project, the character of the Seaport Square area will change over time. The Seaport Square Project is expected to bring pedestrian and vehicular traffic into the area, and involves the construction of roadway and traffic signalization improvements. Because the Seaport Square Project will occur over an extended period of time in a phased manner, construction activities will occur on the Seaport Square Project property and on adjacent roadways regularly.”

ARTICLE XXVI

GREEN PROVISIONS

26.1 LEED. As of the Effective Date, the Building is registered LEED Platinum with the U.S. Green Building Council and Landlord, at Landlord’s sole expense, is pursuing LEED Platinum Certification under LEED for Building Design and Construction v2009 Core and Shell for the core and shell of the Building. Landlord, at Landlord’s sole expense, may pursue any other LEED Certification with the U.S. Green Building Council, or such other Green Agency Ratings as Landlord desires from time to time. In that regard, Tenant acknowledges that the Building has been constructed with the goal of achieving the objectives described in Exhibit F hereto (although the foregoing shall not be construed as any guarantee that any aspirational metric or status described therein will necessarily be achieved or maintained).

(a) The certification or rating standards of such programs by which Landlord and Tenant agree to abide pursuant to this Lease are described in Exhibit F attached hereto (collectively, the “Green Standards”). Tenant will also use reasonable efforts to comply with other comparable or replacement standards reasonably proposed by Landlord and relating to sustainable or “green” building operations provided they do not, alone or in combination with other standards imposed by Landlord (as opposed to those requirements imposed by applicable Laws) in Tenant’s reasonable judgment materially and adversely affect the functionality, usability, enjoyment or economics of the Premises for Tenant, taking into consideration the fact that the parties have determined that the Building should be environmentally sensitive. No such other “green” standards shall adversely affect Tenant’s use or enjoyment of the Premises or require that Tenant incur costs or liabilities which are in excess of those Tenant could reasonably be expected to incur pursuant to the Green Standards, unless such costs and liabilities are reimbursed to Tenant by Landlord within thirty (30) days following Tenant’s written request therefor.

(b) Tenant not shall take any action that could cause the Building to lose its certification or status under any applicable Green Standard.    In particular, Tenant shall comply with all restrictions set forth in the Green Standards. Tenant and Landlord acknowledge that this Section is a material term of this Lease and that it is a material consideration for both parties in entering into this Lease that the Building be developed and operated in a sustainable and resource efficient manner. Landlord shall be responsible for all required reporting under any applicable certification or rating system and the reasonable cost of such required reporting shall be included in Operating Charges; and Landlord shall promptly provide Tenant with copies of all reports submitted under any certification or rating system and the cost shall be included in Operating Charges; provided, however, Operating Charges shall not include and Landlord shall be solely responsible for all costs or expenses incurred to achieve or change any Green Standard for the Building. Tenant shall accurately respond to all reasonable requests for information from Landlord with respect to Tenant’s sustainability practices and as required to comply with or report on the Green Standards or for Landlord to compile reports required by any governmental agency or certifying body.

26.2 Sustainability Practices. Subject to Tenant’s rights under this Lease, the Building may be operated pursuant to Landlord’s sustainable building practices, as same may be in effect or modified from time to time, but provided the same are commercially reasonable and consistent with general office use and do not unreasonably interfere with Tenant’s use or enjoyment of the Premises for the uses permitted hereby. Landlord’s sustainability practices may address, without limitation, whole-building operations and maintenance issues including chemical use; indoor air quality; energy efficiency; water efficiency; recycling programs; exterior maintenance programs; and systems upgrades to meet green building energy, water, and lighting performance standards. A copy thereof shall be provided to Tenant from time to time following Tenant’s written request therefor.

(a) All of Tenant’s operations, construction and maintenance methods and procedures, material purchases, and disposal of waste must be in compliance with the requirements of Exhibit F in all material respects.

(b) Any plumbing fixtures installed in the Premises shall be at or below the following flow/flush rates: 1.28 gallons per flush (GPF) water closets; .125 GPF urinals; 0.5 gallon per minute (GPM) lavatory faucets; 1.8 GPM kitchen faucets; and 1.0 GPM showers.

(c) Tenant agrees that environmentally responsible purchasing and chemical use are appropriate to provide sound environmental stewardship, protect human health, and control operating expenses. Therefore, the Tenant shall utilize environmentally responsible cleaning products in connection with its construction and cleaning of the Premises, including, without limitation:

(i) Cleaning soaps and hand soaps shall be free of antimicrobial ingredients except as preservatives or where required by code or regulation (i.e. food service and healthcare) or Green Seal GS-41 and/or Environmental Choice CCD-104 in foaming dispensers to minimize product use.

(ii) Paper hand towels (if used) shall contain a minimum of 40% post-consumer recycled content, or meet Green Seal GS-09 and/or Environmental Choice CCD-086 and/or Chlorine Free Products Association (CFPA) Certification standards.

(d) Tenant shall use commercially reasonable efforts to provide energy and carbon reduction measures, as per the current local applicable Energy Code. To the extent reasonably available, new equipment will be Energy Star compliant. To the extent reasonably available, new plumbing fixtures will comply with the U.S. EPA’s Water Sense program. From time to time, Tenant shall provide to Landlord such information readily available to Tenant regarding the number of Tenant’s employees working in the Premises and Tenant’s energy and utility usage as reasonably requested by Landlord from time to time in connection with Landlord’s sustainability practices described herein.

26.3 Recycling. Tenant covenants and agrees, at its sole cost and expense: (a) to comply with all applicable governmental requirements regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse (collectively, “trash”) to the extent applicable to Tenant and the Premises; (b) to comply with Landlord’s commercially reasonable recycling policy (as such policy may be amended or supplemented from time to time), as part of Landlord’s sustainability practices where it may be more stringent than applicable Laws. Landlord reserves the right to refuse to collect or accept from Tenant any waste that is not separated and sorted as required by applicable governmental requirements and Landlord’s recycling policy (to the extent Landlord is otherwise obligated to collect such waste pursuant to the terms of this Lease), and to require Tenant, if Tenant does not so separate and sort its waste, to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor satisfactory to Landlord. Tenant shall pay all reasonable costs, expenses, fines, administrative costs, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section 26.3.

ARTICLE XXVII

OPTIONS TO EXTEND THE LEASE TERM

27.1 Exercise. Provided that no monetary or material non-monetary Event of Default has occurred and is continuing at the time of exercise of an Extension Option (defined below), and Tenant has not assigned this Lease (except to a Permitted Transferee or an Affiliate, as permitted by Article VII) either at the time of exercise or at the commencement of the applicable Extension Period, (defined below), Tenant shall have two (2) options (each, an “Extension Option”) to extend the Term of this Lease, each for an additional five (5) year period (each, an “Extension Period”) after the expiration of the initial Term, or the initial Extension Period, as applicable. Tenant may extend the Term for the entire Premises only. Each Extension Option shall be exercisable only by written notice given by Tenant to Landlord (the “Extension Election Notice”) not later than twenty-four (24) months, nor earlier than thirty-sixth (36th) months, prior to the expiration of the initial Term or the first Extension Period, as applicable. In the event that Tenant does not timely exercise an Extension Option, then such Extension Option (and the second Extension Option, if applicable) shall be null and void and of no further force or effect, time being of the essence in the exercise of each Extension Option and it being acknowledged and agreed by Tenant that Landlord shall be entitled to rely on any failure by Tenant to give written notice of its exercise of its Extension Option by the date set forth herein for such exercise thereof.

27.2 Extension Terms. All terms and conditions of this Lease shall be applicable during the Extension Period(s) except that the amount of Base Rent charged for the Renewal Period shall be the then “Prevailing Market Rent”, which shall be the base or fixed rent for comparable office space in the Seaport District of the City of Boston being leased to renewal tenants in comparable buildings, taking into account all then-relevant factors, including such market concessions, if any, as are then being offered by landlords to renewal tenants leasing comparable office space in comparable buildings, including the existence or nonexistence of any rent abatement, the amount of any tenant improvement allowance, the amount of any brokerage commissions, the net or gross basis of the comparable leases as opposed to the net lease structure of this Lease. If within thirty (30) days following delivery of an Extension Election Notice, Landlord and Tenant have not mutually agreed on the Prevailing Market Rent for the applicable Extension Period, then the parties shall use the following method to determine the Prevailing Market Rent (the “Baseball Arbitration Method”): within ten (10) business days after the expiration of such thirty-day period, an impartial, senior broker in a Boston, Massachusetts leasing brokerage firm (the “Baseball Arbitrator”) shall be selected jointly by Landlord and Tenant. If Landlord and Tenant cannot not agree upon the Baseball Arbitrator, then the same shall be designated by the then president of the Commercial Brokers Association of the Greater Boston Real Estate Board (or comparable organization reasonably satisfactory to the parties, if no longer existing), who may not select himself or herself or a broker at the same firm with which he or she is then affiliated. The Baseball Arbitrator selected by the parties or designated as aforesaid shall have at least ten (10) years’ experience in the leasing of first-class office space in downtown Boston (including the Seaport and Financial District submarkets) and shall not have worked for either party in the five (5) years prior to his or her selection. Landlord and Tenant shall each submit to the Baseball Arbitrator and to the other their respective proposed Prevailing Market Rent for the Premises within ten (10) days after the designation of such Baseball Arbitrator. The Baseball Arbitrator may not select any other rental value for the Premises, other than one submitted by Landlord or Tenant. The determination of the Baseball Arbitrator so-selected or designated shall be binding upon Landlord and Tenant shall serve as the basis for the determination of the annual Base Rent payable for the respective Extension Period. Each party shall pay one-half of the cost of the Baseball Arbitrator. Each Baseball Arbitrator shall thereupon make his or her determination of the Prevailing Market Rent within twenty (20) business days after the appointment of such Baseball Arbitrator.

27.3 Lease Amendment. Following the later to occur of (i) the date on which Landlord and Tenant agree upon the Prevailing Market Rent or (ii) the date on which the Prevailing Market Rent is otherwise determined by the Baseball Arbitrator, Landlord shall prepare and deliver to Tenant an amendment to this Lease and Landlord and Tenant shall reasonably cooperate to execute an amendment to this Lease setting forth the terms as to the applicable Extension Period within thirty (30) days following Landlord’s delivery of such amendment, provided, however, the failure of Landlord and Tenant to execute such amendment shall not otherwise impact Tenant’s lease of the Premises for the extension of the Term for the Extension Period including, but not limited to, the Rent and other amounts to be paid during the Extension Period, which shall be binding on Landlord and Tenant.

ARTICLE XXVIII

CONDOMINIUM

28.1 Condominium Documents. Upon substantial completion of the Building, the Property shall be submitted to a condominium regime pursuant to the Condominium Documents to permit separate ownership and financing of the Commercial/Garage Unit and the Retail Unit, provided, however, that notwithstanding the submission of the Property to a condominium regime, Landlord shall remain directly liable for the performance of all its obligations under this Lease.    Tenant agrees to subordinate this Lease to the Condominium Documents and all future amendments and modifications thereto and enter into any instruments reasonably requested by Landlord in connection with the foregoing so long as the same are not inconsistent with and would not impair any of the rights of Tenant under this Lease. As a condition to such subordination, Landlord shall deliver to Tenant a Non-Disturbance Agreement from the Board in the form of Exhibit P attached hereto (the “Board SNDA”).

Tenant acknowledges that the Landlord shall establish the Condominium by recording the Condominium Documents with the Registry of Deeds upon substantial completion of the Building. Tenant further acknowledges that it has reviewed drafts of the Condominium Documents, which Landlord has provided to Tenant prior to the date hereof. Landlord shall have the right to make changes to such draft Condominium Documents as Landlord deems necessary or desirable in Landlord’s sole discretion; provided, however, that Tenant shall have the right to approve any such change (which approval shall not be unreasonably withheld, conditioned or delayed) that could reasonably be expected to (i) materially and adversely affect any of Tenant’s rights under this Lease (ii) increase any of Tenant’s obligations under this Lease. Further, (i) under no circumstances shall the Board have the right to terminate this Lease or impose or assess any fines or penalties of any kind directly to Tenant, and (ii) in the event the Board fails to perform any of its obligations under the Condominium Documents and there is any material adverse effect on any of Tenant’s rights hereunder as a result thereof, Tenant shall have the right to require that Landlord use diligent efforts, at its sole cost and expense, to perform such obligations as soon as possible.

28.2 Performance by the Board. Wherever and whenever appropriate, at the option and direction of Landlord, the Board may perform or comply with any covenant or obligation of the Landlord hereunder, and Tenant shall accept such performance or compliance as if performed or complied with by Landlord, provided the same is timely and in accordance with the terms of this Lease. Tenant’s covenants and obligations to Landlord hereunder to not violate the term of the Condominium Documents shall also run in favor of and be for the benefit of the Board, provided that the Board’s sole recourse for breach thereof shall be an action for specific performance thereof.

28.3 Condominium Changes. If, at any time during the term of this Lease, the Building shall no longer be owned in a condominium form of ownership or units comprising the Condominium are combined or additional units created or retail space in the Commercial/Garage Unit is converted to office space or office space in the Commercial/Garage Unit is converted to retail space (any of the foregoing hereinafter referred to as a “Condominium Change”), this Lease shall remain in full force and effect, Landlord and Tenant shall perform their respective obligations hereunder, and this Lease shall be modified (if and to the extent necessary) at Landlord’s reasonable expense to ensure that, in connection with the computation of Tenant’s payments with respect to Operating Charges and Taxes or otherwise pursuant to this Lease, no material change (either increase or decrease) in the obligations of either party under this Lease shall be effected as a result of a Condominium Change. Subject to the provisions of this Article XXVIII, Tenant, at no out-of-pocket cost to Tenant (with Tenant’s reasonable out-of-pocket attorney’s and other reasonable professional fees reimbursed to Tenant within thirty (30) days following Tenant’s request therefor), shall provide such reasonable cooperation as may be necessary in connection with any such Condominium Change; provided, however, that Tenant shall not be required to execute any such instrument which could reasonably be expected to (i) materially and adversely affect any of Tenant’s rights under this Lease (ii) increase any of Tenant’s obligations under this Lease.

28.4 Continuing Obligations. If Landlord reasonably believes that it is necessary to clarify the terms of this Lease as a result of such conversion in the form of ownership of the Building, Landlord shall prepare a proposed clarification agreement and Tenant shall promptly execute such agreement clarifying their respective obligations under this Lease; provided, however, that neither party shall be required to execute any such instrument which would diminish or detract from the rights of such party or expand or enhance the obligations of the other party, in either case under this Lease. Subject to the foregoing, such agreement shall reflect the change in the form of ownership and amend the Lease accordingly, redacting terminology relating to condominium ownership.

ARTICLE XXIX

RIGHT OF FIRST OFFER TO LEASE ADDITIONAL SPACE

29.1 Right of First Offer. Subject to and upon the terms and provisions contained in this Article XXIX, at any time prior to the end of the sixth (6th) Lease year (the “ROFO Period”), and provided that (a) no Event of Default exists and is continuing at the time Tenant delivers an Acceptance Notice (as hereinafter defined) and (b) that Tenant has not assigned this Lease (except to a Permitted Transferee or an Affiliate as permitted by Article VII), Tenant shall have a one-time right of first offer (“ROFO”) to lease additional space in the Commercial/Garage Unit which is located on the floor or floors of the Commercial/Garage Unit immediately below any floor of the Premises and contiguous to space then included in the Premises, if any (the “ROFO Space”), but only after the initial lease-up of the Commercial/Garage Unit (including being subject to any extension rights expressly granted to other tenants of the Commercial/Garage Unit by Landlord during such initial lease-up, and subject to the right of any other tenant at the Commercial/Garage Unit to renew or extend the term of its lease).

29.2 Availability Notice. As soon as practicable prior to the date that any ROFO Space is scheduled to become or is reasonably anticipated by Landlord to become vacant and available, Landlord shall notify Tenant in writing (the “Availability Notice”) of the availability of the ROFO Space in question (such ROFO Space being referred to herein as the “Available ROFO Space”), and shall further set forth in such Availability Notice the Landlord’s proposed determination of the Prevailing Market Rent for the Available ROFO Space and any concessions not already set forth in this Lease, and the location, size, and expected delivery date of the Available ROFO Space. The Available ROFO Space shall be available for lease by Tenant upon all of the terms and conditions set forth in this Lease, except that the Base Rent therefor shall be 100% of the Prevailing Market Rate for such Available ROFO Space as mutually agreed by the parties or determined pursuant to the Baseball Arbitration Method. In no event shall Tenant be required to lease other space from Landlord as a condition to its exercise of the ROFO. The ROFO shall not be applicable to any portion of the ROFO Space which does not become available for Lease during the ROFO Period.

29.3 Notice; Exercise. Following receipt of an Availability Notice, Tenant shall give to Landlord binding written notice of Tenant’s exercise of its option to so lease the Available ROFO Space within fifteen (15) business days after the Tenant’s receipt of the Availability Notice (an “Acceptance Notice”). The parties shall work in good faith to agree on the Prevailing Market Rent for thirty (30) days after Tenant’s exercise of its option hereunder, failing which the parties shall proceed to the Baseball Arbitration Method to determine the Prevailing Market Rent (as defined in Section 27.2) for the Available ROFO Space in accordance with the same terms and procedure set forth in Section 27.2 with respect to the determination of the Prevailing Market Rent for the Extension Period. If Tenant shall fail to exercise its option to lease the Available ROFO Space within said fifteen (15) business days after the date on which Landlord’s Offer is so given by Landlord, then Landlord shall be free to offer to lease and to lease such Available ROFO Space to others and Tenant’s right to lease the offered Available ROFO Space shall be void and of no force or effect, provided that, notwithstanding the foregoing, if (x) the Available ROFO Space is not leased to a third party by the date that is six (6) months after the date on which Tenant failed to exercise its ROFO with respect to such Available ROFO Space (unless Landlord is then actively negotiating with a third party for the lease of such Available ROFO Space, in which event such six-month period shall be extended during the pendency of such negotiations, or (y) Landlord elects to change the size or configuration of the Available ROFO Space, then, in either case, Landlord shall provide Tenant with another Availability Notice and an opportunity to lease such Available ROFO Space (or multiple Available ROFO Spaces, as the case may be) pursuant to this Article XXIX.

29.4 Expiration of ROFO. Tenant’s lease of any ROFO Space shall be coterminous with the Term of this Lease for the balance of the Premises.

29.5 Rights of Other Tenants. Notwithstanding anything contained herein to the contrary, and subject to the terms of this Section 29.5, after the initial lease-up of the ROFO Space, Tenant’s right to lease any ROFO Space shall be subject and subordinate to (i) the rights of the initial tenant of the ROFO Space (or initial tenants, if the ROFO space is initially leased to more than one party) to renew or extend the term of its lease, but only pursuant to the express terms of its lease and not otherwise.

29.6 Lease Amendment. Following the later to occur of (i) the date on which Landlord and Tenant agree upon the Prevailing Market Rent for the Available ROFO Space, or (ii) the date on which the Prevailing Market Rent for the Available ROFO Space is otherwise determined by the Baseball Arbitration Method, Landlord shall prepare and deliver to Tenant an amendment to this Lease and Landlord and Tenant shall reasonably cooperate to execute an amendment to this Lease setting forth the terms as to the applicable Available ROFO Space within thirty (30) days following Landlord’s delivery of such amendment, provided, however, the failure of Landlord and Tenant to execute such amendment shall not otherwise impact or negate Tenant’s lease of the Available ROFO Space upon the terms and conditions determined in accordance with this Article XXIX, which shall be binding on Landlord and Tenant.

29.7 Miscellaneous. Any lease of Available ROFO Space entered into pursuant to the terms of this Article XXIX shall be effective upon the date of Tenant’s delivery of the Acceptance Notice therefor, provided, however, the commencement date shall be the date that Landlord delivers possession of the Available ROFO Space to Tenant in its then as-is condition, vacant, broom clean and free of all Hazardous Materials that are in violation of applicable Environmental Laws, and the obligation to pay Rent for such ROFO Space shall commence upon the date determined pursuant to the provisions of Landlord’s Availability Notice (which, among all other relevant factors, shall be accounted for in the determination of the Prevailing Market Rent for such ROFO Space), unless otherwise agreed to by the parties as set forth in the amendment referenced above. During the period that any Landlord’s Availability Notice is outstanding, Landlord may proceed with negotiations with prospective tenants other than Tenant with respect to any or all of the Available ROFO Space in question, provided that Landlord may only enter into leases with respect to any such Available ROFO Space after complying with all of the terms and conditions regarding the ROFO, as set forth in this Article XXIX and Tenant’s failure to properly exercise its right to lease the Available ROFO Space. Tenant may only elect to lease Available ROFO Space hereunder in whole but not in part.

ARTICLE XXX

ROOFTOP LICENSE

30.1 Roof Installations.

(a) Subject to applicable Laws, including height limitations imposed on the Building by the Federal Aviation Administration, Landlord shall provide Tenant the right to use, free of any license or rental fee for the use thereof, a reasonable amount of space on the roof of the Building not otherwise in use for equipment installed in connection with the Base Building Work and the Tenant Improvements in the location shown on Exhibit Q attached hereto (the “Rooftop Installation Area”) for the installation and operation of equipment serving Tenant’s operations in the Premises including for telecommunications, data transmission and other similar technologies and equipment including, without limitation, antennas and satellite dishes, one (1) emergency generator (the “Emergency Generator”), and kitchen venting equipment, together with related equipment, mountings, and supports, and the installation of other supplemental equipment needed for Tenant’s operations in the Premises and customarily installed on rooftops by tenants of comparable size in Comparable Buildings (collectively, “Tenant’s Roof Equipment”). Notwithstanding the provision of Article IX to the contrary, the height, diameter, design and installation of the Tenant’s Roof Equipment shall be subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed; provided, however, that if Landlord reasonably determines that there is inadequate space in the Rooftop Installation Area for the Emergency Generator, Landlord may require that the Emergency Generator be installed on the Roof Terrace. It shall not be unreasonable for Landlord to determine that there is inadequate space in the Rooftop Installation Area for the Emergency Generator if the proposed plans for Tenant’s Emergency Generator do not provide for at least three (3) feet of clearance space on each side of the Emergency Generator or do not satisfy such proposed Emergency Generator’s exhaust/venting requirements. Tenant and Tenant’s contractors shall have reasonable access to the roof for the construction, installation, maintenance, repair, replacement, operation and use of Tenant’s Roof Equipment subject to Landlord’s reasonable and uniform rules requirements governing roof access of which Tenant has been given prior notice. The parties agree that Tenant’s right to utilize the roof for the installation of Tenant’s Roof Equipment shall be non-exclusive and shall be subject to the rights of the Retail Unit owner to utilize the roof as set forth in the Condominium Documents.

(b) Except as expressly provided to the contrary in this Article XXX, all of the provisions of this Lease shall apply to the installation, use and maintenance of Tenant’s Roof Equipment, including all provisions relating to compliance with Law (including all FCC rules and regulations), insurance, indemnity, repairs and maintenance, except that the Rooftop Installation Area is not included in the Premises for the purposes of calculating Tenant’s Proportionate Share and Tenant shall not be required to pay any Base Rent to Landlord in connection with Tenant’s use of the Rooftop Installation Area. Tenant’s Roof Equipment shall not be used by third parties or leased in any way (other than to assignees and subtenants occupying the Premises as permitted under this Lease) and shall not be used for any revenue generating purpose, and Tenant’s roof rights shall not be assignable or otherwise transferable by Tenant separately from this Lease. The Tenant’s Roof Equipment shall be treated for all purposes of this Lease as Tenant’s Property and shall be removed at the expiration or earlier termination of the Term and any affected areas restored by Tenant. Landlord shall have the right, from time to time, at its sole cost and expense, to install or permit others to install additional equipment, telecommunications and other installations on the roof necessary for the operation of the Building or any Building systems (“Landlord Roof Installations”), provided that any such Landlord Roof Installations installed after the Commencement Date do not interfere with any of Tenant’s Roof Equipment installed prior to the applicable Landlord Roof Installations.

30.2 Installation By Tenant. Prior to commencing installation, Tenant shall provide Landlord with (a) copies of all required governmental and quasi-governmental permits, licenses and authorizations required to install and operate the Tenant’s Roof Equipment (Landlord hereby agreeing to reasonably cooperate with Tenant in Tenant’s obtaining of such permits and approvals at no out-of-pocket costs to Landlord), all of which Tenant will obtain at its sole cost and expense and which Tenant will maintain at all times during the operation of the Tenant’s Roof Equipment, and (b) a certificate of insurance evidencing insurance coverages as required under this Lease. Tenant shall not install or operate any of the Tenant’s Roof Equipment until it receives prior written approval of the plans for such work in accordance with Article IX. Landlord may withhold approval if the installation or operation of Tenant’s Roof Equipment reasonably would be expected to damage the structural integrity of the roof or will impair or void any roof warranty. All of Tenant’s Roof Equipment shall be screened or otherwise reasonably designed so that it is consistent with the high quality nature of the Property as reasonably designated by Landlord or as required by any Law.

30.3 Tenant’s Obligations.

(a) Tenant shall (i) repair any damage to the roof of the Building to the extent caused by the installation or operation of the Tenant’s Roof Equipment, (ii) operate and maintain the Tenant’s Roof Equipment so that it does not cause interference with any telecommunications, mechanical or other systems located at or servicing the Building as of the date of Tenant’s installation of Tenant’s Roof Equipment, (iii) Tenant shall always comply with the roof warranty governing the protection of the roof and modifications to the roof provided Tenant has first been provided with a copy of any such roof warranty, and (iv) install, maintain and operate the Tenant’s Roof Equipment in accordance with all applicable Laws. Tenant agrees that the installation, operation and removal of the Tenant’s Roof Equipment shall be at its sole risk, except to the extent any injury or damage is due to the gross negligence or intentional misconduct of Landlord and/or Landlord’s Representatives. Tenant shall indemnify and defend Landlord and other Landlord Parties against any Claims incurred in connection with the loss of life, personal injury, damage to property or business or any other loss or injury arising out of the installation, use, operation, or removal of Tenant’s Roof Equipment by Tenant or its employees, agents, contractors, or invitees, including any liability arising out of Tenant’s violation of this Article XXX.

(b) The Tenant’s Rooftop Equipment shall not interfere with the maintenance, use, occupancy or operation of the roof or the Building or any other wifi or wireless systems operating in the Building and in place as of the date Tenant installs Tenant’s Rooftop Equipment. In the event any such interference is not cured by Tenant within thirty (30) days after written notice thereof from Landlord to Tenant, Landlord shall have the right to require Tenant, at Tenant’s expense, to relocate or remove the Tenant’s Rooftop Equipment causing such disturbance. Landlord shall use commercially reasonable efforts to insure that any telecommunications equipment installed on the roof or in the Building by other tenants or occupants after the installation of Tenant’s Rooftop Equipment does not unreasonably interfere with the use and operation by Tenant of the Tenant’s Rooftop Equipment and shall impose and enforce upon such future tenants or occupants installing telecommunications equipment on the rooftop or in the Building requirements similar to those contained above in this Section 30.3(b). Provided Tenant installs the Tenant’s Rooftop Equipment in locations reasonably designed to avoid interference with existing telecommunications equipment and systems and in areas reasonably approved by Landlord, Landlord agrees to use reasonable efforts to resolve any interference with Tenant’s Rooftop Equipment resulting from existing telecommunications equipment on the roof or in the Building installed prior to the installation of the Tenant’s Rooftop Equipment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the day and year first above written.

WITNESS/ATTEST	LANDLORD
SCD L2 SEAPORT SQUARE LLC,
a Delaware limited liability company

	By:	/s/ Charley Leatherbee	[SEAL]
Name: Charley Leatherbee
Title: Manager

WITNESS/ATTEST

	By:	/s/ Ron Ward	[SEAL]
Name: Ron Ward
Title: Manager

WITNESS/ATTEST:	TENANT:
PTC Inc.,
a Massachusetts corporation

/s/ Janet Baldassare	By:	/s/ James E. Heppelmann	[SEAL]
Name: James E. Heppelmann
Title: President and CEO

RIDER 1 TO OFFICE LEASE – GENERAL DEFINITIONS

This Rider 1 is attached to and made a part of the Office Lease by and between SCD L2 SEAPORT SQUARE LLC, a Delaware limited liability company (“Landlord”) and PTC INC., a Massachusetts corporation (“Tenant”).

ADA: the Americans with Disabilities Act and the regulations promulgated thereunder, as the same may be amended from time to time.

Agent: any agent, employee, contractor, subtenant, assignee, licensee, invitee, guest of Tenant or any assignee, subtenant or licensee of space in the Premises from Tenant or any Approved User and its employees, contractors and invitees visiting or occupying space in the Premises.

Alterations: alterations, decorations, additions, installations, demolitions, improvements or other changes.

Board: As defined in the Declaration of Trust.

Building Structure and Systems: the exterior and common area walls, main lobby in the Building, slab floors, exterior windows, load bearing elements, foundations, roof and common areas that form a part of the Building, and the Building standard mechanical, electrical, HVAC and plumbing systems, pipes and conduits that are provided by Landlord in the operation of the Building.

Claims: all reasonable costs, damages, claims, liabilities, expenses (including reasonable attorneys’ fees), losses, penalties and court costs.

Condominium Documents: the Master Deed and the Declaration of Trust (including the By-Laws), as each of the same may be amended, restated, supplemented or otherwise modified from time to time.

Cosmetic Changes: painting, installation of carpeting or other finish flooring, and those minor, non-structural Alterations of a decorative or functional nature (i.e. shelving or modular office partitions or furniture, trade fixtures or trade equipment) consistent with a first-class office building for which a building permit is not required and which (other than painting and carpeting) cost (including installation) in the aggregate less than Two Hundred Fifty Thousand Dollars ($250,000) per project or series of related projects (as reasonably determined by Landlord).

Environmental Default: any of the following by Tenant or any Agent which is not cured by Tenant within thirty (30) days from and after Landlord delivers written notice thereof to Tenant, provided, however, that where a cure cannot reasonably be accomplished within such time, Tenant shall have such additional time as may be reasonably necessary to effectuate a cure, so long as Tenant has commenced its cure efforts within fifteen (15) days of such notice and is proceeding to complete the cure with reasonable diligence: a violation of an Environmental Law; a release, spill or discharge of a Hazardous Material on or from the Premises, the Land or the Building in a reportable quantity; a condition at the Premises, the Building or the Land respecting Hazardous Material requiring responsive action under applicable Environmental Law; or an emergency relating to Hazardous Material.

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Environmental Law: any Law of governmental authorities applicable to the Building or the Land and relating to the environment and environmental conditions or to any Hazardous Material (including, without limitation, CERCLA, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any so-called “Super Fund” or “Super Lien” law, any Law requiring the filing of reports and notices with any governmental authority relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local Laws, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).

Event of Bankruptcy: the occurrence with respect to any of Tenant, a Guarantor or any other person liable for Tenant’s obligations hereunder (including, without limitation, any general partner of Tenant (a “General Partner”)) of any of the following: (a) such person becoming insolvent, as that term is defined in Title 11 of the United States Code (the “Bankruptcy Code”) or under the insolvency laws of any state (the “Insolvency Laws”); (b) appointment of a receiver or custodian for any property of such person, or the institution of a foreclosure or attachment action upon any property of such person; (c) filing by such person of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws; (d) filing of an involuntary petition against such person as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (1) is not dismissed within sixty (60) days after filing, or (2) results in the issuance of an order for relief against the debtor; (e) such person making or consenting to an assignment for the benefit of creditors or a composition of creditors; or (f) an admission in writing by Tenant or Guarantor of its inability to pay debts as they become due.

Event of Default: As defined in Article XIX.

Hazardous Materials: ((a) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, including toxic mold, (b) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, and (c) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), medical waste, chlorofluorocarbon, lead or lead-based product, and any other substance whose presence could be detrimental to the Commercial/Garage Unit or the Property or hazardous to health or the environment.

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including: including, but not limited to; including, without limitation; and words of similar import.

Land: That certain land situated in the City of Boston, Suffolk County, Massachusetts known as Seaport Square Block L-2, together with certain subsurface rights and certain air rights, all as more particularly described on Exhibit A-4 attached hereto.

Landlord’s Representatives: Landlord’s affiliates, shareholders, partners, directors, officers, employees, agents, contractors and representatives.

Landlord’s Work: As defined in Exhibit B.

Laws: all present and future laws (including, without limitation, Environmental Laws (as defined above), the ADA, ordinances (including without limitation, zoning ordinances and land use requirements), regulations and orders (including, without limitation, those made by any public or private agency having authority over insurance rates), requirements, statutes, codes, by-laws and court decisions of the jurisdictions in which the Property is located or the federal government.

Lease: the Lease referred to above, together with all exhibits and amendments thereto.

Mortgages: mortgages, deeds of trust, ground leases or other security instruments which may now or hereafter encumber any portion of the Commercial/Garage Unit or the Property owned by Landlord.

Pass-Through Expenses: Tenant’s Proportionate Share of Operating Charges and Tenant’s Proportionate Share of Real Estate Taxes.

Permitted Person: the officers and directors of Landlord and Tenant, the employees of Landlord and Tenant who are involved in lease administration or operations of the Premises, Landlord’s and Tenant’s respective certified public accountants, lenders, attorneys, architects, engineers, consultants and other professionals engaged by Landlord and Tenant who have responsibilities related to the Lease, any lender of Landlord or lender or lessor of equipment to Tenant, and/or any person or entity to whom disclosure is required by applicable judicial or governmental authority.

Prime Rate: the prime rate published in the Money Rates section of The Wall Street Journal; provided, however, if The Wall Street Journal or any successor to it ceases to announce the prime rate, the Prime Rate will be a comparable interest rate reasonably designated by Landlord to replace the Prime Rate.

Property: The Land, together with the Building and other improvements thereon.

Proposed Sublease Commencement Date: the anticipated commencement date of the proposed assignment, subletting or other transaction by Tenant.

Proposed Sublet Space: the area proposed to be assigned, sublet or otherwise encumbered by Tenant.

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Real Estate Taxes: (1) all real estate taxes, vault and/or public space rentals, rates and assessments (including general and special assessments, if any), ordinary and extraordinary, foreseen and unforeseen, which are imposed upon Landlord or assessed against the Commercial/Garage Unit, or Landlord’s personal property used exclusively in connection therewith, (2) any other present or future taxes or charges that are imposed upon Landlord or assessed against the Commercial/Garage Unit which are in the nature of or in substitution for real estate taxes, including any tax (other than any Federal, state or local income tax) levied on or measured by the gross rents payable by tenants of the Commercial/Garage Unit, any public safety fee or similar charge, any transit, sales, rental, use, receipts or occupancy tax or fee, and any assessment imposed in connection with business improvement or similar districts or in connection with public funding for the construction of a sports or other public venue, and (3) reasonable expenses (including, without limitation, reasonable attorneys’ and consultants’ fees and court costs) incurred in reviewing, protesting or seeking a reduction or abatement of, or defending or otherwise participating in any challenge to, real estate taxes, whether or not such protest or reduction is ultimately successful (provided, however, that such review, protest, or reduction attempt is undertaken in good faith by Landlord with the reasonable expectation to reduce Real Estate Taxes for the Commercial/Garage Unit). Tenant shall not initiate or participate in any contest of Real Estate Taxes without Landlord’s prior written consent, except as otherwise provided in Exhibit E. Subject to the foregoing, Real Estate Taxes shall not include any inheritance, estate, gift, franchise, corporation, net income or net profits tax assessed against Landlord from the operation of the Commercial/Garage Unit, or any transfer or mortgage taxes. Real Estate Taxes shall not include any interest charges or penalties incurred as a result of Landlord’s failure to timely pay Real Estate Taxes, except as hereinafter provided. Notwithstanding any of the foregoing if any applicable taxing authority permits a taxpayer to elect to pay in installments, then, for purposes of determining the amount of Real Estate Taxes, Landlord shall be deemed to have paid such Real Estate Taxes in the maximum number of permitted installments and all interest charges resulting therefrom (if any) shall be deemed included in Real Estate Taxes.

Record Documents: shall mean, collectively, (i) all agreements declarations, covenants, restrictions, reservations, liens, conditions, easements, encumbrances and other matters of record with the Registry of Deeds and affecting the Property on the date hereof, (ii) all agreements declarations, covenants, restrictions, reservations, liens, conditions, easements, encumbrances and other matters hereinafter granted or executed by Landlord, including, without limitation, any amendments to existing Record Documents and the Condominium Documents recorded with the Registry of Deeds, and (iii) all conditions and/or obligations of Landlord or Tenant or any other party set forth in any of the agreements, governmental permits, approvals or other authorizations entered into or obtained by Landlord or Tenant, as the case may be, in connection with the development of the Seaport Square Project, including, without limitation, the Development Approvals (as defined in the Seaport Square Declaration).

Rent: Base Rent and Tenant’s Proportionate Share of Operating Charges and Tenant’s Proportionate Share of Real Estate Taxes.

Structural Alterations: any Alteration that will or could reasonably be expected to materially and adversely affect the Building Structure and Systems or necessitate any material changes, replacements or additions to the load-bearing or exterior walls, non-drop (i.e., the deck

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structure) ceilings, partitions (load-bearing or demising), columns or floor, or to the fire protection, water, sewer, waterproofing, windows, building skin, vertical transportation system, security, electrical, mechanical, plumbing, HVAC or any other base building systems, of the Premises, the Commercial/Garage Unit or the Building.

TAPA: Means that certain Transportation Access Plan Agreement by and between the City of Boston Transportation Department and SCD L2 Seaport Square LLC, dated as of July 27, 2015, as the same may be amended and restated from time to time.

Telecomm Equipment: telecommunications equipment (including wiring) and any wiring or other infrastructure to which such telecommunications equipment may be connected.

Tenant Items: (i) all standard supplemental heating, ventilation and air conditioning equipment and systems serving the Premises exclusively; (ii) any equipment outside the Premises for Tenant’s exclusive use (other than Landlord’s Work or the Tenant Improvements); (iii) except where installed as part of Landlord’s Work, any standard finishes, or fire protection equipment installed for Tenant’s exclusive use; (iv) Tenant’s Telecomm equipment; (v) any kitchen/galley equipment in the Premises; (vi) Tenant’s trade fixtures, and all other furniture, furnishings, equipment and systems of Tenant in the Premises, and (vii) all Alterations.

Tenant’s Request Notice: as defined in Section 7.2 of the Lease.

Tenant Improvements: As defined in Exhibit B.

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RIDER 2 TO OFFICE LEASE – ADDITIONAL PROVISIONS

This Rider 2 is attached to and made a part of the Office Lease (the “Lease”) by and between SCD L2 SEAPORT SQUARE LLC, a Delaware limited liability company (“Landlord”) and PTC INC., a Massachusetts corporation (“Tenant”). All terms used in this Rider that are defined in the Lease shall have the same meanings as provided in the Lease.

1. Re-measurement. Upon written request from Tenant received by Landlord within thirty (30) days after the Lease Commencement Date, Landlord shall provide Tenant with a copy of Landlord’s architect’s calculations of the measurement of the Premises and the Commercial/Garage Unit in accordance with the measurement standard set forth in Section 25.18 of the Lease (“Landlord’s Calculation”). Tenant shall have the right, at Tenant’s sole cost and expense, to have Landlord’s Calculation confirmed (by a licensed architect selected by Tenant) in accordance with the measurement standard set forth in said Section 25.18. In the event that the measurement determined by Tenant’s architect (“Tenant’s Calculation”) differs by no more than two percent (2%) (higher or lower) from Landlord’s Calculation, then Landlord’s Calculation shall control. In the event that Tenant’s Calculation differs from Landlord’s Calculation by more than two percent (2%) (higher or lower), then Tenant shall give Landlord written notice thereof (together with a copy of Tenant’s Calculation documentation) not later than thirty (30) days following Tenant’s receipt of Landlord’s Calculation, and Landlord and Tenant, in coordination with their respective architects shall endeavor in good faith to resolve the discrepancy. If Landlord and Tenant are not able to resolve such discrepancy, then Landlord and Tenant (in coordination with their respective architects) shall jointly appoint an independent architect within ten (10) days following a written notice requesting same from either Landlord or Tenant to the other, to resolve such discrepancy. The determination of such independent architect shall be binding on both Landlord and Tenant. If such independent architect determines that the rentable area differs by no more than two percent (2%) (higher or lower) from Landlord’s Calculation, then the fees of such independent architect shall be borne solely by Tenant; otherwise the fees of such independent architect shall be split 50/50. Upon confirmation of the measurement pursuant to this Section 1 of this Rider 2, by the parties or by the independent architect as applicable, Landlord and Tenant shall promptly enter into an amendment to this Lease modifying such rentable area of the Premises, the Base Rent set forth in Section 1.9 of the Lease, and all other terms of this Lease that vary by measurement.

2. REIT Provisions.

(a) Landlord and Tenant intend that all amounts payable by Tenant to Landlord shall qualify as “rents from real property,” and will otherwise not constitute “unrelated business taxable income” or “impermissible tenant services income,” all within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord reasonably determines that there is any risk that any amount payable under the Lease may not qualify as “rents from real property” or will otherwise constitute unrelated business taxable income or impermissible tenant services income within the meaning of Sections 512(b)(3) or 856(d) of the Code and the Regulations promulgated thereunder, Tenant agrees (a) to reasonably cooperate with Landlord, at Landlord’s expense, by

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entering into such amendment or amendments as Landlord reasonably deems necessary to qualify all amounts payable under the Lease as “rents from real property” and (b) to permit (and, upon request, to acknowledge in writing) an assignment of the obligation to provide certain services under the Lease, and, upon request, to enter into direct agreements with the parties furnishing such services (which shall include but not be limited to a taxable REIT subsidiary of Landlord). Notwithstanding the foregoing, Tenant shall not be required to take any action pursuant to the preceding sentence (including acknowledging in writing an assignment of services pursuant thereto) if such action would result in (A) Tenant’s incurring more than de minimis additional liability under the Lease or (B) more than a de minimis negative change in the quality or level of building operations or services rendered to Tenant under the Lease. All reasonable costs and expenses incurred by Tenant in connection with any such amendment(s), including, without limitation, reasonable attorney’s fees, shall be reimbursed by Landlord to Tenant within thirty (30) days following Tenant’s written request therefor.

(b) Tenant agrees that it will not enter into any sublease, license, concession or other agreement for any use or occupancy of the Premises which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any person or entity from the Premises so leased, used or occupied. Nothing in the foregoing sentence, however, shall be construed as permitting or constituting Landlord’s approval of any sublease, license, concession, or other use or occupancy agreement not otherwise approved by Landlord in accordance with the provisions of Article VII.

(c) If Landlord or any affiliate of Landlord has elected or at any time during the Term elects to qualify as a REIT, any services required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the Laws governing a REIT, may be performed by a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager or by a creditworthy and reputable independent contractor of Landlord or Landlord’s property manager (the “Service Provider”). If Tenant is subject to a charge under this Lease for any service, then, at Landlord’s direction, Tenant will pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (i) Landlord shall immediately credit such payment against any charge for such service made by Landlord to Tenant under this Lease, and (ii) such payment to the Service Provider will not relieve Landlord from any obligation under this Lease concerning the provision of such service. Any charges payable by Tenant to the Service Provider shall not increase Tenant’s monetary obligations under this Lease above what would be due from Tenant if the payment was made directly to or the service performed by Landlord.

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